Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

SCREAMING EAGLE ACQUISITION CORP.,

SEAC II CORP.,

SEAC MERGERCO,

1455941 B.C. UNLIMITED LIABILITY COMPANY,

LIONS GATE ENTERTAINMENT CORP.,

LG SIRIUS HOLDINGS ULC

and

LG ORION HOLDINGS ULC

Dated as of December 22, 2023

i

EXHIBITS

Exhibit A	Form of Subscription Agreements

Exhibit B	Form of PubCo Closing Articles

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E Exhibit F	Form of Plan of Arrangement Form of Sponsor Option Agreement

Exhibit G	Form of Repurchase Agreement

SCHEDULES

Schedule A	LG Parent Knowledge Persons

Schedule B	SEAC Knowledge Persons

Schedule C	Studio Entities

Schedule D	Lock-Up Shareholders

Schedule E	Subsidiaries

BUSINESS COMBINATION AGREEMENT, dated as of December 22, 2023 (this “Agreement”), by and among Screaming Eagle Acquisition Corp., a Cayman Islands exempted company (“SEAC”), SEAC II Corp., a Cayman Islands exempted company (“New SEAC”), SEAC MergerCo, a Cayman Islands exempted company (“MergerCo”), 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company (“New BC Sub”), Lions Gate Entertainment Corp., a British Columbia corporation (“LG Parent”), LG Sirius Holdings ULC, a British Columbia unlimited liability company (“Studio HoldCo”) and LG Orion Holdings ULC, a British Columbia unlimited liability company (“StudioCo” and together with SEAC, New SEAC, MergerCo, New BC Sub and LG Parent, the “Parties”).

WHEREAS, LG Parent (through its Subsidiaries, including the Studio Entities) is engaged in the Studio Business;

WHEREAS, SEAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, each of New SEAC and New BC Sub is a direct, wholly owned Subsidiary of SEAC newly formed solely for the purposes of engaging in the Transactions;

WHEREAS, MergerCo is a direct, wholly owned Subsidiary of New SEAC newly formed solely for the purpose of engaging in the Transactions;

WHEREAS, contemporaneously with the execution of this Agreement, certain investors (the “PIPE Investors”) have entered into subscription agreements in substantially the form and on the terms attached hereto as Exhibit A (collectively, the “Subscription Agreements”), pursuant to which such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase, immediately following the StudioCo Amalgamation, PubCo Common Shares for an aggregate cash amount of $175,000,000 (such aggregate cash amount, the “PIPE Investment Amount,” and such transactions, the “PIPE Investment”);

WHEREAS, subject to the terms and conditions of this Agreement, certain Persons who did not execute Subscription Agreements (the “Discounted Non-Redemption Investors”) may enter into non-redemption agreements with SEAC in substantially the form and on the terms reasonably acceptable to SEAC and LG Parent (collectively, the “Discounted Non-Redemption Agreements”), pursuant to which, among other things, such Discounted Non-Redemption Investors will agree not to redeem or transfer all or a portion of their respective SEAC Class A Ordinary Shares (such shares subject to the Discounted Non-Redemption Agreements and that are not redeemed or transferred by the applicable Discounted Non-Redemption Investor prior to the SEAC Merger Effective Time, the “Discounted Non-Redemption Agreement Shares”);

WHEREAS, contemporaneously with the execution of this Agreement, StudioCo and holders of approximately 44.19% of the SEAC Public Warrants (the “SEAC Public Warrant Holders”) are entering into agreements, dated as of the date hereof (the “Warrant Support Agreements”), pursuant to which, among other things, the SEAC Public Warrant Holders have agreed to support and vote in favor of an amendment to the SEAC Warrant Agreement substantially in the form agreed to by LG Parent and SEAC (the “SEAC Warrant Agreement

Amendment”) to provide for the automatic exchange of one hundred percent (100%) of the SEAC Public Warrants for a cash price of $0.50 per whole SEAC Public Warrant pursuant to the terms of the SEAC Warrant Agreement Amendment;

WHEREAS, pursuant to the terms of the Separation Agreement, prior to the Closing, LG Parent will (a) transfer, or cause to be transferred, StudioCo to Studio HoldCo, (b) cause any assets and Liabilities relating to the business of LG Parent (other than the Studio Business) that are, as of the time of such transfer, held by any Studio Entity or any of its Subsidiaries to be transferred to one or more Subsidiaries of LG Parent that are not Studio Entities or its Subsidiaries, (c) cause any assets and Liabilities relating to the Studio Business that are, as of the time of such transfer, held by LG Parent or any Subsidiary of LG Parent (other than the Studio Entities and its Subsidiaries) to be transferred to one or more Studio Entities and (d) transfer, or cause to be transferred, the Studio Entities (other than StudioCo) to StudioCo;

WHEREAS, prior to the Closing, subject to the terms and conditions of this Agreement, SEAC and certain SEAC Shareholders who are not PIPE Investors or Discounted Non-Redemption Investors (the “Non-Redemption Shareholders”) may enter into one or more non-redemption agreements in the form reasonably acceptable to SEAC and LG Parent (the “Non-Redemption Agreements”), pursuant to which, among other things, such Non-Redemption Shareholders will agree not to redeem or transfer all or a portion of their respective SEAC Class A Ordinary Shares (such shares subject to the Non-Redemption Agreements and that (i) are not redeemed or transferred by the applicable Non-Redemption Shareholder prior to the SEAC Merger Effective Time, the “Non-Redemption Agreement Shares”; and the amount equal to the Closing Share Price multiplied by the Non-Redemption Agreement Shares, the “Non-Redemption Agreement Proceeds”);

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately prior to the SEAC Public Warrant Exchange, subject to the terms and conditions of this Agreement, the Unit Separation shall occur;

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Unit Separation and prior to the SEAC Merger and subject to the terms and conditions of this Agreement, (i) each then issued and outstanding whole SEAC Public Warrant (including those resulting from the Unit Separation) shall be automatically exchanged for $0.50 in cash pursuant to the SEAC Warrant Agreement Amendment (the “SEAC Public Warrant Exchange”), and (ii) all of the issued and outstanding SEAC Private Placement Warrants shall be forfeited and cancelled for no consideration (the “SEAC Private Placement Warrant Forfeiture”);

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately prior to the Class B Conversion and subject to the terms and conditions of this Agreement, (i) each then issued and outstanding SEAC Class B Ordinary Share held by the Sponsor, or any of its Affiliates or permitted transferees under the Sponsor Support Agreement, in excess of 1,800,000 SEAC Class B Ordinary Shares shall be repurchased by SEAC for an aggregate price consisting of (A) $1.00 and (B) the SEAC Sponsor Options (the “Sponsor Repurchase”) pursuant to a repurchase agreement substantially in the form attached hereto as Exhibit G; and (ii) the Sponsor shall receive the SEAC Sponsor Options, and SEAC and Sponsor shall enter into the Sponsor Option Agreement, in each case upon and subject to the other terms and conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Sponsor Repurchase and prior to the SEAC Merger and subject to the terms and conditions of this Agreement, 2,010,000 of the SEAC Class B Ordinary Shares then issued and outstanding shall automatically convert, on a one-for-one basis, into a SEAC Class A Ordinary Share, pursuant to the SEAC Articles, and any SEAC Class B Ordinary Shares remaining shall be surrendered and canceled for no consideration pursuant to a surrender letter (the “Class B Conversion”);

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Class B Conversion (and in any event following the SEAC Public Warrant Exchange and the SEAC Private Placement Warrant Forfeiture), subject to the terms and conditions of this Agreement, SEAC shall merge with and into MergerCo (the “SEAC Merger”) with MergerCo surviving the SEAC Merger as a direct, wholly owned Subsidiary of New SEAC (the resulting entity referred to herein as MergerCo or, where specified, the “SEAC Merger Surviving Company”);

WHEREAS, subject to the terms and conditions of this Agreement, (i) in connection with the SEAC Merger, each then issued and outstanding Class A ordinary share in the authorized share capital of SEAC (the “SEAC Class A Ordinary Shares”) (including those resulting from the Unit Separation and the Class B Conversion) shall be exchanged for one (1) Class A ordinary share in the authorized share capital of New SEAC (the “New SEAC Class A Ordinary Shares”) unless the SEAC Cash Consideration Trigger has occurred, in which case each issued and outstanding SEAC Class A Ordinary Share (other than those excluded in accordance with Section 2.08(h)(viii)(1)) shall be exchanged for that number of New SEAC Class A Ordinary Shares and such amount of the SEAC Cash Consideration as determined in accordance with Section 2.08(h)(viii)(1), (ii) as of the SEAC Merger Effective Time, the memorandum and articles of association of New SEAC will be the memorandum and articles of association in the form reasonably acceptable to SEAC and LG Parent (the “New SEAC Articles”), (iii) as of the SEAC Merger Effective Time, the officers and directors of SEAC shall become the officers and directors of New SEAC, in each case upon and subject to the other terms and conditions set forth in this Agreement and in accordance with the provisions of applicable Law, and (iv) as of the SEAC Merger Effective Time, each SEAC Sponsor Option that is issued and outstanding immediately prior to the SEAC Merger Effective Time will convert automatically, on a one-for-one basis, into an option to purchase New SEAC Class A Ordinary Shares (the “New SEAC (Cayman) Sponsor Option”);

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the SEAC Merger, and prior to the SEAC Merger Surviving Company Domestication and the New SEAC Domestication, SEAC Merger Surviving Company shall distribute all assets lawfully available for distribution by way of dividend (including, for the avoidance of doubt, any amounts of cash remaining in the Trust Account following the SEAC Redemption, Sponsor Repurchase and the

SEAC Public Warrant Exchange) (the “Cash Distribution”), following which SEAC Merger Surviving Company will have no assets;

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), following the Cash Distribution, and subject to the terms and conditions of this Agreement, the SEAC Merger Surviving Company shall transfer by way of continuation from the Cayman Islands (such transfer by way of continuation, including all matters necessary or ancillary in order to effect such transfer by way of continuation, the “SEAC Merger Surviving Company Exit Step”) to British Columbia in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”) and, continue as a British Columbia company (the “SEAC Merger Surviving Company Entrance Step,” and, together with the SEAC Merger Surviving Company Exit Step, collectively, the “SEAC Merger Surviving Company Domestication”), all in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BC Act”) ;

WHEREAS, as part of the SEAC Merger Surviving Company Entrance Step, the SEAC Merger Surviving Company shall file its BC Continuation Application, including articles in the form substantially identical to the form of the PubCo Closing Articles (“Domestication Articles”), with the Registrar;

WHEREAS, concurrently with and as part of the SEAC Merger Surviving Company Domestication, each SEAC Merger Surviving Company Class A Ordinary Share shall be reclassified (the “SEAC Merger Surviving Company Reclassification”) as a SEAC Merger Surviving Company Class A Common Share, as defined, and with the special rights and restrictions as set forth, in the Domestication Articles of SEAC Merger Surviving Company;

WHEREAS immediately following the SEAC Merger Surviving Company Domestication, SEAC Merger Surviving Company shall convert from a British Columbia company to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act (the “MergerCo Conversion”), and the notice of articles and Domestication Articles of SEAC Merger Surviving Company shall be modified as necessary in relation to the MergerCo Conversion;

WHEREAS, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the MergerCo Conversion, and subject to the terms and conditions of this Agreement, New SEAC shall transfer by way of continuation from the Cayman Islands (such transfer by way of continuation, including all matters necessary or ancillary in order to effect such transfer by way of continuation, the “New SEAC Exit Step”) to British Columbia in accordance with the Cayman Islands Companies Act and, continue as a British Columbia company (the “New SEAC Entrance Step”, and, together with the New SEAC Exit Step, the “New SEAC Domestication,”and, together with the SEAC Merger Surviving Company Entrance Step, the “Entrance Steps” and, together with the SEAC Merger Surviving Company Domestication, the “Domestications”), all in accordance with the applicable provisions of the BC Act;

WHEREAS, as part of the New SEAC Entrance Step, the New SEAC shall file its BC Continuation Application, including articles in the form substantially identical to Domestication Articles, with the Registrar;

WHEREAS, concurrently with and as part of the New SEAC Domestication, (i) each New SEAC Class A Ordinary Share shall be reclassified (the “New SEAC Reclassification”) as a Class A common share in the authorized share capital of New SEAC, as defined, and with the special rights and restrictions as set forth in the Domestication Articles of New SEAC (each a “New SEAC Class A Common Share”), and (ii) each New SEAC (Cayman) Sponsor Option issued and outstanding immediately prior to the New SEAC Domestication will become, in accordance with the terms of the Sponsor Option Agreement and without any further act by the holder thereof, exercisable to purchase New SEAC Class A Common Shares (the “New SEAC (BC) Sponsor Option”);

WHEREAS, on the Closing Date, prior to the SEAC Amalgamation, and subject to the terms and conditions of this Agreement and pursuant to the Plan of Arrangement, (i) SEAC Merger Surviving Company and New BC Sub shall amalgamate (the “MergerCo Amalgamation”) to form one corporate entity (“MergerCo Amalco”), with the attributes and effects set out in the Plan of Arrangement, (ii) MergerCo Amalco will have, as its notice of articles and articles, the notice of articles and articles of SEAC Merger Surviving Company, (iii) the shares of New BC Sub will be cancelled on the amalgamation without any repayment of capital in respect of those shares, (iv) each of the SEAC Merger Surviving Company Class A Common Shares issued and outstanding immediately prior to the MergerCo Amalgamation will remain outstanding as Class A common shares of MergerCo Amalco, and (v) the directors and officers of SEAC Merger Surviving Company immediately prior to the MergerCo Amalgamation will be the directors and officers of MergerCo Amalco following the MergerCo Amalgamation;

WHEREAS, on the Closing Date, following the MergerCo Amalgamation and prior to the StudioCo Amalgamation, and subject to the terms and conditions of this Agreement, (i) pursuant to the Plan of Arrangement (A) the capital of MergerCo Amalco will be reduced to $1.00 without any distribution thereon, (B) New SEAC and MergerCo Amalco shall amalgamate (the “SEAC Amalgamation”) to form one corporate entity (“SEAC Amalco”), (C) SEAC Amalco will have, as its notice of articles and articles, the notice of articles and articles of New SEAC, (D) the shares of MergerCo Amalco will be cancelled on the amalgamation without any repayment of capital in respect of those shares, (E) each of the New SEAC Class A Common Shares issued and outstanding immediately prior to the SEAC Amalgamation will remain outstanding as Class A common shares of SEAC Amalco (the “SEAC Amalco Common Shares”), and (F) the directors and officers of New SEAC immediately prior to the SEAC Amalgamation will be the directors and officers of SEAC Amalco following the SEAC Amalgamation, and (ii) each New SEAC (BC) Sponsor Option issued and outstanding immediately prior to the SEAC Amalgamation will become, in accordance with the terms of the Sponsor Option Agreement and without any further act by the holder thereof, exercisable to purchase SEAC Amalco Common Shares (the “SEAC Amalco Sponsor Option”);

WHEREAS, on the Closing Date, following the SEAC Amalgamation and subject to the terms and conditions of this Agreement and pursuant to the Plan of Arrangement, (i) StudioCo and SEAC Amalco shall amalgamate (the “StudioCo Amalgamation” and together with the

MergerCo Amalgamation and the SEAC Amalgamation, the “Amalgamations”) to form one corporate entity (the “PubCo”), with the attributes and effects set out in the Plan of Arrangement, (ii) PubCo will have as its articles the articles substantially in the form attached as Exhibit B, which shall be substantially identical to the Domestication Articles (the “PubCo Closing Articles”), (iii) the directors of SEAC Amalco immediately prior to the StudioCo Amalgamation will resign and be replaced by the individuals to be designated by Studio Holdco prior to the Closing pursuant to Section 6.12 (the “Post-Closing Directors”), and (iv) the officers of SEAC Amalco immediately prior to the StudioCo Amalgamation will resign and be replaced by the officers of StudioCo immediately prior to the Closing (collectively with the Post-Closing Directors, the “Post-Closing Officers and Directors”);

WHEREAS, pursuant to the StudioCo Amalgamation, (i) as set out in the Plan of Arrangement, (A) each then issued and outstanding SEAC Amalco Common Share shall be cancelled in exchange for one (1) PubCo Common Share and (B) each then issued and outstanding common share, without par value, of StudioCo (the “StudioCo Common Shares”) shall be cancelled in exchange for a number of common shares, without par value, in the authorized share capital of PubCo (the “PubCo Common Shares”) equal to the StudioCo Issuance Amount (the consideration set forth in this clause (i), the “LG Parent Issuance”) and (ii) each SEAC Amalco Sponsor Option issued and outstanding immediately prior to the StudioCo Amalgamation will become, in accordance with the terms of the Sponsor Option Agreement and without any further act by the holder thereof, exercisable to purchase PubCo Common Shares (the “PubCo Sponsor Option”);

WHEREAS, concurrently with the Closing, PubCo and each of the Lock-Up Shareholders shall enter into a lock-up agreement in substantially the form attached as Exhibit C hereto (the “Lock-Up Agreement”);

WHEREAS, the Parties intend that: (a) for U.S. federal, and applicable state and local, income Tax purposes, (i) (x) the Domestications and (y) the SEAC Merger, in each case qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Class B Conversion and the Sponsor Repurchase (viewed together with the issuance of the SEAC Sponsor Options) qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (iii) each of the MergerCo Amalgamation and the SEAC Amalgamation be treated as disregarded transactions, (iv) the StudioCo Amalgamation qualify as either a “reorganization” of SEAC Amalco within the meaning of Section 368(a)(1)(E) of the Code, an exchange described in Section 1036 of the Code or a disregarded transaction, in each case, immediately followed by a contribution of assets by Studio HoldCo (or its regarded owner for U.S. federal income tax purposes, as applicable) to PubCo under Section 351(a) of the Code, and (v) this Agreement and the Plan of Arrangement constitute, and are hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), provided, that the SEAC Sponsor Option ultimately becoming the PubCo Sponsor Option in connection with transactions contemplated under this Agreement are treated as taking place pursuant to the terms of the Sponsor Option Agreement, and not as an “exchange” (collectively, the “Intended U.S. Tax Treatment”), and (b) for Canadian income Tax purposes, each of the Amalgamations are intended to (i) qualify as an amalgamation for the purposes of section 87 of the Canadian Tax Act and for the purposes of the BC Act, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) of the Canadian Tax Act and, in the case of the MergerCo Amalgamation and the SEAC

Amalgamation, subsection 87(11) of the Canadian Tax Act (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, upon recommendation of the LG Parent Special Committee, the Board of Directors of LG Parent (the “LG Parent Board”) has unanimously (with Mr. Harry Sloan abstaining) (i) determined that the Transactions are in the best interests of LG Parent and its shareholders and (ii) approved this Agreement and the other Transaction Documents to which LG Parent, StudioCo, Studio HoldCo or any of their Subsidiaries is or will be a party and the Transactions;

WHEREAS, upon recommendation of the SEAC Special Committee, the majority of the SEAC Board has (with Messrs. Sloan and Buccieri abstaining) (i) determined that the Transactions are in the best interests of SEAC and the SEAC Shareholders and are fair to the SEAC Shareholders, (ii) approved this Agreement and the other Transaction Documents to which SEAC is or will be a party and the Transactions, (iii) directed that the Transaction Proposals be submitted for consideration by the SEAC Shareholders at the SEAC Shareholders Meeting and recommended that the SEAC Shareholders approve and adopt the Transaction Proposals at the SEAC Shareholders Meeting, and (iv) directed that the SEAC Warrant Agreement Amendment be submitted for consideration by the SEAC Public Warrant Holders at the SEAC Public Warrant Holders Meeting and recommended that the SEAC Public Warrant Holders approve and adopt the SEAC Warrant Agreement Amendment at the SEAC Public Warrant Holders Meeting (the “SEAC Public Warrant Holder Approval”);

WHEREAS, the Board of Directors of New SEAC has unanimously (i) determined that the Transactions are in the best interests of New SEAC, (ii) approved this Agreement and the other Transaction Documents to which New SEAC is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the other Transaction Documents to which New SEAC is or will be a party and the Transactions by the sole shareholder of New SEAC;

WHEREAS, the Board of Directors of MergerCo has unanimously (i) determined that the Transactions are in the best interests of MergerCo, (ii) approved this Agreement and the other Transaction Documents to which MergerCo is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the other Transaction Documents to which MergerCo is or will be a party and the Transactions by the sole shareholder of MergerCo;

WHEREAS, the Board of Directors of New BC Sub has unanimously (i) determined that the Transactions are in the best interests of New BC Sub, (ii) approved this Agreement and the other Transaction Documents to which New BC Sub is or will be a party and the Transactions, (iii) recommended the approval of this Agreement and the other Transaction Documents to which New BC Sub is or will be a party and the Transactions by the sole shareholder of New BC Sub and (iv) authorized and approved the Plan of Arrangement and proposing the Arrangement to its sole shareholder and the other parties involved in the Arrangement, including SEAC and the SEAC Shareholders, StudioCo and the sole shareholder of StudioCo;

WHEREAS, the Board of Directors of each of StudioCo and Studio HoldCo has unanimously (i) determined that the Transactions are in the best interests of StudioCo or Studio

HoldCo, as applicable, (ii) approved this Agreement and the other Transaction Documents to which StudioCo or Studio HoldCo, as applicable, is or will be a party and the Transactions and (iii) recommended the approval of this Agreement, the other Transaction Documents to which StudioCo or Studio HoldCo, as applicable is or will be a party and the Transactions by the sole shareholder of StudioCo and Studio HoldCo, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SEAC and StudioCo are entering into an agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote all SEAC Class B Ordinary Shares held by it in favor of the Transaction Proposals;

WHEREAS, concurrently with the Closing, PubCo, Studio HoldCo and certain SEAC Shareholders shall enter into a registration rights agreement in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”); and

WHEREAS, the Parties intend to complete the Amalgamations pursuant to the Plan of Arrangement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, charge, complaint, grievance, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, none of the Persons set forth in Section 1.01(a) of the LG Parent Disclosure Schedule will be treated as Affiliates of LG Parent, StudioCo, Studio HoldCo or any Studio Entity, any of their respective Subsidiaries or any of their respective Affiliates for any purpose hereunder.

“Aggregate Closing Financing Proceeds” means the aggregate cash proceeds actually received (or deemed received (including upon the initiation by the applicable PIPE Investor of a cash wire transfer to the account specified in the Closing Notice (as defined in the PIPE Subscription Agreement)) by PubCo, SEAC, New SEAC or any of their applicable successors or assigns in respect of the PIPE Investment.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the amount of cash available in the Trust Account at Closing (after, for the avoidance of doubt, giving effect to the SEAC Redemption but, for the avoidance of doubt, prior to the SEAC Public Warrant Exchange or the payment of any Transaction Expenses) plus (b) the Aggregate Closing Financing Proceeds.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the UK Bribery Act 2010 (“UKBA”); (iii) the Corruption of Foreign Publics Official Act (Canada) and the Criminal Code (Canada); (iv) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (v) all other applicable, similar or equivalent anti-corruption or anti-bribery Laws of any jurisdiction.

“Anti-Money Laundering Laws” means financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the anti-money laundering statutes of all applicable jurisdictions (defined by virtue of such entity’s jurisdiction of incorporation or its conduct of business operations), the rules and regulations thereunder, and any related or similar rules or regulations, issued, administered, or enforced by any governmental agency.

“Arrangement” means an arrangement proposed by New BC Sub under Part 9, Division 5 of the BC Act on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the provisions of the Plan of Arrangement or made at the directions of the Court in the Interim Order or Final Order with the prior written consent of SEAC and LG Parent, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning given in the Plan of Arrangement.

“Arrangement Resolution” means a special resolution of the SEAC Shareholders approving the Arrangement and the Plan of Arrangement, in a form acceptable to SEAC and LG Parent, each acting reasonably, including any amendments or variations thereto made in accordance with this Agreement or made at the direction of the Court in the Interim Order, with the consent of LG Parent and SEAC, each acting reasonably.

“BC Continuation Application” means the documentation required by the Registrar to implement the Entrance Steps for (i) first, SEAC Merger Surviving Company and (ii) second, New SEAC, under the BC Act in accordance with section 302 of the BC Act including in each such application a continuation application, proof regarding the standing of the corporation in the foreign jurisdiction, authorization for the continuation from the foreign jurisdiction, and the articles the foreign corporation will have once it is continued into British Columbia as a company, each to be filed with the Registrar in accordance with the provisions of this Agreement. For certainty, the filing of the BC Continuation Application shall result in the SEAC Merger Surviving Company Entrance Step being completed prior to the MergerCo Conversion and the New SEAC Entrance Step, and the New SEAC Entrance Step being completed after the MergerCo Conversion.

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings and on which commercial banks are not required or authorized to close in the City of New York in the United States of America, the City of Vancouver in British Columbia, Canada or Grand Cayman, Cayman Islands (other than a Saturday, Sunday or public holiday in those cities); provided, that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, each as amended from time to time.

“Closing Form 8-K” means the Current Report on Form 8-K, which contains the information required by Item 2.01(f) thereof, to be filed in connection with the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement.

“Closing Share Price” means $10.70.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any binding agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Court” means the Supreme Court of British Columbia.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Public Health Agency of Canada, Provincial Health Services Authority, and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic.

“Current Employee” means an individual that will become an employee of StudioCo or the Studio Entities or any of their Subsidiaries following the Pre-Closing Restructuring. For the avoidance of doubt, Current Employees do not include individuals engaged on an interim basis by StudioCo or any Studio Entity or any of its Subsidiaries in connection with any development and/or production of a motion picture, live event, television or other product or content, including as a writer, director, producer, cast member(s) and/or in a so-called below-the-line capacity, regardless of whether such individual is employed directly or through a loan-out corporation controlled by such individual.

“Deferred Underwriting Fees” means the lower of (i) 3.5% multiplied by the Maximum Trust Proceeds and (ii) the amount of deferred underwriting fees held in the Trust Account and payable to the underwriters of SEAC’s initial public offering upon consummation of the Transactions in accordance with the terms of the Underwriting Agreement, dated as of January 5, 2022, by and between SEAC and Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives for the underwriters named therein.

“Disclosure Schedules” means the SEAC Disclosure Schedule and the LG Parent Disclosure Schedule.

“Discounted Non-Redemption Proceeds” means the sum of (i) the amount equal to the Closing Share Price multiplied by the Discounted Non-Redemption Agreement Shares, plus (ii) the amount equal to the Closing Share Price multiplied by the number of SEAC Class A Ordinary Shares with respect to which any PIPE Investors exercise their Reduction Rights (as defined in the applicable Subscription Agreement) under any Subscription Agreement, in the aggregate; provided, that the Discounted Non-Redemption Proceeds shall not exceed $175,000,000 minus the PIPE Investment Amount (which PIPE Investment Amount would be reduced by the amount in clauses (i) and (ii) above), except as otherwise consented to in advance in writing by LG Parent (in its sole discretion).

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to the health or welfare of any Person or material damage to any asset or property.

“Employee Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, employee loan, educational assistance, fringe benefit, sick pay, expatriate benefit, vacation plans or arrangements and any other compensatory or employee benefit plans, programs, agreements or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, in each case, other than any Multiemployer Plan and any plans, programs, agreements or arrangements sponsored or maintained by a Governmental Entity.

“Entrance Steps” means, collectively, the SEAC Merger Surviving Company Entrance Step and the New SEAC Entrance Step.

“Environmental Laws” means any and all applicable Laws relating to: (i) the prevention of pollution or the protection of the environment and natural resources; (ii) the release or threatened release of Hazardous Substances or materials containing Hazardous Substances;

(iii) the manufacture, handling, packaging, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iv) the health and safety of persons (regarding exposure to Hazardous Substances), or (v) applicable legislative, regulatory, governmental or quasi-governmental programs or schemes governing greenhouse gas emissions reductions and related offsets or environmental credits, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended, and all similar Laws of any Government with jurisdiction over LG Parent and its operations.

“eOne Acquisition” means the acquisition by LG Parent or one of its Subsidiaries of the Equity Interests in certain Subsidiaries of Hasbro, Inc. engaged in the “eOne” business (“eOne”) pursuant to the Equity Purchase Agreement, dated as of August 3, 2023, among Hasbro, Inc., LG Parent, Lions Gate Entertainment Inc. and Lions Gate International Motion Pictures S.à.r.l. (as amended from time to time, the “eOne EPA”).

“Equity Interests” means (i) in the case of a company, corporation or a Canadian unlimited liability company, any and all shares (however designated) in the capital of such company, corporation or unlimited liability company, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, (v) in any case, any security exercisable or exchangeable for, or convertible into, any share of capital stock of, or other equity interest (including any security exercisable or exchangeable for, or convertible into, any share of capital stock) in, the issuing Person, including any warrant, option, convertible or exchangeable note or debenture, profits interest or phantom equity right, whether voting or non-voting, and (vi) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“EU Dual Use Regulation” means Regulation (EU) No 2021/821.

“Excluded License” means any license, covenant not to sue or similar right that is granted (i) to any Studio Entity with respect to uncustomized, commercially available software or information technology assets or services on standard, non-exclusive terms, (ii) to third-party contractors or service providers working in their capacity as such for or on behalf of any Studio Entities, or (iii) to or by any Studio Entity in the Ordinary Course with respect to the development, adaptation, production, reproduction, exhibition, display, marketing, promotion, distribution, performance, modification, creation of derivative works or other exploitation of any motion picture, live-event, series, audio or visual work or similar or related content (in each case, in any form or format), or any screenplay, story, character or other underlying work, in each case of clauses (ii) and (iii), where the termination of such Contract would not reasonably be expected to result in a Studio Material Adverse Effect.

“Executive Officer” means a Current Employee who is reported as an executive officer within the meaning of Section 16 promulgated under the Exchange Act of LG Parent.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, deemed export, deemed re-export, transfer, or import controls, including but not limited to the U.S. Department of Commerce Export Administration Regulations, the International Traffic in Arms Regulations administered by the U.S. Department of State, the customs and import Laws administered by U.S. Customs and Border Protection, the Export and Import Permits Act (Canada), the customs and import Laws administered by the Canada Border Services Agency, the EU Dual Use Regulation, the customs and import Laws administered by His Majesty’s Revenue and Customs and any similar Laws of any Governmental Authority with jurisdiction over the Studio Entities or any of its Subsidiaries, or any agent thereof to the extent that it is conducting business involving the Studio Entities or any of their Subsidiaries, to the extent that a Studio Entity, any of its Subsidiaries or such agent is subject to such Laws.

“Final Order” means the final order of the Court pursuant to section 291 of the BC Act, approving the Arrangement, in a form acceptable to SEAC and LG Parent, each acting reasonably, as such order may be amended, modified, supplemented or varied by the Court with the consent of SEAC and LG Parent, such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal, provided, that any such affirmation or amendment is acceptable to each of SEAC and LG Parent, each acting reasonably.

“Fraud” means, with respect to any Person, actual and intentional fraud by such Person, applying the common Law of the State of Delaware; provided, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any Person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA; (ii) a foreign public official as defined in the UKBA; (iii) a foreign public official as defined in the Corruption of Foreign Public Officials Act (Canada) and a public officer as defined in the Criminal Code (Canada); (iv) an officer or employee of a government-owned, controlled or operated enterprise, such as a national oil company; (v) any U.S. or non-U.S. political party, any party official or representative of a U.S. or non-U.S. political party, or any candidate for a U.S. or non-U.S. political office; or (vi) an official, employee or representative of public international organizations, such as the World Bank or the United Nations.

“Hazardous Substances” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous,” “radioactive” or “nuclear substances” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all obligations and liabilities, contingent or otherwise, of such Person (i) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest or per diem interest accruals, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (ii) in respect of “earn-out” or “seller notes” obligations and other obligations for the deferred purchase price of any Person or business, or a material portion of the properties or assets of any Person or business, (iii) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bankers’ acceptances, bank guarantees or similar instrument to the extent drawn or called (including any related interest), (iv) under capital leases, (v) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (vi) for deferred revenues, (vii) under existing pension programs, (viii) in respect of dividend payable balances, (ix) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (viii), or (x) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (i) through (ix) above of any other Person.

“Insolvency Event” means, in relation to an entity:

(a) the entity goes, or proposes to go, into bankruptcy or liquidation;

(b) an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(c) a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity, or any application is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of appointing such a Person;

(d) the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(e) a writ of execution is issued against the entity or any of the entity’s assets;

(f) the entity is unable, or admits in writing its inability or failure, to pay its debts generally as they become due;

(g) the entity commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or similar legislation in any jurisdiction or otherwise;

(h) the entity makes a general assignment for the benefit of creditors;

(i) the entity proposes or takes any steps to implement a reorganization or arrangement or other compromise with its creditors or any class of them, whether pursuant to the Companies’ Creditors Arrangement Act (Canada) or similar legislation in any jurisdiction or otherwise;

(j) the entity is declared or taken under applicable Law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent; or

(k) an event that is the effective equivalent of an event described in paragraphs (a) to (j) above occurs in respect of the entity under the Laws applicable to it; and

in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Intellectual Property” means any and all intellectual property rights arising in any jurisdiction of the world, including in or with respect to any and all of the following: (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including proprietary or confidential information, ideas, formulas, processes, procedures, practices, knowledge, protocols, models, designs, drawings, specifications, materials, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) rights in software and other technology, (vi) rights of publicity or privacy, including with respect to name, image, likeness or persona, and in social media usernames, handles and accounts, (vii) Internet domain name registrations and URLs, and (viii) rights to sue or recover and retain damages and costs and attorney’s fees for the past, present or future infringement, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to section 291 of the BC Act, as the same may be amended, modified, supplemented or varied by the Court with the consent of SEAC and LG Parent, such consent not to be unreasonably withheld, conditioned or delayed, provided, that any such amendment is reasonably acceptable to each of SEAC and LG Parent.

“IT Assets” means any and all software and other information technology assets, systems and equipment, including hardware, firmware, middleware, computers, databases, servers, systems, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites, information technology systems (including pursuant to outsourced or cloud computing arrangements) and all associated documentation.

“knowledge” or “to the knowledge” of a Person means in the case of LG Parent, the actual knowledge of the Persons listed on Schedule A, solely in their respective capacities as directors, officers or employees of LG Parent, as applicable, and without any individual liability, and in the case of SEAC, the actual knowledge of the Persons listed on Schedule B, solely in their respective capacities as directors, officers or employees of SEAC, as applicable, and without any individual liability.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law (including common law), ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“LG Credit Agreement” means that certain Credit and Guarantee Agreement, dated as of December 8, 2016, among LG Parent, as a guarantor, Lions Gate Capital Holdings LLC, as the borrower, each other guarantor party thereto, each lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties from time to time party thereto, as amended and restated by that certain Amendment No. 2 to the Credit and Guarantee Agreement, dated as of March 22, 2018 and as amended by that certain Amendment No. 3 to the Credit and Guarantee Agreement, dated as of March 11, 2019, that certain Amendment No. 4 to the Credit and Guarantee Agreement, dated as of April 6, 2021 and that certain Amendment No. 5 to the Credit and Guarantee Agreement, dated as of June 14, 2023 and as may be further amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time.

“LG Indenture” means that certain Indenture, dated as of April 1, 2021, among LG Parent, as a guarantor, Lions Gate Capital Holdings LLC, as the issuer, each other guarantor party thereto, and Deutsche Bank Trust Company Americas, as trustee, as may be amended, supplemented or otherwise modified from time to time.

“LG Parent Special Committee” means the special committee of the LG Parent Board, as designated by the LG Parent Board in connection with the Transactions.

“LG Parent Subsidiary” means each Subsidiary of LG Parent.

“LGEC SEC Documents” means all of the reports, schedules, filings, forms, certifications, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by LG Parent or StudioCo with the SEC at least one (1) Business Day prior to the date hereof (excluding (i) disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature).

“Lien” means any (i) lien, security interest, charge, mortgage, statutory or deemed trust, pledge, hypothecation, levy, purchase right, or any other encumbrance of any kind, in each case, that secures the payment or performance of an obligation, whether consensual, statutory or otherwise (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), (iii) right of first offer, right of first refusal, option or adverse claim, or (iv) any Contract granting or creating anything referred to in the foregoing clause (i) to (iii). For the avoidance of doubt, covenants not to assert, rights of “first look,” “first negotiation,” “first refusal” or “last refusal,” and similar rights, in each case, granted with respect to Intellectual Property and/or in connection with Excluded Licenses are not “Liens” as defined in this Agreement.

“Lock-Up Shareholders” means the persons and entities listed in Schedule D.

“made available” means (i) with respect to documents made available to SEAC, that such documents were posted in the Virtual Data Room and (ii) with respect to documents made available to LG Parent, that such documents were provided to one or more Persons listed on Schedule A hereto or to the Representatives of LG Parent or disclosed in the SEAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Maximum Remaining Trust Capacity” means the Maximum Trust Proceeds less the Non-Redemption Agreement Proceeds.

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA or “multi-employer plan” as defined by subsection 147.1(1) of the Canadian Tax Act.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Corporate Indebtedness” means (a) indebtedness of the type characterized as “corporate debt” in the quarterly report on Form 10-Q of LG Parent for the period ended September 30, 2023, as filed with the SEC on November 9, 2023 (the “November 10-Q”), excluding any (i) senior notes issued under the LG Indenture and (ii) guarantee of the senior notes under the LG Indenture, as will be reflected in the Intercompany Financing Arrangement, minus (b) cash and cash equivalents.

“New SEAC Entrance Step” means the filing of the BC Continuation Application for New SEAC with the Registrar pursuant to section 302 of the BC Act and the subsequent issuance by the Registrar of a Certificates of Continuation pursuant to section 303(2) of the BC Act.

“Occupational Health and Safety Laws” means all Laws relating in full or part to workplace safety, the protection of workers, or worker health and safety.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person consistent with the past custom and practices of such Person; provided, that, in the case of LG Parent or any of its Subsidiaries, including the Studio Business, any actions or inactions relating to the development, adaptation, production, reproduction, exhibition, display, marketing, promotion, distribution, performance, modification, creation of derivative works or other exploitation of any motion picture, live-event, series, audio or visual work or similar or related content (in each case, in any form or format), or any screenplay, story, character or other underlying work shall be considered Ordinary Course, in each case where such actions or inactions are materially consistent with (i) such Person’s past custom and practices or (ii) how a similarly situated participant in the same industry or market could reasonably be expected to act or refrain from acting under similar circumstances.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use, occupancy or marketability of any of the Studio Business’s material assets or properties that are subject thereto, (ii) the Liens set forth in Section 1.01(b) of the LG Parent Disclosure Schedule, (iii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, and for which appropriate reserves have been made in accordance with GAAP to the extent required by GAAP with respect to Liabilities in connection with such Liens, (iv) Liens for Taxes not yet due and payable, or if delinquent, being contested in good faith by appropriate proceedings, and for which appropriate reserves have been made in accordance with GAAP to the extent required by GAAP with respect to Liabilities in connection with such Liens, (v) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair any of the Studio Business’ material properties or assets that are subject thereto, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are registered on title to the assets or properties of the Studio Business and that do not and would not, individually or in the aggregate, prohibit or materially impair the current use, occupancy or marketability of any material properties or assets of the Studio Business, that are subject thereto, (vii) Liens identified in the Financial Statements, (viii) all non-monetary registrations, encumbrances and instruments registered or pending registration against any third party owner’s title to the Studio Material Leased Real Property (provided, that such pending registration is referenced on certificate of title), that do not and would not, individually or in the aggregate, materially impair the current use or occupancy of any Studio Business’ material properties or assets, including the Studio Material Leased Real Property, that are subject thereto (but in all events excluding monetary Liens), (ix) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not and would not, individually or in the aggregate, materially impair the current use, occupancy or marketability of the material properties or assets of the Studio Business, (x) Liens in favor of guilds or unions (whether pursuant to written security agreements, any producer’s or distributor’s assumption agreements, or otherwise), in each case which are required in the Ordinary Course pursuant to collective bargaining agreements, (xi) Liens granted or incurred in the Ordinary Course to secure distribution, exhibition and/or exploitation rights of licensees pursuant to distribution agreements or of licensors from whom any Studio Entity has (directly or indirectly) obtained any distribution rights or other exploitation rights to television or motion picture content (or of persons providing financing to obtain such rights) or liens to secure production advances on an item of television and motion picture content, (xii) Liens granted or incurred in the Ordinary Course in connection with services rendered by laboratories and post-production houses, record warehouses and suppliers of materials and equipment which secure outstanding trade payables, (xiii) Liens granted in the Ordinary Course by any Studio Entity to secure outside production financing, (xiv) Liens in favor of completion guarantors granted in connection with completion guarantees in the Ordinary Course, (xv) Liens granted or incurred in the Ordinary Course on tax credits in connection with the production of television and motion picture content, (xvi) Liens granted or incurred in the Ordinary Course in connection with reversion or “turn-around” rights in connection with a television or motion picture project in development, (xvii) Liens granted in connection with monetization programs in the Ordinary Course and (xviii) Liens granted or incurred pursuant to the LG Credit Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means information that identifies or, together with other reasonably available information, is reasonably capable of being used to identify a natural person, or that otherwise constitutes “personal information”, “personal data”, “personally identifiable information”, “PII” or a similar term under applicable data privacy Laws.

“Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to or required to be contributed to or by StudioCo, any of the Studio Entities or any of their respective Subsidiaries for the benefit of any Current Employees or former employee, officer, director and/or consultant of StudioCo, any of the Studio Entities or any of their respective Subsidiaries, or under which StudioCo, any of the Studio Entities or any of their respective Subsidiaries has or could reasonably be expected to incur any liability.

“Plan of Arrangement” means the Plan of Arrangement implementing the Arrangement in substantially the form attached as Exhibit E hereto, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of LG Parent and SEAC, each acting reasonably.

“Post-Arrangement Repayment Amount” means the Aggregate Transaction Proceeds, minus the SEAC Transaction Expenses, minus the aggregate amounts payable pursuant to the SEAC Public Warrant Exchange; by way of example, assuming the Aggregate Transaction Proceeds are $350,000,000, the Post-Arrangement Repayment Amount will not be less than $316,500,000.

“PubCo” means the company resulting from SEAC Amalco and StudioCo amalgamating and continuing as one company.

“PubCo Board” means the board of directors of PubCo.

“Redemption Rights” means the redemption rights provided for in SEAC Organizational Documents.

“Registered Intellectual Property” means any and all Intellectual Property that is the subject of issuance or registration (or an application for registration) with a Governmental Authority or, for domain names, an Internet domain name registrar.

“Registrar” means the Registrar of Companies appointed pursuant to section 400 of the BC Act;

“Registration Statement/Proxy Statement” means the Registration Statement/Proxy Statement to be prepared in connection with the SEAC Shareholders Meeting and the SEAC Public Warrant Holders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Sanctioned Country” means at any time, a country, province, region or territory which is itself the subject or target of any comprehensive Sanctions under applicable Sanctions Laws (as of the date of this Agreement, under United States Sanctions Laws, the Donetsk, Luhansk and Crimea regions of Ukraine, Cuba, Iran, North Korea, and Syria). For greater certainty where Sanctions Laws target a region, province, territory or other subdivision of a country, only the sanctioned part of the country and not the entire country is a Sanctioned Country.

“Sanctioned Person” means at any time any Person that is: (i) listed on any Sanctions-related list of designated or blocked Persons administered by a Governmental Authority to the extent that it has jurisdiction over any Studio Entity or any of its respective Subsidiaries, or any agent thereof to the extent that it is conducting business involving the Studio Entities or any of their Subsidiaries (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List, the Regulations under the Special Economic Measures Act (Canada), Justice for Victims of

Corruption Foreign Officials Act (Canada), United Nations Act (Canada), and Freezing of Assets of Corrupt Foreign Officials Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), the Denied Persons, Entity, and Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security, the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls, any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, or (iv) owned, held, or controlled (or deemed under applicable Sanctions Laws to be owned, held or controlled), whether directly or indirectly, by a Person or Persons described in clauses (i) through (iii).

“Sanctions Laws” means applicable international trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States of America (including OFAC, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Canada (including Global Affairs Canada), (iii) the European Union and enforced by its member states, (iv) the United Nations Security Council, or (v) His Majesty’s Treasury or the Foreign, Commonwealth & Development Office of the United Kingdom.

“SEAC Amalgamation Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“SEAC Board” means the Board of Directors of SEAC.

“SEAC Disclosure Schedule” means SEAC’s disclosure schedule delivered by SEAC in connection with this Agreement.

“SEAC Entity” means any of New SEAC, MergerCo and New BC Sub.

“SEAC Merger Surviving Company Entrance Step” means the filing of the BC Continuation Application for SEAC Merger Surviving Company with the Registrar pursuant to section 302 of the BC Act and the subsequent issuance by the Registrar of a Certificates of Continuation pursuant to section 303(2) of the BC Act.

“SEAC Ordinary Shares” means, collectively, the SEAC Class A Ordinary Shares and SEAC Class B Ordinary Shares.

“SEAC Organizational Documents” means, as applicable, (i) prior to the SEAC Merger, the amended and restated memorandum and articles of association of SEAC (as amended by the Class B Conversion Proposal), (ii) from and after the SEAC Merger and prior to the New SEAC Domestication, the New SEAC Articles, (iii) from and after the New SEAC Domestication and prior to the StudioCo Amalgamation, the Domestication Articles of New SEAC, and (iv) from and after the StudioCo Amalgamation Effective Time, the PubCo Closing Articles.

“SEAC Pre-Arrangement Steps” means the SEAC Merger, the SEAC Redemption, the Sponsor Repurchase, the Unit Separation, the SEAC Public Warrant Exchange, the SEAC Private Placement Warrant Forfeiture, the Class B Conversion, the Cash Distribution, the SEAC Merger Surviving Company Domestication, the MergerCo Conversion, and the New SEAC Domestication.

“SEAC Private Placement Warrants” means each warrant to purchase one (1) SEAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the SEAC Warrant Agreement, issued to the Sponsor pursuant to the Private Placement Warrants Purchase Agreement, dated as of January 5, 2022, by and between SEAC and the Sponsor.

“SEAC Public Warrant Holders” means, collectively, the holders of SEAC Public Warrants.

“SEAC Public Warrants” means each warrant to purchase one (1) SEAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the SEAC Warrant Agreement, other than the SEAC Private Placement Warrants.

“SEAC Shareholder Approvals” means (i) with respect to the Arrangement Resolution approval by not less than two-thirds (662/3%) of the votes cast on the Arrangement Resolution by the holders of SEAC Class A Ordinary Shares, voting as a single class, present in person or represented by proxy at the SEAC Shareholders Meeting, and approval by not less than two-thirds (662/3%) of the votes cast on the Arrangement Resolution by holders of SEAC Class B Ordinary Shares, voting as a single class, present in person or represented by proxy at the SEAC Shareholders Meeting and (ii) with respect to the other Transaction Proposals, the votes required for approval of such other Transaction Proposals as required by the SEAC Organizational Documents and applicable Law.

“SEAC Shareholder Consideration” means, collectively, the aggregate SEAC Cash Consideration, if any, to be paid in accordance with the terms and conditions of this Agreement, and the PubCo Common Shares to be issued in exchange for SEAC Amalco Common Shares pursuant to the StudioCo Amalgamation and in accordance with the Plan of Arrangement (which PubCo Common Shares, for the avoidance of doubt, will include the SEAC Merger Consideration as converted into or exchanged for PubCo Common Shares in accordance with the terms of this Agreement).

“SEAC Shareholders” means collectively, (i) the holders of SEAC Class A Ordinary Shares and SEAC Class B Ordinary Shares, (ii) following the SEAC Merger, the holders of New SEAC Class A Ordinary Shares, (iii) following the Domestications, the holders of New SEAC Class A Common Shares, and (iv) following the SEAC Amalgamation, the holders of SEAC Amalco Common Shares.

“SEAC Special Committee” means the special committee of the SEAC Board, as designated by the SEAC Board in connection with the Transactions.

“SEAC Sponsor Options” means the options to purchase SEAC Class A Ordinary Shares granted pursuant to the Sponsor Option Agreement.

“SEAC Transaction Expenses” means all Indebtedness and all other reasonable and documented fees, expenses, obligations and liabilities incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with this Agreement and the other Transaction Documents and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees and any Deferred Underwriting Fees, in each case, of SEAC, the SEAC Entities, any of their Subsidiaries or the Sponsor and any and all filing fees payable by SEAC, the SEAC Entities, any of their Subsidiaries or the Sponsor to Governmental Authorities in connection with the Transactions; provided, that SEAC Transaction Expenses shall not include (A) initial underwriting fees, commissions and other offering expenses in connection with the initial public offering of SEAC (but may include Deferred Underwriting Fees), or (B) any costs, fees and expenses incurred in connection with the investigation or pursuit of prospective business combinations other than the Transactions; provided, further, that, if SEAC Transaction Expenses calculated pursuant to the foregoing exceed $21,000,000, such amount in excess of $21,000,000 shall be not deemed to be SEAC Transaction Expenses without LG Parent’s prior written consent (in its sole discretion). For the avoidance of doubt, SEAC Transaction Expenses shall not include (x) any amounts paid or payable pursuant to the SEAC Public Warrant Exchange, (y) unless otherwise expressly agreed in writing by SEAC and LG Parent, any advisory or consulting fees (including financial advisors), costs and expenses paid or payable by LG Parent, Studio HoldCo, StudioCo or any of their respective Subsidiaries in connection with the Transactions notwithstanding that such advisor or consultant may (1) also be engaged by SEAC as placement agent in connection with the PIPE Investment and (2) have the same teams working on the engagement by LG Parent, Studio HoldCo, StudioCo or any of their respective Subsidiaries, on the one hand, and engagement by SEAC, on the other hand or (z) any fees payable to the financial printer in connection with the processing and filing of the Registration Statement/Proxy Statement with the SEC.

“SEAC Unit” means the units issued in SEAC’s initial public offering, each comprising one SEAC Class A Ordinary Share and one-third of one SEAC Public Warrant.

“SEAC Warrant Agreement” means that certain warrant agreement dated January 5, 2022 by and between SEAC and Continental Stock Transfer & Trust Company, as amended from time to time.

“Sponsor” means Eagle Equity Partners V, LLC, a Delaware limited liability company.

“Sponsor Option Agreement” means the option agreement substantially in the form attached hereto as Exhibit F, to be entered into by SEAC and the Sponsor at the time of the Sponsor Repurchase.

“Starz Business” means the Media Networks business and operations of LG Parent and its relevant Subsidiaries, as such business and operations are described under the caption of the

“Media Networks” segment of LG Parent in its Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and conducted at any time prior to the Closing by LG Parent or any of its Subsidiaries.

“Studio Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Closing by LG Parent, Studio HoldCo, StudioCo, any of the Studio Entities or any of their Subsidiaries, other than the Starz Business.

“Studio Entities” means the Subsidiaries of LG Parent set forth on Schedule C.

“Studio Intellectual Property” means, collectively, all Studio Owned Intellectual Property and Studio Licensed Intellectual Property.

“Studio Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and either licensed to a Studio Entity or any of its Subsidiaries or which any of the Studio Entities or any of their Subsidiaries otherwise has a valid right to use.

“Studio Material Adverse Effect” means, with respect to the Studio Business (including the Studio Entities and their Subsidiaries), any event, development, occurrence, change or effect (collectively, “Effects”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, assets or financial condition of the Studio Business, taken as a whole, or the Studio Entities and their Subsidiaries, taken as a whole, or (ii) the ability of LG Parent, Studio HoldCo, StudioCo or any of their Subsidiaries to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Studio Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law, GAAP or IFRS applicable to LG Parent, StudioCo, any of the Studio Entities or the Studio Business, including any COVID-19 Measures or changes of interpretation of COVID-19 Measures following the date hereof; (b) Effects generally affecting the industries or geographic areas in which the Studio Business operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage (including cyberterrorism), terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (with respect to the COVID-19 pandemic, solely to the extent such Effect first arises after the date hereof); (e) any actions taken or not taken by LG Parent, StudioCo and any of their respective Subsidiaries as required by this Agreement or the other Transaction Documents; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Studio Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SEAC has expressly requested in writing or to which it has expressly consented in writing or which actions are expressly permitted by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Studio Business, or the Studio Entities and their Subsidiaries, taken as a whole, is materially disproportionately affected thereby as compared with other participants in the industry or market in which it operates.

“Studio Owned Intellectual Property” means any and all Intellectual Property (including Registered Intellectual Property) owned (or purported to be owned in the Transaction Documents or in SEAC’s latest public filings with the SEC and not subsequently disposed of in the Ordinary Course) by any of the Studio Entities or any of their Subsidiaries.

“StudioCo Issuance Amount” means the number of shares resulting from StudioCo Issuance Equity Value divided by the Closing Share Price.

“StudioCo Issuance Equity Value” means, as of immediately prior to commencement of the SEAC Pre-Arrangement Steps (excluding, for the avoidance of doubt, the impact of the net proceeds of the Transactions to PubCo), (i) $4,600,000,000 minus (ii) Net Corporate Indebtedness attributed to the Studio Business, minus (iii) the (A) redeemable non-controlling interests of the type characterized as such in the November 10-Q minus (B) minority investments of the Studio Business of the type characterized as such in Note 4 to the November 10-Q.

“StudioCo Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with this Agreement and the other Transaction Documents and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of each of LG Parent, StudioCo and their respective Subsidiaries, and any and all filing fees payable by LG Parent, StudioCo or any of their respective Subsidiaries to Governmental Authorities in connection with the Transactions.

“Subsidiary” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries. For the avoidance of doubt, “Subsidiaries” of LG Parent shall include any and all of LG Parent’s direct and indirect, greater than fifty percent (50%) owned joint ventures; provided, further, that, for purposes of this Agreement, the “Subsidiaries” of the Studio Entities shall be deemed to include the Persons listed in Schedule E.

“Tax” means (a) any and all taxes, duties, levies, imposts, assessments, fees or other charges, including income, estimated, business, occupation, corporate, capital, gross receipts, net worth, capital stock, transfer, stamp, registration, employment, payroll, unemployment, social security, escheat, environmental, employment insurance premiums, Canada Pension Plan,

Quebec Pension Plan or other similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, turnover, value added and franchise taxes, customs duties or other taxes, duties, levies, imposts, assessments, fees, any requirement to pay or repay any amount to a Governmental Authority in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of taxes, or other charges of any kind whatsoever imposed by any Governmental Authority, whether disputed or not, and (b) any and all interest, penalties, and additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b).

“Tax Return” means any return, declaration, form, election, report, claim for refund, information return, statement or other document relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means any Governmental Authority or other authority responsible for the administration, determination, assessment, imposition and/or collection of Taxes or enforcement of any Law in relation to Taxes.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the LG Parent Disclosure Schedule, the SEAC Disclosure Schedule, the Plan of Arrangement, the Warrant Support Agreements, the Separation Agreement, the Lock-Up Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, any Discounted Non-Redemption Agreements and Non-Redemption Agreements, the Shared Services/Overhead Sharing Agreement, and all other agreements, certificates and instruments executed and delivered by SEAC, the SEAC Entities, StudioCo, the Studio Entities or any of their Subsidiaries, LG Parent or Studio HoldCo in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means the StudioCo Transaction Expenses and the SEAC Transaction Expenses and all fees, costs and expenses, other than placement agent fees payable to financial advisors, in connection with the PIPE Investment.

“Transactions” means the SEAC Pre-Arrangement Steps, the Arrangement, the PIPE Investment, the Warrant Agreement Amendment, the SEAC Redemption and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transferred Information” means any Personal Information disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) in anticipation of, as a result of, or in conjunction with the Transactions.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unredeemed Cash in Trust” means the product of (a) the Closing Share Price multiplied by (b) the Unredeemed Shares.

“Unredeemed Shares” means the SEAC Class A Ordinary Shares issued and outstanding immediately prior to the SEAC Merger Effective Time, other than the Redemption Shares, the Discounted Non-Redemption Agreement Shares, the Non-Redemption Agreement Shares, the Reduction Right Shares, the Additional Shares and those resulting from the Class B Conversion.

“Virtual Data Room” means the virtual data room established by LG Parent and hosted by DataSite, access to which was given to SEAC in connection with its due diligence investigation of the Studio Business relating to the Transactions.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Term	Location
Agreement	Preamble
Alternative Transaction	Section 6.02
Amalgamations	Recitals
Authorization Notice	Section 2.08(h)(iii)(1)
BC Act	Recitals
Blue Sky Laws	Section 3.05(b)
Cash Distribution	Recitals
Change in Recommendation	Section 2.05
Claims	Section 5.04
Class B Conversion	Recitals
Class B Conversion Proposal	Section 2.03(a)
Closing	Section 2.08(a)
Closing Date	Section 2.08(a)
Companies Act	Recitals
Confidentiality Agreement	Section 6.01(b)
Contracting Parties	Section 9.11
controlled by	see definition of control, Section 1.01
Dentons	Section 9.16(b)
Disclosing Party	see definition of Transferred Information, Section 1.01
Discounted Non-Redemption Agreement Shares	Recitals
Discounted Non-Redemption Agreements	Recitals
Discounted Non-Redemption Investors	Recitals
Dissenting Shareholders	Section 2.08(h)(iii)(2)
Dissenting Shares	Section 2.08(h)(iii)(2)
Domestication Articles	Recitals
Domestications	Recitals

Effects	see definition of Studio Material Adverse Effect, Section 1.01
Entrance Steps	Recitals
eOne	see definition of eOne Acquisition, Section 1.01
eOne EPA	see definition of eOne Acquisition, Section 1.01
eOne Financial Statements	Section 6.11
Exchange Act	Section 3.05(b)
Exchange Agent	Section 2.09(a)
Exchange Fund	Section 2.09(a)
FCPA	see definition of Anti-Corruption Laws, Section 1.01
Financial Statements	Section 3.07(a)
Governmental Authority	Section 3.05(b)
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
Intercompany Financing Arrangement	Section 6.19(a)
Interim Financial Statements	Section 6.11
Intervening Event	Section 2.05
Intervening Event Notice Period	Section 2.05
LG Group	Section 9.16(b)
LG Parent	Preamble
LG Parent Board	Recitals
LG Parent Disclosure Schedule	Article III
LG Parent Issuance	Recitals
LG Parent Minimum Requirement	Section 2.08(h)(ix)(1)
Lock-Up Agreement	Recitals
Material Contracts	Section 3.16(a)
Maximum Non-Redemption Agreement Shares	Section 6.18
Maximum Trust Proceeds	Section 7.03(e)
MergerCo	Preamble
MergerCo Amalco	Recitals
MergerCo Amalgamation	Recitals
MergerCo Conversion	Recitals
New BC Sub	Preamble
New Issuances	Section 2.08(g)(iii)
New SEAC	Preamble
New SEAC (BC) Sponsor Option	Recitals
New SEAC (Cayman) Sponsor Option	Recitals
New SEAC Articles	Recitals
New SEAC Class A Common Share	Recitals
New SEAC Class A Ordinary Shares	Recitals
New SEAC Domestication	Recitals
New SEAC Domestication Effective Time	Section 2.08(l)(i)
New SEAC Entrance Step	Recitals
New SEAC Exit Step	Recitals
New SEAC Reclassification	Recitals
Nonparty Affiliates	Section 9.11

Non-Redemption Agreement Proceeds	Recitals
Non-Redemption Agreement Shares	Recitals
Non-Redemption Agreements	Recitals
Non-Redemption Shareholders	Recitals
OFAC	see definition of Sanctioned Person, Section 1.01
Outside Date	Section 8.01(b)
Owned Real Property	Section 3.11
Parties	Preamble
PIPE Investment	Recitals
PIPE Investment Amount	Recitals
PIPE Investors	Recitals
Plan of Merger	Section 2.08(h)(iv)
Post-Arrangement Repayment	Section 2.08(n)(iii)
Post-Closing Directors	Recitals
Post-Closing Officers and Directors	Recitals
Pre-Closing Restructuring	Section 6.16
Privacy Commitments	Section 3.13(a)
PubCo	Recitals
PubCo Closing Articles	Recitals
PubCo Common Shares	Recitals
PubCo Sponsor Option	Recitals
Recipient	see definition of Transferred Information, Section 1.01
Redemption Shares	Section 2.08(d)
Registered Owned Intellectual Property	Section 3.12(a)
Registration Rights Agreement	Recitals
Registration Statement/Proxy Statement	Section 2.04(a)
Remedies Exceptions	Section 3.04
Representatives	Section 6.01(a)
SEAC	Preamble
SEAC Amalco	Recitals
SEAC Amalco Common Shares	Recitals
SEAC Amalco Sponsor Option	Recitals
SEAC Amalgamation	Recitals
SEAC Board Recommendation	Section 2.05
SEAC Cash Consideration	Section 2.08(h)(viii)(1)
SEAC Cash Consideration Trigger	Section 2.08(h)(viii)(1)
SEAC Class A Ordinary Shares	Recitals
SEAC Entities Shareholder Approval	Section 4.10(b)
SEAC Group	Section 9.16(a)
SEAC Indemnified Persons	Section 6.04(a)
SEAC Interested Party Transaction	Section 4.19(a)
SEAC Material Contracts	Section 4.17(a)
SEAC Maximum Annual Premium	Section 6.04(b)
SEAC Merger	Recitals
SEAC Merger Consideration	Section 2.08(h)(viii)(1)
SEAC Merger Effective Time	Section 2.08(h)(iv)

SEAC Merger Surviving Company	Section 2.08(h)(ii), Recitals
SEAC Merger Surviving Company Domestication	Recitals
SEAC Merger Surviving Company Domestication Effective Time	Section 2.08(j)(i)
SEAC Merger Surviving Company Entrance Step	Recitals
SEAC Merger Surviving Company Exit Step	Recitals
SEAC Merger Surviving Company Reclassification	Recitals
SEAC Permits	Section 4.06
SEAC Private Placement Warrant Forfeiture	Recitals
SEAC Public Warrant Exchange	Recitals
SEAC Public Warrant Holder Approval	Recitals
SEAC Public Warrant Holders	Recitals
SEAC Public Warrant Holders Meeting	Section 2.03(a)
SEAC Redemption	Section 2.08(d)
SEAC SEC Reports	Section 4.07(a)
SEAC Shareholders Meeting	Section 2.03(a)
SEAC Tail Policy	Section 6.04(b)
SEAC Warrant Agreement Amendment	Recitals
SEC	see definition of Business Day, Section 1.01
Securities Act	Section 2.02
Separation Agreement	Section 6.16
Shared Services/Overhead Sharing Agreement	Section 6.23
Sponsor Indemnification Agreement	Section 6.04(a)
Sponsor Repurchase	Recitals
Sponsor Support Agreement	Recitals
Studio Business Information	Section 2.04(e)
Studio Collective Bargaining Agreement	Section 3.10(h)
Studio Entity Organizational Documents	Section 3.02(b)
Studio HoldCo	Preamble
Studio Interested Party Transaction	Section 3.19(a)
Studio Material Leased Real Property	Section 3.11
Studio Material Real Property Lease	Section 3.11
Studio Permits	Section 3.06
StudioCo	Preamble
StudioCo Amalgamation	Recitals
StudioCo Amalgamation Effective Time	Section 2.08(m)(i)(3)
StudioCo Common Shares	Recitals
StudioCo Organizational Documents	Section 3.02(a)
StudioCo Shareholder Approvals	Section 6.14
Subscription Agreements	Recitals
Terminating LG Breach	Section 8.01(e)
Terminating SEAC Breach	Section 8.01(f)
Top Licensees	Section 3.22(a)
Transaction Litigation	Section 6.06(c)
Transaction Proposals	Section 2.03(a)
Trust Account	Section 4.12
Trust Agreement	Section 4.12

Trustee	Section 4.12
UKBA	see definition of Anti-Corruption Laws, Section 1.01
under common control with	see definition of control, Section 1.01
Unit Separation	Section 2.08(c)
Updated Financial Statements	Section 6.11
Wachtell	Section 9.16(b)
Warrant Support Agreements	Recitals
White & Case	Section 9.16(a)
Withholding Agent	Section 2.10
Written Objection	Section 2.08(h)(iii)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. Unless otherwise indicated, all references to “$” or dollars refer to United States dollars.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, as applicable.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

ARTICLE II

THE TRANSACTIONS; THE ARRANGEMENT; CLOSING

Section 2.01 The Transactions. The Parties agree that the Transactions will be implemented in accordance with and subject to the terms and conditions of, among other things, this Agreement and the Plan of Arrangement. Without limitation to the foregoing, (x) the following shall occur one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) in the following sequence: (i) the SEAC Pre-Arrangement Steps will be implemented in accordance with this Agreement, and (ii) the Domestication will occur, and (y) on the Closing Date, at the Arrangement Effective Time, the Arrangement shall become effective, all with the result that, among other things, StudioCo shall be amalgamated with SEAC Amalco in accordance with the Plan of Arrangement. For certainty (a) upon the terms and subject to the conditions set forth in Article VII, upon the consummation of the SEAC Pre-Arrangement Steps, the Parties shall proceed to effect in a sequential order the SEAC Pre-Arrangement Steps, the MergerCo Amalgamation, the SEAC Amalgamation and the StudioCo Amalgamation, in each case on the terms contemplated in this Agreement and, the Plan of Arrangement, as applicable, and (b) in the event of any conflict between the terms of this Agreement and the Plan of Arrangement in relation to the steps of the Plan of Arrangement, the Plan of Arrangement shall govern.

Section 2.02 The Interim Order. On a date mutually agreed upon between the Parties prior to the date that the Registration Statement/Proxy Statement is declared effective under the Securities Act of 1933, as amended (the “Securities Act”), New BC Sub shall apply to the Court in a manner acceptable to LG Parent, acting reasonably, pursuant to section 288 of the BC Act and, in cooperation with LG Parent, prepare, file and diligently pursue a petition with the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a) for the Persons to whom notice is to be provided in respect of the Arrangement, including the SEAC Shareholders, and for the manner in which such notice is to be provided to such Persons, such notice to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement will be considered so long as they enter an appearance within a reasonable time and are in accordance with the procedures set out in the Interim Order;

(b) that the required approvals for the Arrangement Resolution shall be the SEAC Shareholder Approvals;

(c) if not prohibited by the Laws of the Caymans Islands: (i) the SEAC Shareholders Meeting may be adjourned or postponed from time to time by SEAC without the need for additional approval of the Court, and (ii) that the record date for determining the SEAC Shareholders entitled to notice of and to vote at the SEAC Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the SEAC Shareholders Meeting;

(d) that, in all other respects, the SEAC Shareholders Meeting shall be held in accordance with the Laws of the Cayman Islands and applicable U.S. securities Laws, including in respect of, but not limited to, quorum requirements, the setting of the record date, and adjournments and postponements;

(e) for the notice requirements with respect to the presentation of the petition to the Court for the Final Order; and

(f) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

Section 2.03 The SEAC Shareholders Meeting.

(a) Subject to the terms of this Agreement and receipt of the Interim Order, SEAC shall, or shall cause its subsidiaries to: (i) take all action necessary under the Interim Order, applicable Law and the SEAC Organizational Documents to, as soon as reasonably practicable following the date the Registration Statement/Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness), call, give notice of, convene and hold a meeting of the SEAC Shareholders (the “SEAC Shareholders Meeting”) to seek (A) as an ordinary resolution, the approval of this Agreement and the Transactions contemplated hereby, including the Domestication; as a special resolution, the approval of the Plan of Merger and the SEAC Merger; as a special resolution, the approval of the Plan of Arrangement and the transactions contemplated thereby, including the Arrangement, in each case by the holders of SEAC Ordinary Shares in accordance with the SEAC Organizational Documents, the Companies Act, and the rules and regulations of the SEC and Nasdaq, (B) the approval of the issuance of PubCo Common Shares to LG Parent or one of its Affiliates as required by Nasdaq listing requirements, (C) approval of an amendment to the current SEAC Organizational Documents to allow for the Class B Conversion to take place prior to the SEAC Merger (the “Class B Conversion Proposal”), and (D) approval of any other proposals reasonably agreed by SEAC and LG Parent to be necessary or appropriate in connection with the Transactions, including the Arrangement Resolution (such proposals in clauses (A) through (D), together, the “Transaction Proposals”); (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, the SEAC Shareholders at the SEAC Shareholders Meeting; and (iii) take all action necessary under applicable Law and the SEAC Organizational Documents to call, give notice of, convene and hold a meeting of the SEAC Public Warrant Holders (the “SEAC Public Warrant Holders Meeting”) to seek approval of the SEAC Warrant Agreement Amendment.

(b) Subject to the terms of this Agreement and the Interim Order, SEAC shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SEAC Shareholders Meeting without the prior written consent of LG Parent (not to be unreasonably withheld, delayed or conditioned), except in accordance with Section 2.05 or as otherwise expressly permitted under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, SEAC may (and shall, at the reasonable request of LG Parent) postpone or adjourn the SEAC Shareholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement/Proxy Statement is provided to the SEAC Shareholders or if, as of the time for which the SEAC Shareholders Meeting is scheduled, there are insufficient SEAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (B) in order to solicit additional proxies from SEAC Shareholders in favor of the adoption of each of the Transaction Proposals. SEAC shall consult with LG Parent in fixing the record date for the SEAC Shareholders Meeting and the date of the SEAC Shareholders Meeting and allow LG Parent’s Representatives to attend the SEAC Shareholders Meeting if so requested.

Section 2.04 Registration Statement/Proxy Statement.

(a) As promptly as reasonably practicable after the date hereof, SEAC, New SEAC and LG Parent shall jointly prepare, and New SEAC shall file with the SEC, a registration statement on Form S-4 relating to the Transactions (such registration statement, together with all amendments and supplements thereto, the “Registration Statement/Proxy Statement”), which Registration Statement/Proxy Statement shall include a proxy statement relating to the SEAC Shareholders Meeting and the SEAC Public Warrant Holders Meeting and a prospectus that New SEAC will use in the United States to offer the PubCo Common Shares to be issued in connection with the Transactions, and shall include a copy of the Interim Order and such other documents as may be required pursuant thereto.

(b) Each of SEAC, New SEAC and LG Parent shall use its reasonable best efforts to cause the Registration Statement/Proxy Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Transactions contemplated by this Agreement. Promptly after the Registration Statement/Proxy Statement is declared effective, SEAC shall mail the Proxy Statement/Prospectus to the SEAC Shareholders and SEAC Public Warrant Holders, as applicable, in compliance with applicable Law. Each of SEAC and LG Parent shall also use its reasonable best efforts to take any other action under necessary state securities or “blue sky” Laws in connection with the Transactions.

(c) Each of SEAC and LG Parent shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement/Proxy Statement or for additional information and shall promptly provide to the other copies of all correspondence between it and/or any of its Representatives and the SEC with respect to the Registration Statement/Proxy Statement. Each of SEAC, New SEAC and LG Parent shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) any response to comments from the SEC and shall use its reasonable best efforts to respond promptly to any such comments. Unless required by applicable Law, no response to any comments from the SEC or the staff of the SEC relating to Registration Statement/Proxy Statement will be made by LG Parent, StudioCo or SEAC without the prior consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the other Parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d) Each of SEAC, LG Parent and StudioCo shall use its reasonable best efforts to ensure that none of the information supplied by or on its behalf (including, with respect to LG Parent and StudioCo, the Studio Business Information (as defined below)) for inclusion or incorporation by reference in (i) the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the SEAC Shareholders and SEAC Public Warrant Holders, as applicable, and at the time of the SEAC Shareholders Meeting and the SEAC Public Warrant Holders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Each of SEAC and LG Parent shall promptly furnish to the other all information concerning itself, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested, including any information required to be included under applicable Law in the Registration Statement/Proxy Statement. New SEAC shall give LG Parent and its legal counsel a reasonable opportunity to review and comment on drafts of the Registration Statement/Proxy Statement and other related documents and shall accept the reasonable comments made by LG Parent and its counsel, and agrees that all information relating to StudioCo and the Studio Business included in the Registration Statement/Proxy Statement (the “Studio Business Information”) must be in a form and content reasonably satisfactory to LG Parent.

(f) Each Party shall promptly notify the other Parties if it becomes aware that the Registration Statement/Proxy Statement or the Proxy Statement/Prospectus contains an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and SEAC shall promptly deliver or otherwise disseminate any such amendment or supplement to the SEAC Shareholders and the SEAC Public Warrant Holders, as applicable, as required by applicable Law, including the Securities Act or Exchange Act.

Section 2.05 Change in Recommendation. SEAC shall, through the SEAC Board, include a statement in the Registration Statement/Proxy Statement to the effect that the majority of the SEAC Board (with Messrs. Sloan and Buccieri abstaining) recommends that the SEAC Shareholders vote in favor of the Transaction Proposals (the “SEAC Board Recommendation”). The SEAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to LG Parent or StudioCo, the SEAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SEAC Shareholder Approvals, the SEAC Board may make a Change in Recommendation in response to any material event, fact, effect, circumstance, change, occurrence or development (A) that does not relate to an Alternative Transaction, (B) that does not relate to any change in the market price or trading volume of SEAC’s securities (it being understood that this clause (B) shall not prevent a determination that any event underlying such change constitutes an Intervening Event) and (C) (x) first occurring after the date hereof or (y) first actually or constructively known by the SEAC Board following the date hereof (or if known, the consequences of which were not known or were not reasonably foreseeable as of the date hereof), if the SEAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SEAC Board of its fiduciary obligations under applicable Law (an “Intervening Event”); provided, however, that the SEAC Board may not make a Change in Recommendation unless SEAC notifies LG Parent in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice (it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional three (3) Business Day period from the date of such new notice if such new notice is delivered after the second day of the original five (5) Business Day period) the “Intervening Event Notice Period”), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with LG Parent in good faith during the Intervening Event Notice Period (to the extent LG Parent seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by LG Parent so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SEAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SEAC Board of its fiduciary obligations under applicable Law (provided, that, such notification would not, after consultation with its outside legal counsel, constitute a breach by the SEAC Board of its fiduciary obligations under applicable Law or constitute a breach of any applicable Law). Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SEAC or the SEAC Board under this Agreement to make filings with any Governmental Authority (including the SEC) with respect to the Transaction Proposals contemplated herein, to give notice for or to convene a meeting of shareholders, or make a recommendation, shall be tolled, and in the event any such filing or notice for a meeting was made prior to the commencement of an Intervening Event Notice Period, SEAC shall be permitted to adjourn such meeting and amend such filing as necessary to provide sufficient time for the SEAC Shareholders to consider any revised recommendation. Notwithstanding anything to the contrary contained in this Agreement, SEAC shall provide LG Parent with (i) regular and reasonably prompt updates with respect to the aggregate tally of the proxies received by SEAC in respect of the Transaction Proposals, (ii) regular and reasonably prompt updates with respect to any communication (written or oral) from any SEAC Shareholder in opposition to the Transaction Proposals, (iii) the right to reasonably demand postponement or adjournment of the SEAC Shareholders Meeting if, based on the tally of proxies, SEAC will not receive the SEAC Shareholder Approvals in respect of any of the Transaction Proposals; provided, that the SEAC Shareholders Meeting, so postponed or adjourned at the request of LG Parent, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the date of the first SEAC Shareholders Meeting, and (iv) the right to review and comment on all communications sent to SEAC Shareholders in connection with the SEAC Shareholders Meeting.

Section 2.06 The Final Order. If: (a) the Interim Order is obtained by New BC Sub; and (b) the Transaction Proposals are approved at the SEAC Meeting by SEAC Shareholders as provided for in the Interim Order and as required by applicable Law, New BC Sub and SEAC shall, in consultation with LG Parent, take all steps necessary or desirable to submit the Arrangement to the Court for the Final Order pursuant to section 288 of the BC Act, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the date on which the Transaction Proposals are passed at the SEAC Shareholders Meeting as provided in the Interim Order, and thereafter diligently pursue the hearing of the petition for the Final Order.

Section 2.07 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order or the Final Order, each of LG Parent, New BC Sub, and SEAC shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide LG Parent’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of LG Parent and its legal counsel; (iii) provide LG Parent copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with LG Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that LG Parentis not required to agree or consent to any variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, New BC Sub is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with LG Parent; and (vii) not object to legal counsel to LG Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that LG Parent advises New BC Sub the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, LG Parent will cooperate with, and assist, New BC Sub in seeking the Interim Order and the Final Order, including by providing New BC Sub on a timely basis any information reasonably required or requested to be supplied by LG Parent in connection therewith.

Section 2.08 The Closing.

(a) Closing Date. On the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or such other date as agreed in writing between LG Parent and SEAC, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article VII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) Pre-Closing Deliverables.

(i) Not less than three (3) Business Days prior to the Closing Date, LG Parent shall prepare and deliver to SEAC a statement setting forth LG Parent’s good faith determination of Transaction Expenses (other than SEAC Transaction Expenses) as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by SEAC), including the respective amounts and wire transfer instructions for the payment of all Transaction Expenses (other than SEAC Transaction Expenses), together with corresponding invoices therefor (where applicable) and applicable Tax forms of the payees (e.g., IRS Form W-9).

(ii) Not less than three (3) Business Days prior to the Closing Date, SEAC shall prepare and deliver to LG Parent a statement setting forth SEAC’s good faith determination of (A) the aggregate amount paid or payable in connection with all SEAC Redemption and the SEAC Public Warrant Exchange, (B) the Aggregate Transaction Proceeds and (C) SEAC Transaction Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by LG Parent), including the respective amounts and wire transfer instructions for the payment of all SEAC Transaction Expenses, together with corresponding invoices therefor (where applicable) and applicable Tax forms of the payees (e.g., IRS Form W-9).

(c) The Unit Separation. On the terms and subject to the conditions set forth in this Agreement, to the extent any SEAC Units remain outstanding and unseparated, immediately prior to the SEAC Public Warrant Exchange, the SEAC Class A Ordinary Shares and the SEAC Public Warrants comprising each such issued and outstanding SEAC Unit immediately prior to the SEAC Merger Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SEAC Unit shall be deemed to hold one (1) SEAC Class A Ordinary Share and one-third (1/3) of one (1) SEAC Public Warrant; all SEAC Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, with the holders of issued SEAC Units immediately prior to the Unit Separation ceasing to have any rights with respect to such SEAC Units, except as provided herein or by applicable Law.

(d) The SEAC Redemption. On the terms and subject to the conditions set forth in this Agreement, immediately prior to the SEAC Merger, pursuant to the SEAC Organizational Documents, each SEAC Class A Ordinary Share issued and outstanding with respect to which a SEAC Shareholder has validly exercised and not revoked its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SEAC, in cash, an amount per share calculated in accordance with the SEAC Organizational Documents, SEAC shall instruct the Trustee to make such cash payments in respect of each such Redemption Share (the “SEAC Redemption”), and from the completion of the SEAC Redemption until such time as the Trustee has processed such cash payment, the Trustee shall hold such cash as agent for the benefit of each such redeeming SEAC Shareholder, which shall constitute payment of each such SEAC Shareholder’s redemption proceeds.

(e) The SEAC Private Placement Warrants. On the terms and subject to the conditions set forth in this Agreement, immediately prior to the SEAC Merger, all of the issued and outstanding SEAC Private Placement Warrants shall be forfeited and cancelled for no consideration.

(f) The SEAC Public Warrant Exchange. On the terms and subject to the conditions set forth in this Agreement, immediately prior to the SEAC Merger (and for the avoidance of doubt, after the Unit Separation), SEAC will complete the SEAC Public Warrant Exchange pursuant to the Warrant Agreement Amendment.

(g) The Sponsor Repurchase; Class B Conversion and Reduction Rights Shares Issuance.

(i) On the terms and subject to the conditions set forth in this Agreement, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately prior to the Class B Conversion, SEAC shall complete the Sponsor Repurchase in accordance with the SEAC Organizational Documents, and SEAC and the Sponsor shall enter into the Sponsor Option Agreement.

(ii) On the terms and subject to the conditions set forth in this Agreement, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Sponsor Repurchase and prior to the SEAC Merger, pursuant to the SEAC Organizational Documents and without any action on the part of any Party or any other Person, each SEAC Class B Ordinary Share (other than the SEAC Class B Ordinary Shares cancelled and extinguished pursuant to Section 2.08(g)(i)) 2,010,000 SEAC Class B Ordinary Shares shall automatically convert into one (1) SEAC Class A Ordinary Share and any remaining SEAC Class B Ordinary Shares (if any) shall be cancelled and extinguished in accordance with the SEAC Organizational Documents in the Class B Conversion.

(iii) On the terms and subject to the conditions set forth in this Agreement and the applicable Subscription Agreements, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Class B Conversion and prior to the SEAC Merger, SEAC shall issue to the applicable PIPE Investor(s) the Reduction Right Shares (as defined in the applicable Subscription Agreement) in accordance with the applicable Subscription Agreements and to the applicable Discounted Non-Redemption Investors the Additional Shares (as defined in the applicable Discounted Non-Redemption Agreement) in accordance with the applicable Discounted Non-Redemption Agreements (such issuances, the “New Issuances”).

(h) The SEAC Merger.

(i) On the terms and subject to the conditions set forth in this Agreement, immediately prior to the SEAC Merger Effective Time and effective upon the SEAC Merger Effective Time, New SEAC shall adopt the New SEAC Articles and SEAC shall cause the officers and directors of New SEAC immediately prior to the SEAC Merger Effective Time to resign and be replaced with the officers and directors of SEAC immediately prior to the SEAC Merger Effective Time.

(ii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Class B Conversion, the New Issuances, the SEAC Public Warrant Exchange and the forfeiture of the SEAC Private Placement Warrants in accordance with the terms hereof, the SEAC Merger shall occur at the SEAC Merger Effective Time. Following the SEAC Merger Effective Time, the separate existence of SEAC shall be considered to cease and MergerCo shall be considered to continue as the surviving corporation of the SEAC Merger (the “SEAC Merger Surviving Company”), a direct wholly owned subsidiary of New SEAC.

(iii) If any SEAC Shareholder gives to SEAC, before the SEAC Shareholder Approval is obtained at the SEAC Shareholders Meeting, written objection to the SEAC Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Companies Act:

(1)

SEAC shall, following the SEAC Shareholder Approval, in accordance with Section 238(4) of the Companies Act, promptly, and in any case within twenty (20) days of obtaining the SEAC Shareholder Approvals, give written notice of the authorization of the SEAC Merger (the “Authorization Notice”) to each such SEAC Shareholder who has made a Written Objection;

(2)

notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, SEAC Ordinary Shares that are issued and outstanding immediately prior to the SEAC Merger Effective Time and that are held by SEAC Shareholders who have made a Written Objection and who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the SEAC Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (collectively, the “Dissenting Shares,” and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled and cease to exist at the SEAC Merger Effective Time and the Dissenting Shareholders shall not be entitled to receive the SEAC Merger Consideration and shall instead be entitled to exercise the rights conferred by Section 238 of the Companies Act, reduced by all applicable withholding Taxes, if any; and

(3)

For the avoidance of doubt, all SEAC Ordinary Shares held by Dissenting Shareholders who shall have not exercised or perfected or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Companies Act shall thereupon not be Dissenting Shares and shall be automatically cancelled and extinguished and converted into the right to receive New SEAC Class A Ordinary Shares in accordance with this Section 2.08(h).

(iv) On the terms and subject to the conditions set forth in this Agreement, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), SEAC and MergerCo shall cause the plan of merger in the form reasonably acceptable to SEAC and LG Parent (the “Plan of Merger”), together with such other documents as may be required in accordance with the applicable provisions of the Companies Act or by any other applicable Law to make the SEAC Merger effective, to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Companies Act. The SEAC Merger shall become effective at such time as the Plan of Merger is duly registered by the Cayman Islands Registrar, or at such later time as MergerCo and SEAC mutually agree in writing with the written consent of LG Parent (which consent shall not be unreasonably conditioned, withheld or delayed) (subject to the requirements of the Companies Act) and as set forth in the Plan of Merger (such date and time as the SEAC Merger becomes effective, the “SEAC Merger Effective Time”).

(v) At the SEAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SEAC and MergerCo shall vest in the SEAC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SEAC and MergerCo shall become the debts, liabilities, obligations and duties of the SEAC Merger Surviving Company, in each case, in accordance with the Companies Act.

(vi) At the SEAC Merger Effective Time, by virtue of the SEAC Merger, the memorandum and articles of association of MergerCo as in effect immediately prior to the SEAC Merger Effective Time shall be the memorandum and articles of association of the SEAC Merger Surviving Company until thereafter amended in accordance with its terms as provided therein and by the Companies Act.

(vii) At the SEAC Merger Effective Time, the persons serving as the directors and officers of MergerCo immediately prior to the SEAC Merger Effective Time shall be the initial directors and officers of the SEAC Merger Surviving Company, each to hold office in accordance with the memorandum and articles of association of the SEAC Merger Surviving Company from and after the SEAC Merger Effective Time until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the SEAC Merger Surviving Company, or as otherwise provided by the Companies Act.

(viii) At the SEAC Merger Effective Time, by virtue of the SEAC Merger and without any action on the part of any Party or any other Person:

(1)

each SEAC Class A Ordinary Share issued and outstanding immediately prior to the SEAC Merger Effective Time (including those resulting from the Unit Separation, the Class B Conversion and the New Issuances) shall be automatically cancelled and extinguished and converted into the right to receive one New SEAC Class A Ordinary Share (collectively, the “SEAC Merger

Consideration”); provided, that, if and only if, immediately prior to the SEAC Merger Effective Time, the Unredeemed Cash in Trust exceeds the Maximum Remaining Trust Capacity (such occurrence, the “SEAC Cash Consideration Trigger”), each SEAC Class A Ordinary Share (but excluding (x) those SEAC Class A Ordinary Shares resulting from the Class B Conversion (y) the Non-Redemption Agreement Shares, the Discounted Non-Redemption Agreement Shares and any SEAC Class A Ordinary Shares with respect to which Reduction Rights are exercised under any Subscription Agreements and (z) the Reduction Right Shares and Additional Shares, if any) shall instead be automatically cancelled and extinguished and converted into the right to receive (X) an amount in cash equal to the quotient of (I) Unredeemed Cash in Trust minus Maximum Remaining Trust Capacity divided by (II) Unredeemed Shares (such cash amount, the “SEAC Cash Consideration”) and (Y) such number of New SEAC Class A Ordinary Shares equal to the quotient of (I) the Closing Share Price minus the SEAC Cash Consideration divided by (II) the Closing Share Price; and

(2)

each SEAC Ordinary Share held immediately prior to the SEAC Merger Effective Time by SEAC as a treasury share shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

(ix) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document:

(1)

the Parties acknowledge and agree that the number of PubCo Common Shares to be issued to Studio HoldCo in the LG Parent Issuance shall (A) equal or exceed eighty-two and one half of a percent (82.5%) of the number of PubCo Common Shares issued and outstanding immediately after the StudioCo Amalgamation (including all PubCo Common Shares underlying the PubCo Sponsor Option, whether or not exercisable, and all PubCo Common Shares issued to PIPE Investors), (B) possess at least eighty-two and one half of a percent (82.5%) of the total combined voting power of all classes of stock entitled to vote (including securities treated as voting stock for U.S. federal income tax purposes) of PubCo issued and outstanding immediately after the StudioCo Amalgamation (including all PubCo Common Shares underlying the PubCo Sponsor Option, whether or not exercisable, and all PubCo Common Shares issued to PIPE Investors) and (C) equal or exceed eighty-two and one half of a percent (82.5%) of the total number of shares of all other capital stock (if applicable, of each class of stock) (including any securities treated as stock for U.S. federal income tax purposes) of PubCo issued and outstanding immediately after the StudioCo Amalgamation (including all PubCo Common Shares underlying the PubCo Sponsor Option, whether or not exercisable, and all PubCo Common Shares issued to PIPE Investors or Discounted Non-Redemption Investors) (clauses (A), (B) and (C), the “LG Parent Minimum Requirement”); and

(2)

if, for any reason, the LG Parent Minimum Requirement would not be satisfied pursuant to the terms and conditions of this Agreement and any other Transaction Documents, then any amount of PubCo Common Shares to be delivered to any Person, including any SEAC Shareholders, as applicable, hereunder or thereunder, but in all events excluding the PubCo Common Shares delivered in respect of (A) the SEAC Class A Ordinary Shares resulting from the Class B Conversion, (B) the PIPE Investment (including SEAC Class A Ordinary Shares with respect to which Reduction Rights are exercised under any Subscription Agreements and any Reduction Right Shares) (C) the Discounted Non-Redemption Agreement Shares and any Additional Shares and (D) the Non-Redemption Agreements Shares, will be appropriately adjusted and replaced with cash in lieu of PubCo Common Shares such that the LG Parent Minimum Requirement shall be satisfied immediately after the Arrangement Effective Time (which adjustment may be accomplished, subject in all cases to the exclusions noted in the foregoing subclauses (A) to (D), by reducing the number of New SEAC Class A Ordinary Shares each SEAC Shareholder is entitled to receive in the SEAC Merger and increasing the SEAC Cash Consideration proportionately or otherwise in a tax efficient manner).

(i) Cash Distribution.

Prior to the SEAC Merger Surviving Company Domestication and the New SEAC Domestication, SEAC Merger Surviving Company shall distribute all assets lawfully available for distribution by way of dividend (including, for the avoidance of doubt, any amounts of cash remaining in the Trust Account following the SEAC Redemption, the Sponsor Redemption and the SEAC Public Warrant Exchange), following which SEAC Merger Surviving Company will have no assets.

(j) The SEAC Merger Surviving Company Domestication.

(i) On the terms and subject to the conditions set forth in this Agreement, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the Cash Distribution and prior to the MergerCo Conversion, the SEAC Merger Surviving Company shall change its jurisdiction of incorporation from the Cayman Islands to British Columbia by (A) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the

Companies Act and (B) continuing and domesticating as a British Columbia company in accordance with the applicable provisions of the BC Act. The SEAC Merger Surviving Company will effect the SEAC Merger Surviving Company Domestication by (1) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to LG Parent, paying all applicable fees required to be paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (2) filing its BC Continuation Application and such other documents required by the Registrar in accordance with the BC Act. The SEAC Merger Surviving Company’s Entrance Step shall become effective under the BC Act at the time the Certificate of Continuation for the SEAC Merger Surviving Company is issued by the Registrar pursuant to section 302(2) of the BC Act. The time at which the SEAC Merger Surviving Company Domestication actually becomes effective under the BC Act is referred to herein as the “SEAC Merger Surviving Company Domestication Effective Time.”

(ii) At the SEAC Merger Surviving Company Domestication Effective Time, the SEAC Merger Surviving Company Reclassification shall occur.

(k) Conversion.

(i) Immediately following the SEAC Merger Surviving Company Domestication and prior to the New SEAC Domestication, SEAC Merger Surviving Company and New SEAC shall take all steps necessary to effect the MergerCo Conversion by causing SEAC Merger Surviving Company to convert to a British Columbia unlimited liability company in accordance with the applicable provisions of the BC Act, including by altering its notice of articles in accordance with Section 51.31 of the BC Act, and the notice of articles and Domestication Articles of SEAC Merger Surviving Company shall be modified as necessary in relation to the MergerCo Conversion.

(l) New SEAC Domestication.

(i) On the terms and subject to the conditions set forth in this Agreement, one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), immediately following the MergerCo Conversion, New SEAC shall change its jurisdiction of incorporation from the Cayman Islands to British Columbia by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a British Columbia company in accordance with the applicable provisions of the BC Act. New SEAC will effect the New SEAC Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to LG Parent, paying all applicable fees required to be paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing its BC Continuation Application and such other documents required by the Registrar in accordance with the BC Act. New SEAC’s Entrance Step shall become effective under the BC Act at the time the Certificate of Continuation is issued by the Registrar pursuant to section 302(2) of the BC Act.

The time at which the New SEAC Domestication actually becomes effective under the BC Act is referred to herein as the “New SEAC Domestication Effective Time.”

(ii) At the New SEAC Domestication Effective Time, the New SEAC Reclassification shall occur.

Concurrently with and as part of New SEAC’s Entrance Step, each New SEAC (Cayman) Sponsor Option issued and outstanding immediately prior to the New SEAC Reclassification shall become, in accordance with the terms of the Sponsor Option Agreement and without any further act by the holder thereof, exercisable to purchase New SEAC Class A Common Shares.

(m) The Arrangement.

(i) On the Closing Date, beginning at the Arrangement Effective Time, the following shall occur in accordance with the Plan of Arrangement:

(1)	the MergerCo Amalgamation;

(2)	the SEAC Amalgamation; and

(3)

the StudioCo Amalgamation, including the LG Parent Issuance to Studio HoldCo, the issuance of PubCo Common Shares in exchange for New SEAC Class A Common Shares, and the adoption of the PubCo Closing Articles (the occurrence of such event, being the “StudioCo Amalgamation Effective Time”).

(n) Post-Arrangement Transactions.

(i) Immediately following the StudioCo Amalgamation, PubCo and each Lock-Up Shareholder shall become bound by the Lock-Up Agreement; and

(ii) immediately following the StudioCo Amalgamation, PubCo (as successor to New SEAC) shall issue PubCo Common Shares to the PIPE Investors in accordance with the Subscription Agreements, such issuance of PubCo Common Shares shall be approved by the PubCo Board (within the limits and conditions set forth under the PubCo Closing Articles) and the register of shareholders of PubCo shall be updated accordingly.

(iii) As promptly as practicable following the StudioCo Amalgamation, PubCo shall cause its applicable Subsidiaries to transfer the Post-Arrangement Repayment Amount in cash to one or more of the applicable Subsidiaries of LG Parent in partial repayment of the Intercompany Financing Arrangement (the “Post-Arrangement Repayment”).

Section 2.09 Exchange Agent Matters.

(a) Prior to the SEAC Merger Effective Time, StudioCo shall appoint Continental Stock Transfer & Trust Company (or such other exchange and paying agent reasonably acceptable to SEAC) (the “Exchange Agent”), for the purpose of delivering to each SEAC Shareholder his, her or its portion of the SEAC Shareholder Consideration in respect of his, her or its SEAC Class A Ordinary Shares and SEAC Amalco Common Shares, as applicable. At or around the SEAC Merger Effective Time, SEAC or New SEAC, as applicable, shall pay to the Exchange Agent an amount in cash equal to the aggregate SEAC Cash Consideration, and, upon the StudioCo Amalgamation Effective Time, PubCo shall issue the number of shares of PubCo Common Shares (as uncertificated shares pursuant to the BC Act) issuable in connection with the SEAC Shareholder Consideration (such cash and shares, collectively, the “Exchange Fund”). From the SEAC Merger Effective Time until such time as the Exchange Agent has processed the payment of the aggregate SEAC Cash Consideration, the Exchange Agent shall hold such cash as agent for the benefit of each applicable SEAC Shareholder entitled to receive SEAC Cash Consideration.

(b) Each SEAC Shareholder shall be entitled to receive his, her or its portion of the SEAC Shareholder Consideration in respect of his, her or its SEAC Class A Ordinary Shares and SEAC Amalco Common Shares, as applicable, as soon as reasonably practicable after the Arrangement Effective Time, but subject to the terms of the Plan of Arrangement with respect to the issuance of PubCo Common Shares in exchange for SEAC Amalco Common Shares.

(c) After the SEAC Merger Effective Time, there shall be no further registration of transfers of SEAC Public Warrants, SEAC Private Placement Warrants, SEAC Class A Ordinary Shares or SEAC Class B Ordinary Shares. Subject to applicable Law, following the SEAC Merger Effective Time, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable portion of the SEAC Shareholder Consideration to be delivered in exchange therefor.

(d) All securities issued, and all payments made, upon the exchange of any SEAC Ordinary Shares in the SEAC Merger or the Domestications and the terms hereof shall be deemed to have been issued and paid, as applicable, in full satisfaction of all rights pertaining to such SEAC Ordinary Shares.

(e) All securities issued upon the exchange of any SEAC Amalco Common Shares in accordance with the Plan of Arrangement and the terms hereof shall be deemed to have been issued and paid, as applicable, in full satisfaction of all rights pertaining to such SEAC Amalco Common Shares.

(f) Any portion of the Exchange Fund that remains undistributed to SEAC Shareholders with respect to the SEAC Shareholder Consideration for twelve (12) months after the StudioCo Amalgamation Effective Time shall be delivered to PubCo, to be held for the benefit of the SEAC Shareholders, and any SEAC Shareholders who have not theretofore complied with this Section 2.09 shall thereafter look only to PubCo for the SEAC Shareholder Consideration. Any portion of the Exchange Fund with respect to the SEAC Shareholder Consideration remaining undistributed to SEAC Shareholders, as may be applicable, as of the sixth (6th) anniversary of the Closing Date shall, (i) with respect to cash, escheat to the government of the Cayman Islands, and (ii) with respect to share consideration, including PubCo Common Shares, that may have been issuable to former holders of the SEAC Class A Ordinary Shares, to the extent permitted by applicable Law, the SEAC Class A Ordinary Shares shall be, and be deemed to be in accordance with applicable Law, cancelled from the capital of SEAC immediately prior to the Closing Time, in each case free and clear of any claims or interest of any Person previously entitled thereto.

(g) None of the Exchange Agent, PubCo, SEAC, LG Parent, StudioCo, Studio HoldCo or any of their respective Affiliates shall be liable to any SEAC Shareholder for any SEAC Class A Ordinary Share that is subsequently deemed to be cancelled in connection with the Transactions (or dividends or distributions with respect thereto) or cash that becomes the property of the Cayman Islands or is otherwise delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.09.

(h) Notwithstanding any other provision of this Agreement, no fractional PubCo Common Shares will be issued. In lieu of any fractional PubCo Common Shares to which each SEAC Shareholder, LG Parent or Studio HoldCo would otherwise be entitled in the Amalgamations, the Exchange Agent shall round down to the nearest whole PubCo Common Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i) If, between the date of this Agreement and the Closing, the outstanding SEAC Ordinary Shares (or any other Equity Interests in SEAC or its successors) have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SEAC Ordinary Shares (or any other Equity Interests in SEAC or its successors), as applicable, will be appropriately adjusted to provide to the holders of SEAC Ordinary Shares (or any other Equity Interests in SEAC or its successors), as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 2.09(i) shall not be construed to permit SEAC (or its successors), LG Parent or any Studio Entities or any of their respective Subsidiaries to take any action with respect to their respective securities that is expressly prohibited by the terms and conditions of this Agreement.

Section 2.10 Withholding(i) . Notwithstanding anything in this Agreement to the contrary, each of the Parties, their Affiliates and the Exchange Agent (each a “Withholding Agent”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration (including cash, shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable Canadian Law, or other provision of U.S. state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. The applicable Withholding Agent is hereby authorized to dispose of such portion of any share or other security payable, issuable or transferable pursuant to this Agreement as is necessary to provide sufficient funds to such Withholding Agent solely to the extent necessary to enable it to comply with any deduction and withholding requirement; provided, that, with respect to any contemplated disposition of any share or other security payable, issuable or transferable to a Party or the Sponsor, such Withholding Agent shall use commercially reasonable efforts to provide prior notice to such relevant Party or the Sponsor of such intent to dispose of such share or other security and to reasonably cooperate with such Party or the Sponsor, as applicable, regarding alternatives to the contemplated disposition for purposes of satisfying such deduction and withholding requirement. The applicable Withholding Agent shall remit the applicable portion of the net proceeds of any such sale of any share or other security pursuant to the preceding sentence to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to the relevant Party or the Sponsor, as applicable, entitled to receive such consideration. The Parties agree to provide any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, including any forms or information for Canadian or other non-U.S. applicable Law purposes as the applicable Withholding Agent reasonably determines is required for purposes of complying with, and minimizing such deduction or withholding under, applicable Tax Law.

Section 2.11 Further Assurances. At any time after the Closing, if any Party hereto reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement after the Closing, then the Parties and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LG PARENT

Except as set forth in LG Parent’s disclosure schedule delivered by LG Parent in connection with this Agreement (the “LG Parent Disclosure Schedule”), LG Parent hereby represents and warrants to SEAC as follows:

Section 3.01 Organization and Qualification.

(a) Each of LG Parent, StudioCo and Studio HoldCo is a corporation duly incorporated, validly existing and in good standing under the Laws of British Columbia, Canada and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of LG Parent, Studio HoldCo and StudioCo is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect.

(b) Each of the Studio Entities is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Studio Entity is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect, each Subsidiary of any of the Studio Entities is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

Section 3.02 Organizational Documents.

(a) LG Parent has prior to the date of this Agreement made available to SEAC a complete and correct copy of the organizational governing documents and all amendments thereto as of the date of this Agreement, of StudioCo (the “StudioCo Organizational Documents”). Such StudioCo Organizational Documents are in full force and effect. StudioCo is not in material violation of any of the provisions of the StudioCo Organizational Documents. StudioCo has conducted its business in compliance with the StudioCo Organizational Documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Studio Material Adverse Effect.

(b) No Studio Entity is in material violation of any of the provisions of its certificate of incorporation, its articles or equivalent organizational documents (the “Studio Entity Organizational Documents”). Each Studio Entity and each of its Subsidiaries has conducted its business in compliance with its organizational documents, except for such failures, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a Studio Material Adverse Effect.

Section 3.03 Capitalization.

(a) A true and complete list of all the Equity Interests issued or outstanding in StudioCo as of the date of this Agreement and the identity of the Persons that are the holders thereof is set forth in Section 3.03(a) of the LG Parent Disclosure Schedule, and there are no Equity Interests issued or outstanding in StudioCo as of the date of this Agreement except as set forth thereon. Following the Pre-Closing Restructuring, and immediately prior to the Closing, Studio HoldCo shall be the sole record and beneficial owner of all of the issued and outstanding Equity Interests of StudioCo. All issued and outstanding Equity Interests of StudioCo (i) are duly authorized, validly issued, fully paid and, where applicable, nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the StudioCo Organizational

Documents, as applicable, and (iii) were issued and granted or allotted in compliance in all material respects with applicable Law. Immediately following the consummation of the Transactions (including the Post-Arrangement Repayment) on the Closing Date, the Net Corporate Indebtedness of PubCo and its Subsidiaries (taken as a whole) is reasonably expected to in all material respects be $1,431,000,000 (it being acknowledged and agreed that a deviation of ten percent (10%) or less from such amount shall be deemed consistent in all material respects for purposes of this last sentence of this Section 3.03(a)).

(b) Except as set forth in Section 3.03(b) of the LG Parent Disclosure Schedule, no Studio Entity directly or indirectly owns any Equity Interest constituting greater than fifty percent (50%) of all of the issued and outstanding Equity Interests in any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated associated, consortium or other entity or fund. All of the outstanding Equity Interests of the Studio Entities (i) are duly authorized, validly issued, fully paid and where applicable, nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which any Studio Entity is a party and the Studio Entity Organizational Documents. Each outstanding Equity Interest of each Studio Entity is owned one hundred percent (100%) by LG Parent or another Studio Entity or one of their wholly-owned Subsidiaries free and clear of all Liens, options, rights of first refusal and limitations on LG Parent’s or any Studio Entity’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Except as set forth in Section 3.03(b) of the LG Parent Disclosure Schedule, no Studio Entity is a trustee of any trust.

(c) Except as set forth in Section 3.03(a) or Section 3.03(c) of the LG Parent Disclosure Schedule, and except for this Agreement and the Plan of Arrangement, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of StudioCo or any Studio Entity or any of its Subsidiaries or obligating StudioCo or any Studio Entity or any of its Subsidiaries to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of, StudioCo or any Studio Entity or any of its Subsidiaries, and (ii) neither StudioCo nor any Studio Entity nor any of its Subsidiaries is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which StudioCo or any Studio Entity or any of its Subsidiaries is a party, or to LG Parent’s knowledge, among any holders of Equity Interests of StudioCo or any Studio Entity or any of its Subsidiaries to which StudioCo or any Studio Entity or any of its Subsidiaries is not a party.

(d) Except as set forth in Section 3.03(d) of the LG Parent Disclosure Schedule or for intercompany loans among the Studio Entities or any of their Subsidiaries entered into in the Ordinary Course, there are no outstanding contractual obligations of StudioCo or any Studio Entity or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of StudioCo or any Studio Entity or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Studio Entity or any of its Subsidiaries. Neither StudioCo nor any Studio Entity has (i) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect, each outstanding Equity Interest of each Subsidiary of the Studio Entities is controlled, directly or indirectly, by LG Parent or a Studio Entity or one of their wholly-owned Subsidiaries, free and clear of all Liens, options, rights of first refusal and limitations on LG Parent’s or any Studio Entity’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents.

Section 3.04 Authority Relative to This Agreement. Each of LG Parent, StudioCo and Studio HoldCo has all necessary corporate or other power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and, subject to any consents required under the terms of the Material Contracts or as set forth in Section 3.04 and Section 3.05(b) of the LG Parent Disclosure Schedule, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which LG Parent, StudioCo or Studio HoldCo is or will be a party, by LG Parent, StudioCo and Studio HoldCo and the consummation by LG Parent, StudioCo and Studio HoldCo of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LG Parent, StudioCo and Studio HoldCo are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and each Transaction Document to which LG Parent, StudioCo or Studio HoldCo is or will be a party has been or will be duly and validly executed and delivered by LG Parent, StudioCo and Studio HoldCo and, assuming the due authorization, execution and delivery by SEAC and the SEAC Entities, constitutes, and with respect to Transaction Documents not yet entered into, will constitute, a legal, valid and binding obligation of LG Parent, StudioCo and Studio HoldCo, enforceable against LG Parent, StudioCo and Studio HoldCo in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other applicable Transaction Documents by each of LG Parent, StudioCo and Studio HoldCo does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(a) and Section 3.05(b), the performance of the Transactions by LG Parent, StudioCo and Studio HoldCo will not (i) conflict with or violate the articles or notice of articles of LG Parent or Studio HoldCo, the StudioCo Organizational Documents or any Studio Entity Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any Law applicable to LG Parent, StudioCo, Studio HoldCo or the Studio Entities or by which any property or asset of LG Parent, StudioCo, Studio HoldCo or the Studio Entities is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any consent, notice or waiver to be obtained under, or result in the creation of a Lien (other than any Permitted Lien) under any Material Contract, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Studio Material Adverse Effect.

(b) The execution and delivery of this Agreement and the applicable Transaction Documents by LG Parent, StudioCo and Studio HoldCo does not, and the performance of the Transactions by LG Parent, StudioCo and Studio HoldCo will not require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and Canadian securities Laws, (B) applicable requirements, if any, of the HSR Act, (C) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (D) as set forth in Section 3.05(b) of the LG Parent Disclosure Schedule or (E) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Studio Material Adverse Effect.

Section 3.06 Permits; Compliance. The Studio Entities are and since January 1, 2022 have been in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, waivers, exemptions, qualifications, registrations and orders of any Governmental Authority necessary for each of LG Parent, StudioCo and the Studio Entities and their respective Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Studio Permits”), except where the failure to have such Studio Permits would not reasonably be expected to have a Studio Material Adverse Effect. No suspension or cancellation of any of the Studio Permits is pending or, to the knowledge of LG Parent, threatened in writing. Neither LG Parent, Studio HoldCo, StudioCo nor any Studio Entity or any of its Subsidiaries is, or has been since January 1, 2022, in conflict with, or in default, breach or violation of (a) any Law applicable to LG Parent or Studio HoldCo (in each case, to the extent relating to the Studio Business), StudioCo or any Studio Entity or (b) any Material Contract or Studio Permit; except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Studio Material Adverse Effect.

Section 3.07 Financial Statements; Sarbanes-Oxley.

(a) LG Parent has made available to SEAC true and complete copies of the (x) audited combined balance sheets of the Studio Business as of March 31, 2023 and March 31, 2022, and the related audited combined statements of operations and cash flows of the Studio Business for each of the three years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Financial Statements”), each of which are set forth as Section 3.07(a) of the LG Parent Disclosure Schedule). Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) was derived from and accurately reflects, in all material respects, the books and records of LG Parent relating to the Studio Business, and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Studio Business as at the date thereof and for the period indicated therein, subject, in each case, to the Financial Statements being prepared and presented on a “carve-out” basis from the consolidated financial statements of LG Parent.

(b) Except as and to the extent reflected or reserved for in the Financial Statements, no Studio Entity or any of its Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since March 31, 2023, (ii) obligations for future performance under any Contract to which any Studio Entity or any of its Subsidiaries is a party, (iii) those that will be paid off or discharged prior to or at the Closing, (iv) those arising under this Agreement and/or the performance by LG Parent and StudioCo of their respective obligations hereunder, or (v) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Studio Material Adverse Effect.

(c) Since January 1, 2022, (i) neither LG Parent (to the extent relating to the Studio Business), Studio HoldCo (to the extent relating to the Studio Business), StudioCo nor any Studio Entity has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of LG Parent, Studio HoldCo, StudioCo or the Studio Entities or any of their Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that LG Parent, Studio HoldCo, StudioCo or any Studio Entity or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the LG Parent Board or any committee thereof.

(d) LG Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Studio Business and other material information required to be disclosed by LG Parent regarding the Studio Business in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to LG Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting LG Parent’s principal executive officer and principal financial officer to material information regarding the Studio Business required to be included in LG Parent’s periodic reports required under the Exchange Act.

(e) LG Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that LG Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Neither LG Parent nor LG Parent’s independent auditors have identified or been made aware of, in each case in writing, any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of LG Parent’s internal controls over financial reporting which would reasonably be expected to adversely affect LG Parent’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. LG Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of LG Parent. Since January 1, 2022, there have been no material changes in LG Parent’s internal control over financial reporting.

Section 3.08 Absence of Certain Changes or Events. Since March 31, 2023 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement or any of the other Transaction Documents or as otherwise disclosed in the LGEC SEC Documents, (i) the Studio Business has been conducted in all material respects in the Ordinary Course, (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Studio Business or the Studio Entities (taken as a whole), LG Parent (with respect to the Studio Business), Studio HoldCo, StudioCo and the Studio Entities and their Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective assets other than in the Ordinary Course and (iii) there has not been a Studio Material Adverse Effect.

Section 3.09 Absence of Litigation. Except as disclosed in Section 3.09 of the LG Parent Disclosure Schedule, there is no material Action pending or, to the knowledge of LG Parent, threatened against the Studio Business, any Studio Entity or any material property or asset of any Studio Entity, or, to the knowledge of LG Parent, threatened or pending against any director, officer, manager or employee (in their respective capacities as such) of any Studio Entity. No Studio Entity, nor any material property or asset of any Studio Entity, is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of LG Parent, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10 Employee Matters.

(a) None of the Plans is or was within the past six (6) years, nor does StudioCo, any of the Studio Entities or any of their respective Subsidiaries have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “deferred profit sharing plan”, a “salary deferral arrangement”, a plan providing a “retiring allowance” or a “retirement compensation arrangement”, each as defined as subsection 248(1) of the Canadian Tax Act, (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada, or (iv) any Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the Canadian Tax Act.

(b) The consummation of the Transactions shall not, either alone or in combination with another event: (i) entitle any Current Employee or former employee of StudioCo or any of the Studio Entities or any of their respective Subsidiaries to material severance pay, unemployment compensation or any other payment for which StudioCo, any of the Studio Entities or any of their respective Subsidiaries would be responsible; (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such Current Employee or former employee of StudioCo or any of the Studio Entities or any of their respective Subsidiaries for which StudioCo, any of the Studio Entities or any of their respective Subsidiaries would be responsible; or (iii) result in any payment (whether in cash or property or the vesting of property) to any Current Employee or former employee of StudioCo or any of the Studio Entities or any of their respective Subsidiaries who is “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(c) None of the Plans provide, nor does StudioCo, any of the Studio Entities or any of their respective Subsidiaries have or reasonably expect to have any obligation to provide, retiree life or medical to any Current Employee or former employee, officer, director or consultant of StudioCo, any of the Studio Entities or any of their respective Subsidiaries, or their respective beneficiaries or dependents after the termination of employment or service, except as may be required by applicable Law or pursuant to provisions of severance arrangements that do not extend beyond the third anniversary of termination of employment.

(d) Each Plan is and has been within the past six (6) years maintained, registered (where required), funded and invested and administered in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws and there are no material outstanding violations or defaults thereunder. Each of the StudioCo and the Studio Entities has performed, in all material respects, all obligations required to be performed by them under any Plan. No material Action is pending or, to the knowledge of LG Parent, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of LG Parent, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Except as would not reasonably be expected to, individually or in the aggregate, result in material liability to StudioCo or any of the Studio Entities or any of their respective

Subsidiaries, each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS). To the knowledge of LG Parent, no factor or circumstance exists that would reasonably be expected to adversely affect the Tax preferred status of any Plan.

(f) Except as would not reasonably be expected to, individually or in the aggregate, result in material liability to StudioCo or any of the Studio Entities or any of their respective Subsidiaries, with respect to any Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such Plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof, (iv) all premiums to the PBGC have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such Plan. Neither StudioCo, the Studio Entities or any their respective ERISA Affiliates has incurred any withdrawal liability under a Multiemployer Plan which remains unsatisfied.

(g) No Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

(h) Section 3.10(h) of the LG Parent Disclosure Schedule lists each agreement between StudioCo or a Studio Entity (or any of their Subsidiaries), on the one hand, and a trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) that governs the employment of the Current Employees, on the other hand (each, a “Studio Collective Bargaining Agreement”). Neither StudioCo nor any Studio Entity (nor any of their Subsidiaries) has breached or failed to comply with any provision of any Studio Collective Bargaining Agreement, except as has not and would not, individually or in the aggregate, reasonably be expected to result in material liability to StudioCo or any of the Studio Entities or any of their respective Subsidiaries. With respect to any Studio Collective Bargaining Agreement, no consent or consultation of, requirement to provide information to, or rendering of, or receipt of an opinion or formal advice by, any labor or trade union, works council or other employee representative body or any Governmental Entity with jurisdiction over labor matters is required for LG Parent, Studio HoldCo, StudioCo, or any Studio Entity to enter into this Agreement or to consummate the Transactions.

(i) To the knowledge of LG Parent, as of the date of this Agreement, no Executive Officer has provided notice of his or her intention to termination his or employment as a result of or following the consummation of the Transactions.

(j) To the knowledge of LG Parent, neither StudioCo, nor any Studio Entity, nor any of their respective Subsidiaries is party to a settlement agreement with an Executive Officer that involves allegations relating to sexual harassment, sexual misconduct or discrimination by any Executive Officer. Except as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, to the knowledge of LG Parent, in the last three (3) years, no written allegations of sexual harassment, sexual misconduct or discrimination have been made against any Executive Officer.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, StudioCo, the Studio Entities, and their respective Subsidiaries are and have been since January 1, 2022 in compliance with all applicable Laws relating to labor and employment, including all applicable Occupational Health and Safety Laws and all such Laws relating to wages and hours, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining, employee leave, immigration, recordkeeping, workers’ compensation, meal and rest periods, employee notices, payroll documents, termination or discharge, severance or redundancy obligations, social insurance obligations, vacation and holiday pay, tax withholding, classification of employees, workers and contractors. Except as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, there are no pending, or to the knowledge of LG Parent, threatened, unfair labor practice charges, other grievances or Actions before any Governmental Authority arising under any applicable Law governing employment in connection with the Current Employees.

Section 3.11 Real Property. Except as set forth in Section 3.11 of the LG Parent Disclosure Schedule, no Studio Entity nor any of its respective Subsidiaries is the legal or beneficial owner of any fee simple interest in real property (each an “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, each Owned Real Property (a) is owned by such fee owner free and clear of all Liens and defects and imperfections, except Permitted Liens, (b) is not leased, licensed or otherwise occupied by any third party, (c) the current use, occupancy and operation of such Owned Real Property do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws and no Studio Entity nor any of its respective Subsidiaries has made an application for re-zoning or land-use re-designation with respect to any of the Owned Real Property and (d) to the knowledge of LG Parent, as of the date of this Agreement, there does not exist any pending or threatened, condemnation or eminent domain Action that affect the Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, (i) each Studio Entity has valid leasehold estates or contractual rights of occupancy in respect of all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by such Studio Entity (collectively, the “Studio Material Leased Real Property,” which Studio Material Leased Real Property, for the avoidance of doubt, excludes any real property leased pursuant to stage or office production leases entered into on a temporary basis in the Ordinary Course) free and clear of all Liens and defects and imperfections, except Permitted Liens, (ii) Section 3.11 of the LG Parent Disclosure Schedule sets forth a complete list of all Studio Material Leased Real Property, and the Studio Material Leased Real Property comprises all of the real property necessary for the Studio Entities to conduct their business in the Ordinary Course, (iii) the Studio Material Leased Real Property and its current use, occupancy and operation do not violate in any material respects any applicable zoning, subdivision or other land-use or similar applicable Laws and no Studio Entity has made an application for re-zoning or land-use re-designation with respect to any of the Studio Material Leased Real Property, (iv) each agreement under which any Studio Entity is the tenant, subtenant, or occupant with respect to the Studio Material Leased Real Property (including all material amendments thereto and guarantees thereof, each, a “Studio Material Real Property Lease”) is in full force and effect and to the knowledge of LG Parent, is valid and enforceable against such Studio Entity and the other parties thereto, in accordance with its terms, subject to the Remedies Exceptions, and no Studio Entity has received written notice of any default under any Studio Material Real Property Lease, nor has any Studio Entity sent notice of default thereunder to the counterparty hereto, (v) no Studio Material Leased Real Property is sublet, sublicensed or otherwise occupied by any entity other than a Studio Entity, and (f) to the knowledge of LG Parent, as of the date of this Agreement, there does not exist any pending or threatened, condemnation or eminent domain Action that affect Studio Material Leased Real Property.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the LG Parent Disclosure Schedule sets forth a substantially accurate list of, as of the date of this Agreement, all Registered Intellectual Property that is owned by the Studio Entities or any of their Subsidiaries (“Registered Owned Intellectual Property”), but excluding registered copyrights that are not material to the Studio Business, and showing for each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction. The Studio Entities and their Subsidiaries do not own any proprietary software that they consider material to the conduct of the Studio Business.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect, (i) all such Registered Owned Intellectual Property is owned exclusively by one or more of the Studio Entities or their respective Subsidiaries, free and clear of all Liens other than Permitted Liens, and are subsisting and have not been adjudged by any Governmental Entity to be invalid or unenforceable (and, other than applications, are not invalid or unenforceable), (ii) the Studio Entities or their respective Subsidiaries otherwise have the valid right to use and exploit (as used and exploited in the Studio Business) all other Intellectual Property used in or necessary for the conduct of the Studio Business, and (iii) such rights to use and exploit Intellectual Property will not be subject to material termination or other adverse impact resulting from the execution and delivery of this Agreement or the performance of the Transactions by LG Parent, StudioCo and Studio HoldCo.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, since January 1, 2022: (i) the Studio Entities, their respective Subsidiaries and the conduct of each Studio Business have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; (ii) no Studio Entity nor any of its Subsidiaries has received any written claims (including offers to license or audit demands) (and there are no Actions currently pending or, to the knowledge of LG Parent, threatened) either (A) alleging any of the foregoing or (B) contesting the ownership, use, patentability, validity or enforceability of any Studio Owned Intellectual Property; and (iii) to LG Parent’s knowledge, no third party has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating any Studio Owned Intellectual Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, each employee who has created or developed any Intellectual Property on behalf of the Studio Entities or any of their Subsidiaries has executed one or more Contracts with one of the Studio Entities or any of its Subsidiaries under which such Person: (i) has presently assigned all right, title and interest in and to such

Intellectual Property to one of the Studio Entities or one of its respective Subsidiaries (or such rights have otherwise vested automatically with one or more of the Studio Entities or one or more of their respective Subsidiaries); and (ii) is subject to reasonable obligations to maintain the confidentiality of the Studio Entities’ or their respective Subsidiaries’ confidential information in accordance with the terms of such employee’s employment or engagement.

(e) Since January 1, 2022, each of the Studio Entities and each of its Subsidiaries has taken and takes commercially reasonable actions consistent with industry standards to, maintain and protect the confidentiality, secrecy and value of all material trade secrets and other material confidential information included in the Studio Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, no such trade secrets or other material confidential information have, to LG Parent’s Knowledge, been disclosed to any Person other than pursuant to reasonable obligations of confidentiality.

Section 3.13 Data Privacy and Cybersecurity.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, since January 1, 2022: (i) the Studio Entities and their respective Subsidiaries have complied in all material respects with all applicable Laws, and their respective published policies and contractual obligations, in each case, concerning data privacy and data security (“Privacy Commitments”); and (ii) the Studio Entities and their respective Subsidiaries have not received any notice of any claims, investigations or alleged violations of such Privacy Commitments.

(b) The Studio Entities and their respective Subsidiaries have implemented commercially reasonable security measures regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of Personal Information in its control and the integrity and availability of the Studio Entities’ IT Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, (i) since January 1, 2022, the Studio Entities and their respective Subsidiaries have not experienced any information security incident that has compromised the integrity or availability of their respective IT Assets, or the confidentiality, integrity and availability of the data thereon, and (ii) the Studio Entities’ and their respective Subsidiaries’ IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access to, or to disable or otherwise harm, any information technology or software applications.

Section 3.14 Taxes.

(a) All material Tax Returns of the Studio Entities and their respective Subsidiaries have been duly and timely filed (taking into account any applicable extension of time to file) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by the Studio Entities and their respective Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

(b) No audit, examination, investigation, litigation, or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted, or has been announced or threatened in writing with respect to any Studio Entity. There is no outstanding claim, assessment, or deficiency against any Studio Entity for any material Taxes, and no such claim, assessment, or deficiency has been asserted or threatened in writing by any Taxing Authority.

(c) There are no Liens for Taxes upon any of the assets of the Studio Entities except for Permitted Liens.

(d) No Studio Entity has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(e) No Studio Entity has taken or agreed to take any action, or is aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the applicable elements of the Transactions from qualifying for the Intended Tax Treatment.

(f) StudioCo is, and will be at the time of the StudioCo Amalgamation, a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(g) The Studio Entities collectively have U.S. federal net operating loss carryforwards of approximately $1,150 million and U.S. state net operating loss carryforwards of approximately $550 million, in each case, as of March 31, 2023.

(h) No Studio Entity has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement.

(i) StudioCo does not own any material property or assets, other than the property and assets transferred to it pursuant to the Separation Agreement.

Section 3.15 Environmental Matters. Except as set forth in Section 3.15 of the LG Parent Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Studio Material Adverse Effect, (a) since January 1, 2022, no Studio Entity nor any of its Subsidiaries has violated nor is it in violation of, any applicable Environmental Law; (b) none of the properties currently or, to LG Parent’s knowledge, formerly owned, leased or operated by a Studio Entity or any of its Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by a Studio Entity or any of its Subsidiaries pursuant to applicable Environmental Laws, or which could give rise to a liability of a Studio Entity or any of its Subsidiaries under Environmental Laws; (c) no Studio Entity or any of its Subsidiaries is actually, or, to LG Parent’s knowledge, allegedly currently liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each Studio Entity and each of its respective Subsidiaries is and has been in material compliance with all permits, licenses, certificates, and other authorizations required under applicable Environmental Law; and (e) no Studio Entity nor any of its Subsidiaries is the subject of any pending or, to LG Parent’s knowledge, threatened Action alleging any violation of, or liability under, Environmental Laws.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the LG Parent Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which any Studio Entity or any of its Subsidiaries or, to the extent exclusively related or otherwise material to the Studio Business, LG Parent or any of its Subsidiaries, is a party or bound (such Contracts as are required to be set forth on Section 3.16(a) of the LG Parent Disclosure Schedule being the “Material Contracts”). As of the date of this Agreement, LG Parent has made available to SEAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

(i) each Contract involving aggregate payments to any Studio Entity or any of its Subsidiaries in excess of $50 million over any twelve (12)-month period;

(ii) any Contracts evidencing Indebtedness of any Studio Entity or any of its Subsidiaries, and any pledge agreements, security agreements or other collateral agreements in which LG Parent or a Studio Entity or any Subsidiary of a Studio Entity granted to any Person a security interest in or Lien on any of the material property or assets related to the Studio Business, and all Contracts guarantying (other than in the Ordinary Course) the debts or other obligations of any Person, in each case, in excess of $50 million, other than Contracts that are solely among LG Parent or any Subsidiary of LG Parent and any other Subsidiary of LG Parent;

(iii) each Contract involving the pending or contemplated acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Studio Business, taken as a whole, other than Contracts entered into in the Ordinary Course;

(iv) each partnership, joint venture agreement or similar Contract material to the Studio Business or the Studio Entities and its Subsidiaries, taken as a whole, other than customary joint operating agreements and continuous development obligations;

(v) all Contracts with any Governmental Authority to which a Studio Entity or any of its Subsidiaries is a party, other than any Studio Permits;

(vi) all Contracts that (A) limit, or purport to limit, the ability of the Studio Business to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, (B) require the Studio Business to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions (x) granted pursuant to an Excluded License or (y) that are not material to the Studio Business, taken as a whole;

(vii) all leases or master leases of personal or real property reasonably likely to result in annual payments of $15 million or more in a twelve (12)-month period;

(viii) all Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise) and under which there are surviving obligations of any Studio Entity or any of its Subsidiaries, which is (A) in excess of $50 million or (B) contains ongoing indemnification obligations with respect to any material covenants that, in LG Parent’s reasonable judgment, remain unperformed or with respect to material representations, the survival period as to which has not expired, in each case of clause (A) or (B), except as would not reasonably be expected to be material to the Studio Business, taken as a whole;

(ix) each Contract requiring capital expenditures by any Studio Entity or any of its Subsidiaries in an amount in excess of $50 million in a twelve (12)-month period;

(x) all Contracts relating to a Studio Interested Party Transaction;

(xi) all Contracts pursuant to which any Studio Entity or any of its Subsidiaries grants or receives a license, covenant not to sue or similar right with respect to Intellectual Property that (i) is material to the Studio Business as a whole and is not an Excluded License, or (ii) that is reasonably expected to require annual payments to or by the Seller Entities of $50 million or more in a twelve (12)-month period;

(xii) all Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $50 million or impose continuing obligations on the Studio Business, including injunctive or other non-monetary relief, in a manner that would reasonably be expected to be material to the Studio Business, taken as a whole; and

(xiii) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xii) of this Section 3.16(a).

(b) (i) Each Material Contract is a legal, valid and binding obligation of the applicable Studio Entity, LG Parent or Subsidiary of LG Parent and, to the knowledge of LG Parent, the other parties thereto, and no applicable Studio Entity, LG Parent or Subsidiary of LG Parent is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been cancelled by the other party; (ii) to LG Parent’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; and (iii) neither LG Parent nor StudioCo nor any of their Subsidiaries has received any written, or to the knowledge of LG Parent, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to result in a Studio Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Studio Material Adverse Effect, no party to a Material Contract has given written notice of or, to the knowledge of LG Parent, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

Section 3.17 Insurance. The Studio Entities and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of LG Parent reasonably has determined to be prudent and consistent with industry practice, and all material insurance policies or other forms of insurance held by, or for the benefit of, the Studio Business are in full force and effect, all premiums due thereunder are current, and no notice of cancellation or termination has been received by LG Parent or any of its Subsidiaries with respect to any such policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Studio Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Studio Material Adverse Effect or as disclosed on Section 3.17 of the LG Parent Disclosure Schedule, no claim by any Studio Entity or any of its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the insurers thereof.

Section 3.18 Certain Business Practices.

(a) The operations of the Studio Business are, and have been for the past five (5) years, conducted in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions Laws and Ex-Im Laws.

(b) None of LG Parent, StudioCo, Studio HoldCo or the Studio Entities, nor, to the knowledge of LG Parent, any of their respective Subsidiaries, officers or directors is currently, or has been in the last two (2) years: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been in the last two (2) years any proceedings, investigations, or disclosures by or before any Governmental Authority or an internal anti-corruption investigation involving any of LG Parent, Studio HoldCo, StudioCo and the Studio Entities, or, to the knowledge of LG Parent, any of their respective Subsidiaries, directors or officers, relating to applicable Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions Laws or Ex-Im Laws, nor to LG Parent’s knowledge, is such a proceeding, investigation, or disclosure pending or threatened.

Section 3.19 Interested Party Transactions.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, as set forth in Section 3.19(a) of the LG Parent Disclosure Schedule or as disclosed in the LGEC SEC Documents, none of the Studio Entities nor any of their Subsidiaries is a party to any transaction or arrangement that would be required to be reported by LG Parent pursuant to Item 404 of Regulation S-K (each such transaction, a “Studio Interested Party Transaction”). The Studio Entities and their Subsidiaries have not, since January 1, 2022, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Studio Entity or any of its Subsidiaries; or (ii) materially modified any term of any such extension or maintenance of credit.

Except as set forth in Section 3.19(a) of the LG Parent Disclosure Schedule or as disclosed in the LGEC SEC Documents, to the Knowledge of LG Parent, there are no contracts or arrangements directly between a Studio Entity, on the one hand, and any immediate family member of any director of any Studio Entity or Executive Officer, on the other hand.

(b) Except as set forth in Section 3.19(b) of the LG Parent Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between any Studio Entity or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

Section 3.20 Brokers. Except as set forth on Section 3.20 of the LG Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LG Parent or any of its Affiliates.

Section 3.21 Solvency. No Studio Entity is the subject of an Insolvency Event and, to the knowledge of LG Parent, there are no circumstances that justify a Studio Entity being the subject of an Insolvency Event. Except as would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect, no Subsidiary of any Studio Entity is the subject of an Insolvency Event and, to the knowledge of LG Parent, there are no circumstances that justify a Subsidiary of any Studio Entity being the subject of an Insolvency Event.

Section 3.22 Licensees.

(a) Section 3.23(a) of the LG Parent Disclosure Schedule sets forth, as of the date of this Agreement, the licensees of the Studio Business with whom any Studio Entity or any of its Subsidiaries has a Contract providing for payments to the Studio Business in excess of $100 million during the trailing twelve (12) months for the period ending March 31, 2023 (the “Top Licensees”).

(b) Except as set forth in Section 3.23(b) of the LG Parent Disclosure Schedule, none of the Top Licensees has, as of the date of this Agreement, informed LG Parent or any Studio Entity or any of its respective Subsidiaries in writing that it will, or, to the knowledge of LG Parent, threatened to terminate, cancel or materially limit or materially and adversely modify any of its existing business with LG Parent or any Studio Entity or any of its respective Subsidiaries (other than due to expiration of an existing contractual agreement), and, to the knowledge of LG Parent, none of the Top Licensees is, as of the date of this Agreement, otherwise involved in or threatening any material Action against LG Parent, any Studio Entity, any of its respective Subsidiaries or the Studio Business.

Section 3.23 LG Parent, Studio HoldCo and StudioCo Approvals.

(a) LG Parent has made available to SEAC a complete and correct copy of the resolutions of the LG Parent Board approving the Agreement and the Transactions contemplated hereunder, which such resolutions were duly adopted at a meeting of the LG Parent Board and have not been subsequently rescinded or modified in any way. No vote of the holders of any Equity Interests in LG Parent is required to adopt this Agreement or approve the Transactions.

(b) Studio HoldCo has made available to SEAC a complete and correct copy of the resolutions of the board of directors of Studio HoldCo approving the Agreement and the Transactions contemplated hereunder, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The approval of LG Parent as the sole shareholder of Studio HoldCo is the only vote of the holders of any Equity Interests of Studio HoldCo necessary to adopt this Agreement and approve the Transactions.

(c) StudioCo has made available to SEAC a complete and correct copy of the resolutions of the StudioCo board of directors approving the Agreement and the Transactions contemplated hereunder, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The StudioCo Shareholder Approvals are the only vote of the holders of any Equity Interests of StudioCo necessary to adopt this Agreement and approve the Transactions. Except for the StudioCo board of directors and shareholder approvals described in this Section 3.25, no approval of the StudioCo board of directors (or equivalent thereof) or any holders of any Equity Interests of any of the Studio Entities are necessary to adopt this Agreement and approve the Transactions.

Section 3.24 Information Supplied. None of the Studio Business Information supplied or to be supplied in writing will, as of the date the Registration Statement/Proxy Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SEAC Shareholders and SEAC Public Warrant Holders, at the time of the SEAC Shareholders Meeting and the SEAC Public Warrant Holder Meeting, or at the StudioCo Amalgamation Effective Time, contain any untrue statement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that LG Parent makes no representation with respect to any forward-looking statements included in the Studio Business Information.

Section 3.25 Sufficiency of Assets. On the Closing Date, the tangible and intangible assets owned, leased or licensed by the Studio Entities, together with the rights granted or services to be provided by LG Parent and its Subsidiaries to StudioCo and the Studio Entities pursuant to the other Transaction Documents, will constitute all of the tangible and intangible assets, rights, title, interest and properties that are necessary for the Studio Entities and its Subsidiaries to operate the Studio Business substantially in the manner in which it is conducted on the date hereof and as it will be conducted as of immediately prior to the Closing in all material respects. As of the Closing, the Studio Entities will own and have good and marketable title to, or a valid leasehold interest in or right to use, all of such assets or properties that are material tangible assets or personal property, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Studio Material Adverse Effect.

Section 3.26 LG Parent’s, Studio HoldCo’s and StudioCo’s Independent Investigation and Reliance. Each of LG Parent, Studio HoldCo and StudioCo is a sophisticated seller and has made its own independent investigation, review and analysis regarding SEAC, its Subsidiaries and the Transactions, which investigation, review and analysis were conducted by LG Parent, Studio HoldCo and StudioCo together with expert advisors, including legal counsel, that they have engaged for such purpose. LG Parent, Studio HoldCo, StudioCo and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SEAC and its Subsidiaries and other information that they have requested in connection with their investigation of SEAC, its Subsidiaries and the Transactions. None of LG Parent, Studio HoldCo nor StudioCo is relying on any statement, representation or warranty, oral or written, express or implied, made by SEAC or any of its Subsidiaries or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the SEAC Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.03. Neither SEAC nor any of its respective shareholders, Affiliates or Representatives shall have any liability to LG Parent, Studio HoldCo or StudioCo or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to LG Parent, Studio HoldCo or StudioCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the SEAC Disclosure Schedule), the Transaction Documents or in any certificate delivered by SEAC pursuant to this Agreement. Each of LG Parent, Studio HoldCo and StudioCo acknowledge that, except as expressly set forth in this Agreement (as modified by the SEAC Disclosure Schedule) or in any certificate delivered by SEAC pursuant to this Agreement, neither SEAC nor any of its shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SEAC and/or any of its Subsidiaries.

Section 3.27 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the LG Parent Disclosure Schedule), LG Parent hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to LG Parent, StudioCo or the Studio Entities, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SEAC, the SEAC Entities, their respective Affiliates or any of their respective Representatives by, or on behalf of, LG Parent, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the LG Parent Disclosure Schedule) or in any certificate delivered by LG Parent pursuant to this Agreement, neither LG Parent nor any other Person on behalf of LG Parent has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SEAC, the SEAC Entities, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of LG Parent or the Studio Business (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SEAC, the SEAC Entities, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEAC

Except as set forth (a) in any SEAC SEC Report filed or furnished at least one (1) Business Day prior to the date hereof (excluding disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any “forward-looking statements” disclaimer and other disclosures that are generally cautionary, predictive or forward looking in nature) or (b) in the SEAC Disclosure Schedule, SEAC hereby represents and warrants to each of LG Parent, Studio HoldCo and StudioCo as follows:

Section 4.01 Organization and Qualification. Each of SEAC and the SEAC Entities is a corporation, exempted company, unlimited liability corporation or other organization, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of SEAC and the SEAC Entities is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be material to SEAC or any SEAC Entity.

Section 4.02 Organizational Documents. SEAC has, prior to the date of this Agreement, made available to LG Parent complete and correct copies of the SEAC Organizational Documents and the SEAC Entities Organizational Documents as are in effect as of the date hereof. The SEAC Organizational Documents and the SEAC Entities Organizational Documents are in full force and effect. Neither SEAC nor any of the SEAC Entities is in breach or violation of any of the provisions of the SEAC Organizational Documents or the SEAC Entities Organizational Documents, as applicable, except where such breach or violation, individually or in the aggregate, is not and would not be expected to be, material to SEAC or any SEAC Entity. SEAC and the SEAC Entities have conducted their business in compliance with the SEAC Organizational Documents or the SEAC Entities Organizational Documents, respectively, except for such failures, individually or in the aggregate which are note, and would not reasonably be expected to be, material to SEAC or any SEAC Entity.

Section 4.03 Capitalization.

(a) The authorized share capital of SEAC is $48,100, divided into (i) 400,000,000 SEAC Class A Ordinary Shares, (ii) 80,000,000 SEAC Class B Ordinary Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share, in each case, prior to giving effect to the Transactions and any Redemption Rights. Section 4.03(a) of the SEAC Disclosure Schedule sets forth a true, correct and complete statement of (i) the number and class or series (as applicable) of the issued and outstanding SEAC Ordinary Shares, SEAC Public Warrants and

SEAC Private Placement Warrants, in each case, prior to giving effect to the Transactions and any Redemption Rights and (ii) the identity of the Persons that are the owners of any SEAC Class B Ordinary Shares or SEAC Private Placement Warrants, with the corresponding number of such Equity Securities held by them.

(b) All outstanding SEAC Class A Ordinary Shares, SEAC Class B Ordinary Shares, SEAC Public Warrants and SEAC Private Placement Warrants have been issued and granted in compliance in all material respects with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SEAC Organizational Documents.

(c) Except for the SEAC Public Warrants, SEAC Private Placement Warrants and SEAC Class B Ordinary Shares, SEAC has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SEAC or obligating SEAC or any SEAC Entity to issue or sell any share capital of, or other Equity Interests in, SEAC, other than in connection with the Transactions. SEAC is not a party to, or otherwise bound by, and SEAC has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights. Except for the Sponsor Support Agreement, the Discounted Non-Redemptions Agreements, the Non-Redemption Agreements and any other agreement set forth in the SEAC SEC Reports, SEAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SEAC Class A Ordinary Shares, SEAC Class B Ordinary Shares or any of the Equity Interests or other securities of SEAC. Except with respect to the Redemption Rights and the SEAC Public Warrants and SEAC Private Placement Warrants, there are no outstanding contractual obligations of SEAC to repurchase, redeem, exchange or otherwise acquire any SEAC Ordinary Shares or any of the Equity Interests or other securities of SEAC. There are no outstanding contractual obligations of SEAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Neither SEAC nor any SEAC Entity has (i) redeemed or repaid any Equity Interest in material violation of its organizational documents or the terms of issue of any Equity Interest, (ii) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

(d) As of the date of this Agreement, Section 4.03(d) of the SEAC Disclosure Schedule sets forth a true, correct and complete statement of the number and type of shares of each of the SEAC Entities that is issued and outstanding and the identity of each of the Persons that are the owners of such shares. At all times prior to the Closing, no other Equity Interests of the SEAC Entities shall be issued or outstanding, other than in connection with the Transactions. The outstanding common share of each of the SEAC Entities (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued and granted or allotted to SEAC (or New SEAC, as applicable), and is legally and beneficially owned by SEAC (or New SEAC, as applicable, or other than in connection with the Transactions), free and clear of all Liens, options, rights of first offer and refusal, other than transfer restrictions under applicable securities Laws and the SEAC Entities Organizational Documents and (iii) was issued and granted or allotted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which any of the SEAC Entities is a party and the SEAC Entities Organizational Documents. Except as set forth in Section 4.03(d) of the SEAC Disclosure Schedule, no SEAC Entity is a trustee of any trust.

Section 4.04 Authority Relative to this Agreement. Each of SEAC and the SEAC Entities has all necessary corporate or limited company power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and, subject to the receipt of SEAC Shareholder Approvals and the SEAC Public Warrant Holder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document, to which SEAC or a SEAC Entity is or will be a party, by SEAC and the SEAC Entities and the consummation by SEAC and the SEAC Entities of the Transactions have been, subject to the receipt of the SEAC Shareholder Approvals and SEAC Public Warrant Holder Approval, duly and validly authorized by all necessary corporate or limited company action and no other corporate or limited company proceedings on the part of SEAC or the SEAC Entities are necessary to authorize this Agreement or to consummate the Transactions (other than the SEAC Shareholders Meeting to be convened and the receipt of the SEAC Shareholder Approvals at the SEAC Shareholders Meeting). This Agreement has been, and each Transaction Document to which SEAC or a SEAC Entity is or will be a party has been or will be, duly and validly executed and delivered by SEAC and the SEAC Entities and, assuming due authorization, execution and delivery by LG Parent, Studio HoldCo and StudioCo, constitutes, and with respect to Transaction Documents not yet entered into, will constitute, a legal, valid and binding obligation of SEAC and the SEAC Entities enforceable against SEAC and the SEAC Entities in accordance with its terms subject to the Remedies Exceptions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the applicable Transaction Documents by each of SEAC and the SEAC Entities does not, and the performance of the Transactions by SEAC and the SEAC Entities will not, subject to receipt of the SEAC Shareholder Approvals and the SEAC Public Warrant Holder Approval, (i) conflict with or violate the SEAC Organizational Documents or the SEAC Entities Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to SEAC or the SEAC Entities or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require any consent, notice or waiver to be obtained under, or result in the creation of a Lien under any SEAC Material Contract, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not be or reasonably be expected to be material to SEAC or any SEAC Entity.

(b) The execution and delivery of this Agreement and the applicable Transaction Documents by SEAC and the SEAC Entities does not, and the performance of the Transactions by SEAC and the SEAC Entities will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and Canadian securities Laws; (ii) for the applicable requirements, if any, of the HSR Act; (iii) in connection with the Domestications, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands in accordance with the Companies Act and the applicable requirements and required approval of the Registrar in accordance with the BC Act; (iv) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) as set forth in Section 4.05(b) of the SEAC Disclosure Schedule or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be or reasonably be expected to be material to SEAC or any SEAC Entity.

Section 4.06 Permits; Compliance. SEAC and the SEAC Entities are and since SEAC’s incorporation have been in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, waivers, exemptions, qualifications, registrations and orders of any Governmental Authority necessary for SEAC, and the SEAC Entities to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “SEAC Permits”), except where the failure to have such SEAC Permits would not reasonably be expected to be material to SEAC or any SEAC Entity. No suspension or cancellation of any of the SEAC Permits is pending or, to the knowledge of SEAC, threatened in writing. Neither SEAC nor any of the SEAC Entities is or has been since SEAC’s incorporation in conflict with, or in default, breach or violation of (a) any Law applicable to SEAC or the SEAC Entities, or (b) any SEAC Material Contract or SEAC Permit; except, in each case, for any such conflicts, defaults, breaches or violations that would not be or reasonably be expected to be material to SEAC or any SEAC Entity.

Section 4.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SEAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed or furnished by it with the SEC, together with any amendments, restatements or supplements thereto (collectively, the “SEAC SEC Reports”), since January 5, 2022. SEAC has heretofore made available to LG Parent true and correct copies of all amendments and modifications that have not been filed by SEAC with the SEC to all agreements, documents and other instruments that previously had been filed by SEAC with the SEC and are currently in effect, if any. As of their respective dates, and as of the date of any amendment or filing that superseded the initial filing, the SEAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, restated or supplemented, as of the date of such amendment, restatement or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SEAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SEAC SEC Report. To the knowledge of SEAC, each director and executive officer of SEAC has filed with the SEC on a timely basis all documents required with respect to SEAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of SEAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SEAC has no off-balance sheet arrangements that are not disclosed in the SEAC SEC Reports.

(c) Except as and to the extent set forth in the SEAC SEC Reports, SEAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities, debts and obligations that have arisen since the date of the most recent balance sheet included in the financial statements (including, in each case, any notes thereto) contained in the SEAC SEC Reports in the Ordinary Course; (ii) liabilities, debts and obligations incurred in connection with the Transactions; and (iii) liabilities for fees and expenses incurred in connection with the Transactions.

(d) Since its initial public offering, SEAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since March 31, 2023, (i) neither SEAC nor any SEAC Entity has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SEAC or the SEAC Entities or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that SEAC or any SEAC Entity has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the SEAC Board or any committee thereof.

(e) SEAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SEAC and other material information required to be disclosed by SEAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SEAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SEAC’s principal executive officer and principal financial officer to material information required to be included in SEAC’s periodic reports required under the Exchange Act.

(f) SEAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SEAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Neither SEAC nor SEAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SEAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SEAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SEAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SEAC. Since November 21, 2021, there have been no material changes in SEAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SEAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SEAC, and SEAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEAC SEC Reports. To the knowledge of SEAC, none of the SEAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.08 Absence of Certain Changes or Events.

(a) Each of New SEAC and MergerCo was formed on December 18, 2023, and New BC Sub was formed on December 19, 2023, in each case, solely for the purpose of engaging in the Transactions and is, and will be at all times prior to the Closing, wholly owned by SEAC or New SEAC. Since the date of its organization, each SEAC Entity has not engaged, and at all times prior to the StudioCo Amalgamation will not engage, in any activities other than the execution of this Agreement and the other Transaction Documents to which each SEAC Entity is party, the performance of its obligations hereunder and thereunder in furtherance of the Transactions, and matters ancillary thereto. Each SEAC Entity does not have, and prior to the StudioCo Amalgamation will not have, any operations, assets, liabilities or obligations of any nature other than those incurred in connection with its formation and pursuant to this Agreement and the Transactions.

(b) Since SEAC’s incorporation and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SEAC has conducted its business in all material respects in the Ordinary Course, (ii) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SEAC or the SEAC Entities to enter into and perform its obligations under this Agreement or the Transaction Documents to which SEAC or any SEAC Entity is, or is contemplated to be, a party, (iii) SEAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants sets forth in Section 5.02 and (iv) except as would not, individually or in the aggregate, reasonably be expected to be material to SEAC, and except as expressly required pursuant to this Agreement or other Transaction Documents, SEAC and the SEAC Entities have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets other than in the Ordinary Course.

Section 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of SEAC, threatened against SEAC or any SEAC Entity. None of SEAC nor any SEAC Entity is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SEAC, continuing investigation by, any Governmental Authority or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Board Approval; Vote Required.

(a) The SEAC Board and the SEAC Special Committee have made available to LG Parent a complete and correct copy of the resolutions of the SEAC Board and the SEAC Special Committee in respect of the Transactions, which such resolutions were duly adopted at a meeting of the SEAC Board and the SEAC Special Committee, respectively, and have not been subsequently rescinded or modified in any way. The only vote of the holders of any class or series of share capital of SEAC necessary to approve the Transactions are the SEAC Shareholder Approvals.

(b) Each of the SEAC Entities has made available to LG Parent a complete and correct copy of the resolutions of the board of directors of each of them, in respect of the Transactions, which such resolutions were duly adopted by written consent and have not been subsequently rescinded or modified in any way. The only vote of the holders of any interest of the SEAC Entities necessary to adopt this Agreement and the Plan of Arrangement and approve the Transactions is a written consent resolution of the sole shareholder of each of New SEAC, MergerCo and New BC Sub (the “SEAC Entities Shareholder Approval”).

Section 4.11 Brokers. Except as set forth on Section 4.11 of the SEAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SEAC or the SEAC Entities.

Section 4.12 SEAC Trust Account. As of the date of this Agreement, SEAC has no less than $793,499,126.40 in the trust account established by SEAC for the benefit of its public shareholders (including, if applicable, an aggregate of approximately $26,250,000 of Deferred

Underwriting Fees) maintained at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). As of the date hereof, the monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 5, 2022, between SEAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SEAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SEAC or the Trustee. There are no separate Contracts, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SEAC and the Trustee that would cause the description of the Trust Agreement in the SEAC SEC Reports to be inaccurate in any material respect; or (b) that would entitle any Person (other than the SEAC Shareholders who shall have exercised their Redemption Rights pursuant to the SEAC Organizational Documents and the Underwriters from SEAC’s initial public offering with respect to the Deferred Underwriting Fees) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay any Taxes owed by SEAC as a result of assets of SEAC or interest or other income earned on the assets of SEAC; (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SEAC Organizational Documents; and (C) to pay up to an aggregate of $3,000,000 of the interest or other income earned on the assets of SEAC for working capital purposes. To SEAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SEAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder has exercised its Redemption Rights. There are no Actions pending or, to the knowledge of SEAC, threatened in writing with respect to the Trust Account.

Section 4.13 Employees. Other than any officers as described in the SEAC SEC Reports, SEAC and the SEAC Entities have no and have never had any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SEAC’s officers and directors in connection with activities on SEAC’s behalf in an aggregate amount not in excess of the amount of cash held by SEAC outside of the Trust Account, SEAC and the SEAC Entities have no unsatisfied material liability with respect to any officer or director. SEAC and the SEAC Entities have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan, Multiemployer Plan or otherwise has or could have any liability with respect to any Employee Benefit Plan or Multiemployer Plan (whether directly or through an ERISA Affiliate).

Section 4.14 Taxes.

(a) All material Tax Returns of SEAC have been duly and timely filed (taking into account any applicable extension of time to file) and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by SEAC (whether or not shown as due on any Tax Return) have been timely paid in full to the appropriate Taxing Authority. SEAC has (i) withheld and timely paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equity holder, customer, or other Person and (ii) otherwise complied in all material respects with all applicable Laws relating to the withholding, collection, and remittance of Taxes (including information reporting and records maintenance requirements).

(b) SEAC is not a party to, or bound by, any material Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract (in each case, other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(c) SEAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or the use of an improper, method of accounting occurring or used prior to the Closing; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing; (iii) installment sale or open transaction entered into prior to the Closing; or (iv) prepaid amount or advance payment received or deferred revenue accrued prior to the Closing.

(d) SEAC has not been a member of an affiliated, consolidated, combined, or unitary group for U.S. federal, state, local, or non-U.S. Tax purposes. SEAC does not have any material liability for the Taxes of any Person as a result of being a member of an affiliated, consolidated, combined, or unitary group or fiscal unity (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), as a transferee or successor or by Contract, in each case other than any Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(e) SEAC has not entered into a closing agreement pursuant to Section 7121 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law), advance pricing agreement, or other written agreement with any Taxing Authority, or received any private letter ruling, technical advice memorandum, or similar ruling from any Taxing Authority, in each case, with respect to material Taxes for which agreement, memorandum, or ruling would be binding on SEAC after the Closing and no written request for any such agreement, memorandum, or ruling is currently pending.

(f) SEAC has not waived, modified, or extended any statute of limitations with respect to material Taxes or material Tax Returns or agreed to any waiver, modification, or extension of time with respect to the assessment or collection of any material Tax other than an automatic extension of time to file a Tax Return obtained in the Ordinary Course, and no request for any waiver, modification, or extension described in this sentence is currently pending.

(g) No audit, examination, investigation, litigation, or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted, or has been announced or threatened in writing with respect to SEAC. There is no outstanding claim, assessment, or deficiency against SEAC for any material Taxes, and no such claim, assessment, or deficiency has been asserted or threatened in writing by any Taxing Authority.

(h) There are no Liens for Taxes upon any of the assets of SEAC except for Permitted Liens.

(i) SEAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SEAC does not file Tax Returns, or pay Taxes, of a particular type stating that SEAC is or may be subject to Tax, or required to file Tax Returns, of such type in such jurisdiction, in each case, which claim has not been fully and finally resolved.

(j) SEAC has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two (2) years prior to the date of this Agreement.

(k) SEAC has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Law).

(l) SEAC has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the applicable elements of the Transactions from qualifying for the Intended Tax Treatment.

(m) Immediately following their respective Domestication, each of SEAC Merger Surviving Company and New SEAC will be a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(n) None of the SEAC Entities has, at any time, been resident in Canada for the purposes of the Canadian Tax Act.

(o) (i) For U.S. federal (and applicable state and local) income tax purposes, (x) each of MergerCo and New BC Sub is, and has been since its formation, treated as a disregarded entity and (y) each of SEAC and New SEAC is, and has been since its formation, treated as a foreign corporation and (ii) no Person has taken any position inconsistent with the treatment described in clause (i).

Section 4.15 Registration and Listing. The issued and outstanding SEAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SCRMU.” The issued and outstanding SEAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SCRM.” The issued and outstanding SEAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SCRMW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of SEAC, threatened in writing against SEAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SEAC Units, the SEAC Class A Ordinary Shares, or the SEAC Public Warrants or terminate the listing of SEAC’s securities on Nasdaq. Other than in connection with the Transactions, none of SEAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SEAC Units, the SEAC Class A Ordinary Shares, or the SEAC Public Warrants under the Exchange Act.

Section 4.16 Business Activities; Assets. Since its incorporation, SEAC has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Documents, the performance of its covenants or agreements in this Agreement or the other Transaction Documents or the consummation of the Transactions or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in the SEAC SEC Reports, there is no Contract binding upon SEAC or to which SEAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). SEAC does not own any real property. SEAC does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by SEAC are owned free and clear of any Lien, other than any Permitted Liens. SEAC, inclusive of its Affiliates, does not, and New SEAC, inclusive of its Affiliates will not prior to the Arrangement Effective Time, have assets in Canada with an aggregate value in excess of CAD $93 million, nor does either of SEAC or New SEAC, each inclusive of its Affiliates, have gross revenues from sales in, from or into Canada in excess of CAD $93 million, all as determined pursuant to Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations (Canada) promulgated thereunder.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the SEAC Disclosure Schedule lists, as of the date of this Agreement, all material Contracts to which SEAC or any SEAC Entity is a party or by which SEAC, any SEAC Entity or any of their assets or properties is bound, including any the following types of Contracts to which SEAC or any SEAC Entity is a party or bound (such Contracts as are required to be set forth on Section 4.17(a) of the SEAC Disclosure Schedule being the “SEAC Material Contracts”; for the avoidance of doubt, the Transaction Documents to which SEAC or any SEAC Entity is or will be a party to will not be considered a “SEAC Material Contract” for purposes of this Agreement). As of the date of this Agreement, SEAC has made available to LG Parent true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

(i) each Contract to which SEAC or any SEAC Entity is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by SEAC as of the date of this Agreement;

(ii) each Contract with any of the Affiliates of SEAC;

(iii) all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which SEAC or the SEAC Entities granted to any Person a security interest in or Lien on any of the material property or assets of SEAC or the SEAC Entities, and all Contracts guarantying the debts or other obligations of any Person;

(iv) any Contract involving the pending or contemplated acquisition or sale of (or option to purchase or sell) any assets or properties of SEAC or the SEAC Entities;

(v) each partnership, joint venture agreement or similar Contract;

(vi) any Contracts with any Governmental Authority;

(vii) any Contracts that (A) limit, or purport to limit, the ability of SEAC or the SEAC Entities to compete in any line of business or with any Person or entity or in any geographic area or during any period of time in any material respect, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses, (B) require SEAC or the SEAC Entities to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(viii) any Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise);

(ix) any Contract requiring capital expenditures by SEAC or any SEAC Entity;

(x) any Contracts relating to a SEAC Interested Party Transaction;

(xi) any Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment or impose continuing obligations on SEAC, including injunctive or other non-monetary relief; and

(xii) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xi) of this Section 4.17(a).

(b) (i) Each SEAC Material Contract is a legal, valid and binding obligation of SEAC and, to the knowledge of SEAC, the other parties thereto, and SEAC is not in breach or violation of, or default under, any SEAC Material Contract nor has any SEAC Material Contract been cancelled by the other party; (ii) to SEAC’s knowledge, no other party is in breach or violation of, or default under, any SEAC Material Contract; and (iii) neither SEAC nor any of its Subsidiaries has received any written, or to the knowledge of SEAC, oral claim of default under any such SEAC Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to have a material adverse effect on SEAC or any SEAC Entity. Except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on SEAC or any SEAC Entity, no party to a Material Contract has given written notice of or, to the knowledge of SEAC, threatened any potential exercise of termination rights with respect to any Material Contract.

Section 4.18 Certain Business Practices.

(a) Neither SEAC, nor to the knowledge of SEAC, any of its officers or directors is currently violating, or since SEAC’s incorporation has violated, whether directly or indirectly, any applicable Sanctions Laws or Ex-Im Laws. Neither SEAC nor, to the knowledge of the SEAC, any of its directors or officers is currently, or has been, since SEAC’s incorporation: (i) a Sanctioned Person; (ii) controlled by a Sanctioned Person; (iii) organized, resident, or located in a Sanctioned Country; (iv) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (v) engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now, and have not been since SEAC’s incorporation, any proceedings, investigations, or disclosures by or before any Governmental Authority or an internal anti-corruption investigation involving SEAC or, to SEAC’s knowledge, any of its directors or officers, relating to Sanctions Laws or Ex-Im Laws, nor to SEAC’s knowledge is such a proceeding, investigation, or disclosure pending or threatened.

(b) Neither SEAC nor to the knowledge of SEAC, any of its directors or officers have, since SEAC’s incorporation, directly or indirectly offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment or services (including any facilitation payments) to any Person, including any Government Official, or any employee or representative of a Governmental Authority, or any Person acting for or on behalf of any Government Official while knowing (as defined in the FCPA) or having reason to know that all or some portion would be used for the purpose of: (a) influencing any act or decision of a Government Official or other person, including a decision to fail to perform official functions; (b) inducing any Government Official or other person to do or omit to do any act in violation of the lawful duty of such official; or (c) inducing any Government Official to use influence with any government, department, agency, or instrumentality in order to assist SEAC or any other Person in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c) There have been no demands, claims, actions, legal proceedings or investigations by or before any Governmental Authority or any arbitrator involving SEAC or, to its knowledge, its directors or officers relating to the Anti-Corruption Laws since SEAC’s incorporation nor are there any pending, or, to the knowledge of SEAC, threatened. Since SEAC’s incorporation, no civil, criminal, or administrative penalties have been imposed on SEAC with respect to violations of applicable Anti-Corruption Laws, or applicable Anti-Money Laundering Laws, nor have any disclosures been submitted to any other Governmental Authority with respect to violations of such laws.

(d) SEAC has conducted its business in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(e) The operations of SEAC are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money

Laundering Laws and Sanctions Laws. SEAC and to its knowledge, its directors and officers have not knowingly falsified any entry in any book, record, or account of SEAC, and all such entries fairly and accurately reflect the relevant transactions and dispositions of SEAC’s assets in reasonable detail.

(f) No directors or officers of SEAC is a Person that is, or is owned fifty percent (50%) or greater or controlled by, a Person that is: (i) a Sanctioned Person; or (ii) located, organized, or resident in a Sanctioned Country; or (iii) otherwise targeted under any Sanctions Laws.

(g) No director or officer of SEAC is a Government Official.

Section 4.19 Interested Party Transactions.

(a) Except for the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of SEAC has or has had, directly or indirectly: (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that SEAC furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any Person that purchases from or sells or furnishes to, SEAC, any goods or services; (iii) a beneficial interest in any Material Contract; or (iv) any contractual or other arrangement with SEAC (including any “preferred pricing” or similar benefit enjoyed by SEAC as a result of any such affiliation) (each such transaction, a “SEAC Interested Party Transaction”). None of the SEAC Entities has, since incorporation, (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of such entity; or (B) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between SEAC on the one hand and any immediate family member of any director, officer of SEAC on the other hand.

(b) There are no transactions, Contracts, arrangements or understandings between SEAC, on the one hand, and any other Person, on the other hand, which grant or purport to grant any board observer or management rights.

Section 4.20 Solvency. SEAC is not the subject of an Insolvency Event and, to the knowledge of SEAC, there are no circumstances that justify SEAC being the subject of an Insolvency Event.

Section 4.21 Insurance. SEAC is insured with reputable insurers against such risks and in such amounts as the management of SEAC reasonably has determined to be prudent and consistent with industry practice, and all material insurance policies or other material forms of insurance held by, or for the benefit of, SEAC are in full force and effect, all premiums due thereunder have been paid in full, and no notice of cancellation or termination has been received by SEAC with respect to any such policy. Except as disclosed on Section 4.21 of the SEAC

Disclosure Schedule, no claim by SEAC is pending under any such material policies as to which coverage has been denied or disputed, or rights reserved to do so, by the insurers thereof.

Section 4.22 PIPE Investment. Prior to the execution of this Agreement, New SEAC has entered into Subscription Agreements with the PIPE Investors, true and correct copies of which have been provided to LG Parent on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase PubCo Common Shares on the terms and subject to the conditions set forth in the Subscription Agreements. Each Subscription Agreement is a legal, valid and binding obligation of New SEAC and, to the knowledge of SEAC, the applicable PIPE Investor party thereto, and neither the execution or delivery thereof by New SEAC nor the performance of New SEAC’s or PubCo’s obligations under any such Subscription Agreement violates, or will at the Closing violate, any applicable Law. Each Subscription Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof, no withdrawal, termination, amendment or modification is contemplated by New SEAC or, to SEAC’s knowledge, by any PIPE Investor. There are no other agreements, side letters, or arrangements between SEAC or any of the SEAC Entities and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investor to pay to New SEAC the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement as and when due pursuant to the terms thereof, and SEAC does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied as of the Closing (as defined in such Subscription Agreement) or the PIPE Investment Amount not being available in full to New SEAC on the Closing Date. No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of New SEAC under any material term or condition of any Subscription Agreement and, as of the date hereof, SEAC has no reason to believe that New SEAC will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Subscription Agreement. No fees, consideration or other discounts are, or will be, payable to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 4.23 Non-Redemption Agreements.

(a) Solely with LG Parent’s prior written consent, SEAC may enter into Discounted Non-Redemption Agreements with Discounted Non-Redemption Investors, true and correct copies of which shall be provided promptly to LG Parent upon execution thereof. Each Discounted Non-Redemption Agreement shall be, when executed by the parties thereto, a legal, valid and binding obligation of SEAC and, to the knowledge of SEAC, the applicable counterparty thereto, and neither the execution or delivery thereof by SEAC nor the performance of SEAC’s obligations under any such Discounted Non-Redemption Agreement violates, or will at the Closing violate, any applicable Law. Each Discounted Non-Redemption Agreement shall be, from the date of execution until the SEAC Merger Effective Time, in full force and effect and will not have been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SEAC or, to SEAC’s knowledge, by any Discounted Non-Redemption Shareholder. There are no other agreements, side letters, or arrangements between SEAC or any of the SEAC Entities and any Discounted Non-Redemption Shareholder relating to any Discounted Non-Redemption Agreement that could affect the obligation of such Discounted Non-Redemption Shareholder perform its obligations in accordance thereunder, and SEAC does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Discounted Non-Redemption Agreement not being satisfied as of the Closing (as defined in such Discounted Non-Redemption Agreement). No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of SEAC under any material term or condition of any Discounted Non-Redemption Agreement and, as of the date hereof, SEAC has no reason to believe that New SEAC will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Discounted Non-Redemption Agreement. No fees, consideration or other discounts are, or will be, payable to any Discounted Non-Redemption Shareholders in respect of its Discounted Non-Redemption Agreement, except as set forth in the applicable Non-Redemption Agreement.

(b) Each Non-Redemption Agreement shall be, when executed by the parties thereto, a legal, valid and binding obligation of SEAC and, to the knowledge of SEAC, the applicable counterparty thereto, and neither the execution or delivery thereof by SEAC nor the performance of SEAC’s obligations under any such Non-Redemption Agreement violates, or will at the Closing violate, any applicable Law. Each Non-Redemption Agreement shall be, from the date of execution until the SEAC Merger Effective Time, in full force and effect and will not have been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SEAC or, to SEAC’s knowledge, by any Non-Redemption Shareholder. There are no other agreements, side letters, or arrangements between SEAC or any of the SEAC Entities and any Non-Redemption Shareholder relating to any Non-Redemption Agreement that could affect the obligation of such Non-Redemption Shareholder perform its obligations in accordance thereunder, and SEAC does not know of any fact or circumstance that would reasonably be expected to result in any of the conditions set forth in any Non-Redemption Agreement not being satisfied as of the Closing (as defined in such Non-Redemption Agreement). No event has occurred that (with or without notice, lapse of time or both) would constitute a default or breach on the part of SEAC under any material term or condition of any Non-Redemption Agreement and, as of the date hereof, SEAC has no reason to believe that SEAC will be unable to perform or satisfy, or cause to be performed or satisfied, on a timely basis any obligation to be satisfied by it or any condition, in each case, contained in any Non-Redemption Agreement. No fees, consideration or other discounts are, or will be, payable to any Non-Redemption Shareholders in respect of its Non-Redemption Agreement, except as set forth in the applicable Non-Redemption Agreement.

Section 4.24 SEAC’s and the SEAC Entities’ Independent Investigation and Reliance. Each of SEAC and the SEAC Entities is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding LG Parent, any Studio Entity and the Transactions, which investigation, review and analysis were conducted by SEAC and the SEAC Entities together with expert advisors, including legal counsel, that they have engaged for such purpose. SEAC and the SEAC Entities and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of LG Parent and any Studio Entity and other information that they have requested in connection with their investigation of LG Parent, the Studio Entities and the Transactions. None of SEAC or the SEAC Entities is relying on any statement, representation or warranty, oral or written, express or implied, made by LG Parent, any Studio Entity or any of their respective Representatives, except as expressly set forth in Article III (as modified by the LG Parent Disclosure Schedule), in the Transaction Documents or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 7.02. None of LG Parent, StudioCo, nor any of their respective shareholders, Affiliates or Representatives shall have any liability to SEAC, the SEAC Entities or any of their respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SEAC, the SEAC Entities or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the LG Parent Disclosure Schedule), the Transaction Documents or in any certificate delivered by LG Parent, Studio HoldCo or StudioCo pursuant to this Agreement. SEAC and the SEAC Entities acknowledge that, except as expressly set forth in this Agreement (as modified by the LG Parent Disclosure Schedule) or any certificate delivered by LG Parent or StudioCo pursuant to this Agreement, none of LG Parent, StudioCo nor any of their respective shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Studio Business.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the SEAC Disclosure Schedule), SEAC hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SEAC or the SEAC Entities, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to LG Parent, Studio HoldCo, StudioCo, the Studio Entities, their respective Affiliates or any of their respective Representatives by, or on behalf of, SEAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SEAC Disclosure Schedule) or in any certificate delivered by SEAC pursuant to this Agreement, neither SEAC nor any other Person on behalf of SEAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to LG Parent, Studio HoldCo, StudioCo, the Studio Entities, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SEAC or the SEAC Entities (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to LG Parent, Studio HoldCo, StudioCo, the Studio Entities, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.01 Conduct of the Studio Business.

(a) Solely with respect to the Studio Business, each of LG Parent, Studio HoldCo and StudioCo agrees that it shall, and LG Parent shall cause the Studio Entities and their respective Subsidiaries to, between the date of this Agreement and the StudioCo Amalgamation Effective Time or the earlier termination of this Agreement in accordance with its terms, except (1) as required or expressly permitted by any other provision of this Agreement or the other Transaction Documents, (2) as set forth in Section 5.01(a) of the LG Parent Disclosure Schedule, (3) as required by applicable Law (including as requested (with an obligation to comply) or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions, unless SEAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided, that SEAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after LG Parent or an Affiliate thereof has made a request for such consent in writing; provided, further, that, taking any action that is expressly permitted by an exception to Section 5.01(b) (including, for the avoidance of doubt, any exceptions in Section 5.01(b) of the LG Parent Disclosure Schedule and actions that do not require consent under Section 5.01(b)) shall be deemed to not be a breach of this Section 5.01(a):

(i) conduct their business in the Ordinary Course; and

(ii) use commercially reasonable efforts to maintain and preserve the Studio Business’s existing business operations and business relationships and goodwill.

(b) Except (1) as required or expressly permitted by any other provision of this Agreement or the other Transaction Documents, (2) as set forth in Section 5.01(b) of the LG Parent Disclosure Schedule, (3) as required by applicable Law (including as requested (with an obligation to comply) or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions, each of LG Parent, Studio HoldCo and StudioCo shall not, and LG Parent shall cause the Studio Entities and their respective Subsidiaries not to, between the date of this Agreement and the StudioCo Amalgamation Effective Time or the earlier termination of this Agreement in accordance with its terms, directly or indirectly, do any of the following without the prior written consent of SEAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided, that SEAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after LG Parent or an Affiliate thereof has made a request for such consent in writing:

(i) amend, restate, supplement or otherwise change any StudioCo Organizational Documents or Studio Entity Organizational Documents in any material respect, other than in connection with internal restructurings conducted in the Ordinary Course that do not (A) materially affect the Studio Business or (B) result in a Studio Entity no longer being a Studio Entity;

(ii) authorize, recommend, propose or announce an intention to adopt or enter into or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Studio Entity;

(iii) acquire any Equity Interest or other interest in any other Person or enter into a joint venture with any other Person, in each case, where such acquisitions or investments exceed $375 million in the aggregate;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests or any Equity Interests in the Studio Entities or any of their Subsidiaries, other than (A) in connection with the forfeiture or cancellation of any such Equity Interest for no consideration or (B) transactions solely among LG Parent and/or any of its wholly-owned Subsidiaries that remains wholly-owned Subsidiaries after consummation of such transaction;

(v) make or commit to make any capital expenditures with respect to the Studio Business or the Studio Entities or any of their Subsidiaries other than in an amount not exceeding $75 million in the aggregate;

(vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof that relates to the Studio Business, in each case, with an aggregate equity value in excess of $375 million;

(vii) engage in any new line of business that is materially different from the Studio Business and that would constitute a material portion of the Studio Business;

(viii) issue, sell, pledge, dispose of, transfer, or grant any Lien (other than a Permitted Lien) on, or authorize the issuance, sale, transfer, pledge or disposition of, or grant of any Lien (other than a Permitted Lien) on, (A) any Equity Interests of StudioCo, Studio HoldCo or any Studio Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including any phantom interest), of StudioCo, Studio HoldCo or any Studio Entity or (B) any material assets (other than Intellectual Property, which is the subject of Section 5.01(b)(xiii)) of the Studio Business (taken as a whole) or the Studio Entities and its Subsidiaries (taken as a whole) other than, in each case of (A) and (B), for (1) transactions solely among LG Parent and/or any of its wholly-owned Subsidiaries (and with respect to sales, dispositions or transfers of such Equity Interests or material assets, as applicable, which results in such Equity Interests or material assets, as applicable, being sold, disposed or transferred to a Studio Entity or one of its Subsidiaries), (2) pledges or grants of any Liens in the Ordinary Course, (3) Liens permitted under the LG Credit Agreement or (4) any actions pursuant to monetization programs in the Ordinary Course, and in case of (B) dispositions of obsolete, worthless or de minimis assets;

(ix) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its Equity Interests, other than transactions solely among LG Parent and/or any of its wholly-owned Subsidiaries that remains wholly-owned Subsidiaries after consummation of such transaction;

(x) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xi) other than in the Ordinary Course, as required by applicable Law or in a form substantially consistent with LG Parent’s filings with the SEC, enter into any indemnification agreements with the directors and officers of the Studio Entities or any of their Subsidiaries;

(xii) other than (A) in the Ordinary Course (B) as would not, individually or in the aggregate, reasonably be expected to be material to the Studio Business, taken as a whole, or (C) as otherwise determined to be in the best interests of the Studio Business in the reasonable judgment of LG Parent and its Subsidiaries, (I) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or Studio Material Real Property Lease or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the applicable Studio Entity’s or its Subsidiary’s material rights thereunder, or (II) enter into any Contract that would have been a Material Contract or Studio Material Real Property Lease had it been entered into prior to the date of this Agreement;

(xiii) other than licenses and other dispositions of assets in the Ordinary Course, or otherwise in exchange (in the reasonable determination of the Seller Entities) for fair value, assign, transfer, convey, license, sublicense, covenant not to assert, grant any Lien (other than a Permitted Lien) on, abandon, allow to lapse (other than at the natural expiration of an asset), fail to renew or maintain, or otherwise dispose of any Studio Owned Intellectual Property that is material to the conduct of the Studio Business, taken as a whole, other than Liens that are permitted under the LG Credit Agreement or any actions pursuant to monetization programs in the Ordinary Course;

(xiv) other than in the Ordinary Course, fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Studio Permit that is material to the conduct of the Studio Business taken as a whole;

(xv) waive, release, assign, settle, compromise or otherwise resolve any Action in a manner that would reasonably be expected to be, individually or in the aggregate, material to the Studio Business, taken as a whole, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $25 million individually or $100 million in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require LG Parent to obtain consent from SEAC to do any of the foregoing if obtaining such consent would violate applicable Law, and nothing contained in this Section 5.01 shall give to SEAC, directly or indirectly, the right to control or direct the ordinary course of business operations of LG Parent or any of its Subsidiaries prior to the Closing Date.

Prior to the Closing Date, each of SEAC and LG Parent shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 5.02 Conduct of Business by SEAC.

(a) Except (1) as required or expressly permitted by any other provision of this Agreement or the other Transaction Documents or as expressly permitted by the Trust Agreement, (2) as set forth in Section 5.02(a) of the SEAC Disclosure Schedule, (3) as required by applicable Law (including as requested (with an obligation to comply) or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions, SEAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the StudioCo Amalgamation Effective Time, unless LG Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SEAC and the SEAC Entities shall be conducted in the Ordinary Course; provided, that LG Parent shall be deemed to have consented in writing if it provides no response within five (5) Business Days after LG Parent or an Affiliate thereof has made a request for such consent in writing. By way of amplification and not limitation, except (1) as required or expressly permitted by any other provision of this Agreement or the other Transaction Documents or as expressly permitted by the Trust Agreement, (2) as set forth in Section 5.02(a) of the SEAC Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions, SEAC shall not, and SEAC shall cause the SEAC Entities not to, between the date of this Agreement and the StudioCo Amalgamation Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of LG Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that LG Parent shall be deemed to have consented in writing if it provides no response within five (5) Business Days after LG Parent or an Affiliate thereof has made a request for such consent in writing:

(i) amend, restate, supplement or otherwise change the SEAC Organizational Documents or the SEAC Entities Organizational Documents, other than an amendment to the SEAC Organizational Documents to extend the time SEAC has to close an initial business combination under the SEAC Organization Documents and to implement the Class B Conversion Proposal;

(ii) authorize, recommend, propose or announce an intention to adopt or enter into or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SEAC or the SEAC Entities, except as required by the SEAC Organizational Documents;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than redemptions from the funds in the Trust Account that are required pursuant to the SEAC Organizational Documents;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests or any Equity Interests in the SEAC Entities, except for redemptions from the funds in the Trust Account;

(v) form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(vi) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests or other securities of SEAC or the SEAC Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests or any other ownership interest (including phantom interest), of SEAC or the SEAC Entities, other than issuances of SEAC Class A Ordinary Shares in connection with raising additional PIPE Investments in accordance with the terms and conditions of this Agreement;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into any strategic joint ventures, partnerships or alliances with any other Person or (B) merge, consolidate, combine or amalgamate with any Person;

(viii) make or commit to make any capital expenditures with respect to the SEAC Entities;

(ix) incur any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SEAC or the SEAC Entities, as applicable, or enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a loan from the Sponsor or an Affiliate thereof or certain of SEAC’s officers and directors to finance the SEAC Transaction Expenses or pursuant to the Intercompany Financing Arrangement;

(x) issue, sell, pledge, dispose of, transfer, or grant any Lien on, or authorize the issuance, sale, transfer, pledge or disposition of, or grant of any Lien on any assets of the SEAC Entities other than for (1) transactions solely among SEAC and/or any of its wholly-owned Subsidiaries or (2) dispositions of obsolete, worthless or de minimis assets;

(xi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or in the Ordinary Course;

(xii) other than in the Ordinary Course, (A) amend any material Tax Return, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) make, change, or revoke any material election relating to Taxes (other than the filing of any IRS Form 8832 to make any entity classification election necessary for purposes of the

Intended Tax Treatment), (D) settle, compromise, surrender, or otherwise abandon any material Tax audit, assessment, or claim or other proceeding or controversy relating to Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code or similar agreement with respect to Taxes, (F) request any Tax ruling from any Taxing Authority, (G) surrender any right to claim a refund of material Taxes or (H) extend or waive (other than automatically granted extensions and waivers) the statute of limitations with respect to a material amount of Taxes;

(xiii) amend the Trust Agreement or any other agreement related to the Trust Account;

(xiv) other than in the Ordinary Course, (A) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any SEAC Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of SEAC’s material rights thereunder or (B) enter into any Contract that would have been a SEAC Material Contract had it been entered into prior to the date of this Agreement;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate;

(xvi) other than in a form substantially consistent with SEAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SEAC or any SEAC Entity;

(xvii) incur or approve any Indebtedness, costs, fees or expenses that would cause SEAC Transaction Expenses to exceed $21 million in the aggregate;

(xviii) distribute or transfer funds or any other assets held or controlled by SEAC or any SEAC Entity outside of the Trust Account to the Sponsor or any of its Affiliates, other than in connection with the payment of SEAC Transaction Expenses; or

(xix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SEAC to obtain consent from LG Parent to do any of the foregoing if obtaining such consent would violate applicable Law, and nothing contained in this Section 5.02 shall give to LG Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of SEAC prior to the Closing Date. Prior to the Closing Date, each of SEAC and LG Parent shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 5.03 Conduct of Business by StudioCo, Studio HoldCo and the SEAC Entities. Between the date hereof and the StudioCo Amalgamation Effective Time or the earlier termination of this Agreement in accordance with its terms, none of StudioCo, Studio HoldCo or the SEAC Entities shall engage in any activities other than the execution of any Transaction

Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions and the other transactions contemplated by the Transaction Documents (and matters ancillary thereto).

Section 5.04 Claims against Trust Account. LG Parent, Studio HoldCo and StudioCo each acknowledges that SEAC is a blank check company with the powers and privileges to effect an initial “Business Combination” (as defined in the SEAC Organizational Documents). LG Parent, Studio HoldCo and StudioCo each further acknowledges that, as described in SEAC’s prospectus for its initial public offering available at www.sec.gov, substantially all of SEAC’s assets consist of the cash proceeds of SEAC’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in the Trust Account. LG Parent, Studio HoldCo and StudioCo each acknowledges that it has been advised by SEAC that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in SEAC’s prospectus for its initial public offering available at www.sec.gov and in accordance with the Trust Agreement. LG Parent, Studio HoldCo and StudioCo agree that, notwithstanding any other provision contained in this Agreement, LG Parent, Studio HoldCo, StudioCo and each of the Studio Entities and their respective Subsidiaries do not have, and shall not at any time prior to the StudioCo Amalgamation Effective Date have, any claim to, or make any claim against, the funds in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between LG Parent, Studio HoldCo, StudioCo and/or any of the Studio Entities or their respective Subsidiaries, on the one hand, and SEAC and/or the SEAC Entities on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of LG Parent, Studio HoldCo and StudioCo hereby irrevocably waives any right, title, interest or Claim it and its Affiliates (including the Studio Entities and their respective Subsidiaries) may have, now or in the future, in or to any funds or other assets in the Trust Account and will not seek recourse against the Trust Account or any funds distributed therefrom for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit LG Parent, Studio HoldCo and StudioCo from pursuing a claim against SEAC, the SEAC Entities or any other person (a) for legal relief against monies or other assets of SEAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SEAC or the SEAC Entities to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the funds in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SEAC, the SEAC Entities or any of their respective successor entities in the event this Agreement is terminated for any reason and SEAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that LG Parent, Studio HoldCo, StudioCo or any of their Affiliates commences any Action against or involving the funds in the Trust Account in violation of the foregoing, SEAC shall be entitled to recover from LG Parent, Studio HoldCo, StudioCo and/or the Studio Entities the associated reasonable legal fees and costs in connection with any such Action, in the event SEAC prevails in such Action.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Access to Information; Confidentiality.

(a) From the date of this Agreement until the StudioCo Amalgamation Effective Time or the earlier termination of this Agreement in accordance with its terms, each of LG Parent, SEAC, Studio HoldCo, StudioCo and the SEAC Entities shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, no Party shall be required to provide access to or disclose information that is legally privileged or where the access or disclosure would jeopardize the protection of attorney-client privilege or other legal privilege, contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which a Party or any of its Affiliates is a party), or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 6.01 shall be kept confidential in accordance with the Confidentiality Agreement, dated June 9, 2023, by and between LG Parent and SEAC (as supplemented by the Joint Defense, Common Interest, and Confidentiality Agreement, dated as of November 27, 2023) (collectively, the “Confidentiality Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 6.02 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the StudioCo Amalgamation Effective Time and (b) the termination of this Agreement pursuant to Article VIII, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or facilitate or respond to any inquiries, indications of interest, offers or proposals by, or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or afford to any Person access to the businesses, properties, assets, information or personnel in connection with, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state or province for purposes of facilitating an Alternative Transaction, or (v) resolve or agree to do any of the foregoing; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.02. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to LG Parent, (u) the issuance, sale or transfer to, or investment or acquisition by, any Person, directly or indirectly, in any newly issued or currently outstanding Equity Interest in any Studio Entity or any of its Subsidiaries (except, (1) with respect to any de minimis transfers of Equity Interests of any Studio Entity or (2) with respect to any Subsidiaries of any Studio Entity, as would not be material to the Studio Business, taken as a whole), (v) the sale or transfer of material assets of the Studio Business, taken as a whole (including through a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, asset sale or other similar transaction) to any Person (except for such transactions where such material assets are sold or transferred to a Studio Entity or a Subsidiary of a Studio Entity), (w) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or other similar transaction, in each case directly involving any Studio Entity and of which the applicable Studio Entity is not the surviving entity or transferee of such assets (except for such transactions solely among LG Parent, the Studio Entities or their Subsidiaries and following which any surviving entity is a Studio Entity or a Subsidiary of a Studio Entity or where the transferee of such assets is a Studio Entity or one of its Subsidiaries), or (z) any initial public offering or direct listing of a Studio Entity or any of its Subsidiaries on any stock exchange, except, in each case of clauses (u) through (z), as expressly permitted by the terms of this Agreement (including as expressly permitted by Section 5.01 and as expressly permitted by the LG Parent Disclosure Schedule); and (B) with respect to SEAC, any direct or indirect acquisition of assets or business of any Person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, that would constitute an “initial business combination” as defined in SEAC’s prospectus for its initial public offering. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Notwithstanding anything to the contrary herein but subject to the terms and conditions of Section 9.04, nothing in this Agreement shall restrict or prohibit (a) any issuance, sale or transfer to, or any investment or acquisition by, any Person in any securities of (1) LG Parent, (2) any successor entity to LG Parent, (3) any Subsidiary of LG Parent that is not primarily engaged in the Studio Business or (4) any Subsidiary of LG Parent that holds, directly or indirectly, all or substantially all of the assets of LG Parent, (b) the sale or transfer of all or substantially all of the assets of LG Parent, or any assets of LG Parent that do not constitute the Studio Business, or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LG Parent or any of its Subsidiaries that are not Studio Entities or Subsidiaries of Studio Entities. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that since January 1, 2022 has executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (a) Closing and (b) the termination of this Agreement pursuant to Article VIII, then such Party shall promptly (and in no event later than forty-eight (48) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transactions that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.02 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 6.02 by such Party. The Parties further agree, for the avoidance of doubt, that taking any action that is expressly permitted by an exception to Section 5.01(b) (including, for the avoidance of doubt, any exceptions in Section 5.01(b) of the LG Parent Disclosure Schedule and actions that do not require consent under Section 5.01(b)), shall be deemed to not be a breach of this Section 6.02.

Section 6.03 Employee Matters.

(a) If requested by LG Parent in writing, prior to the StudioCo Amalgamation Effective Time, SEAC (or New SEAC as its successor) shall adopt a customary equity incentive plan (and submit for the approval of the SEAC Shareholders, which SEAC and New SEAC shall make its reasonable best efforts to obtain) in a form with customary terms and conditions that are reasonably agreeable to LG Parent and SEAC.

(b) The provisions of this Section 6.03 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Current Employee or Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of LG Parent or shall require LG Parent, SEAC, StudioCo, the SEAC Entities or any of their respective Subsidiaries to establish, adopt or continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 6.04 Directors’ and Officers’ Indemnification.

(a) Following the Closing, the PubCo Closing Articles (as may be amended, restated or supplemented) will include the same provisions with respect to indemnification, exoneration, exculpation, advancement or expense reimbursement of Persons who, at or prior to the Closing, were directors, managers, officers, employees, fiduciaries or agents of SEAC or any Subsidiary of SEAC (“SEAC Indemnified Persons”) that are set forth in the SEAC Organizational Documents, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of the SEAC Indemnified Persons or Studio Indemnified Persons, as applicable, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, PubCo shall defend, indemnify and hold harmless each present and former director, manager, officer, employee, fiduciary or agent of LG Parent or any of its Subsidiaries, SEAC or any of its Subsidiaries, the SEAC Entities, the Studio Entities and StudioCo against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, alleged against such directors, managers, officers, employees, fiduciaries or agents in their capacity as such and arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Pursuant to the Amalgamations, PubCo shall assume the obligations of SEAC under the Administrative Services and Indemnification Agreement, dated January 5, 2022, by and among SEAC, Sponsor and Global Eagle Acquisition LLC (the “Sponsor Indemnification Agreement”).

(b) Prior to or in connection with the Closing, SEAC shall purchase a prepaid “tail” policy (a “SEAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SEAC’s D&O Insurance policies (true, correct and complete copies of which have been heretofore made available to LG Parent or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SEAC pay a premium for such insurance in excess of 300% of the aggregate annual premium attributable to SEAC for coverage of SEAC under such insurance policy or policies for the most recent policy year (the “SEAC Maximum Annual Premium”). If the premium of such insurance coverage exceeds the SEAC Maximum Annual Premium, then SEAC may obtain a six-year “tail” policy or policies with the greatest coverage available for a cost not exceeding the SEAC Maximum Annual Premium from an insurance carrier with the same or better credit rating as SEAC’s current directors’ and officers’ liability insurance carrier. PubCo shall maintain such SEAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. If any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.04 shall be continued in respect of such claim until the final disposition thereof.

(c) Prior to or in connection with the Closing, LG Parent or StudioCo shall purchase “go-forward” D&O Insurance to cover the Post-Closing Directors and Officers of PubCo. From and after the date of this Agreement, SEAC, StudioCo and LG Parent shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 6.04, including providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(d) On the Closing Date, PubCo shall assume all rights and obligations of SEAC, New SEAC, New BC Sub and SEAC Amalco and each of their successors under all indemnification agreements (including the Sponsor Indemnification Agreement) then in effect between SEAC (or New SEAC, New BC Sub or SEAC Amalco or any of their successors) and any Person who is or was a director or officer of SEAC or Sponsor prior to the SEAC

Amalgamation Effective Time or New SEAC, New BC Sub or SEAC Amalco prior to the StudioCo Amalgamation Effective Time and that have either been (a) entered into prior to the date hereof and made available to LG Parent prior to the Closing or (b) are entered into after the date hereof in accordance with Section 5.02, which indemnification agreements (including the Sponsor Indemnification Agreement but only with respect to the indemnification, exoneration, exculpation, advancement and expense reimbursement provisions therein) shall continue to be effective following the Closing.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.04 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 6.04.

(f) The rights of each SEAC Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the SEAC Organizational Documents, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 6.04 expressly are intended to benefit, and are enforceable by, each of the SEAC Indemnified Persons, each of whom is an intended third-party beneficiary of this Section 6.04.

Section 6.05 Notification of Certain Matters. LG Parent shall give prompt written notice to SEAC, and SEAC shall give prompt written notice to LG Parent, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. No notice pursuant to this Section 6.05 shall affect any representation or warranty in this Agreement of any Party, or any condition to the obligations of any Party.

Section 6.06 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Studio Entities as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Transactions to be satisfied. In furtherance and not in limitation of the foregoing, each of the Parties shall (and shall cause their respective Subsidiaries and Affiliates to) (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof, to file or cause to be filed any and all required notification and report forms under the HSR Act with respect to the Transactions contemplated by this Agreement, (ii) use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) supply or cause to be supplied to any Governmental Authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any Law or by such Governmental Authority.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about and consider in good faith the views of the other party in connection with, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any material meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings (other than each Party’s filing pursuant to the HSR Act) or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions, provided, that such communications may be redacted (x) to remove references concerning the valuation of the businesses of LG Parent and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. The Parties, as they deem advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.06(b) as “Outside Counsel Only Material,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions, including withdrawing its filing under the HSR Act or entering into any timing agreement with any Governmental Authority without the written consent of the other Party.

(c) From and after the date of this Agreement until the earlier of the StudioCo Amalgamation Effective Time or termination of this Agreement in accordance with its terms, the Parties shall each notify the other in writing promptly after learning of any Action, including any shareholder or equityholder demands or other shareholder or equityholder Actions (including derivative claims), relating to this Agreement, any other Transaction Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced or threatened against, in the case of SEAC, SEAC Entities or any of their Representatives (in their capacity as a Representative of such Person) or, in the case of LG Parent, Studio HoldCo, StudioCo or any Studio Entity or any of its Subsidiaries, or any of their respective Representatives (in their capacity as a Representative of such Person). The Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (but not, for the avoidance of doubt, control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, that, in no event shall (x) SEAC, the SEAC Entities or any of their Representatives settle or compromise any Transaction Litigation without the prior written consent of LG Parent (not to be unreasonably withheld, conditioned or delayed) or (y) LG Parent, Studio HoldCo, StudioCo or any Studio Entity or any of its Subsidiaries, or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SEAC (not to be unreasonably withheld, conditioned or delayed).

(d) Nothing in this Section 6.06 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, (iv) enter into new licenses or other agreements, or (v) to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, challenging the Transaction or this Agreement as violative of any antitrust law, and no Party shall agree to any of the foregoing measures in connection with this Section 6.06, except with the other Parties’ prior written consent. Notwithstanding anything to the contrary but subject to the following proviso, in no event shall LG Parent or any of its Subsidiaries, on the one hand, or SEAC or the SEAC Entities or any of their Affiliates, on the other hand, be obligated to agree to any restrictions on its businesses, divisions, operations, or product lines or bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which it is a party or otherwise required in connection with the consummation of the Transactions; provided, that, for the avoidance of doubt, the foregoing shall not in any way limit SEAC’s and the SEAC Entities’, or any of their Affiliates’, express obligations set forth in the other provisions of this Agreement regarding bearing any expenses or paying any fees with respect to the SEAC Shareholder Approvals or the approval of the SEAC Warrant Agreement Amendment.

Section 6.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SEAC and LG Parent. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of Nasdaq or the New York Stock Exchange, as applicable, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of SEAC, in the case of LG Parent, Studio HoldCo, StudioCo or the Studio Entities, or LG Parent, in the case of SEAC. Furthermore, nothing contained in this Section 6.07 shall prevent SEAC or LG Parent and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 6.07.

Section 6.08 Stock Exchange Listing.

(a) From the date of this Agreement through the StudioCo Amalgamation Effective Time, SEAC shall use reasonable best efforts to ensure that the SEAC Class A Ordinary Shares, the SEAC Public Warrants and the SEAC Units remain listed for trading on Nasdaq. From the date of this Agreement through the StudioCo Amalgamation Effective Time, the Parties shall use reasonable best efforts to have PubCo’s securities approved for listing, subject only to official notice of issuance, on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, listed under a symbol chosen by StudioCo, as of the StudioCo Amalgamation Effective Time.

(b) From and after the date hereof until the earlier of the StudioCo Amalgamation Effective Time or termination of this Agreement in accordance with its terms, SEAC shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws. All such statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to securities Laws (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) SEAC shall consult, in good faith, with LG Parent, and LG Parent shall consult, in good faith, with SEAC, regarding any statements, forms, reports and documents required to be filed or furnished after the date of this Agreement with the SEC pursuant to applicable securities Laws which discuss or refer to this Agreement, the other Transaction Documents or the Transactions.

Section 6.09 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature or terms are to be satisfied at the Closing) and provision of notice thereof to the Trustee, (a) at the Closing, SEAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of SEAC Class A Ordinary Shares pursuant to the SEAC Redemption and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account as instructed by SEAC in accordance with the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.10 Tax Matters.

(a) This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Each of the Parties shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Except for actions required by this Agreement or the other Transaction Documents, none of the Parties shall (and none of the Parties shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Each of the Parties shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, except to the extent otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or similar or comparable provision of state or local or non-U.S. Law) or a change in applicable Law.

(c) Each of the Parties shall reasonably cooperate in good faith with one another in connection with the issuance to LG Parent, SEAC, New SEAC, SEAC Amalco or PubCo, as applicable, of any opinion of external counsel relating to the Tax consequences of or related to the Transactions (including if the SEC requires an opinion regarding such Tax consequences to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement/Proxy Statement). In connection with the foregoing, each of LG Parent, SEAC, New SEAC, SEAC Amalco or PubCo, as applicable, shall deliver to the applicable counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of LG Parent, SEAC, New SEAC, SEAC Amalco or PubCo, as applicable) containing such customary representations and warranties as shall be in form and substance reasonably satisfactory to the applicable counsel and reasonably necessary or appropriate to enable such counsel to render any such opinion. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require (i) any counsel to SEAC or its advisors to provide an opinion with respect to any Tax matters affecting LG Parent, any equityholders of LG Parent, Studio HoldCo, StudioCo or any Studio Entity or (ii) any counsel to LG Parent or its advisors to provide an opinion with respect to any Tax matters affecting SEAC or its equityholders, in each case of (i) or (ii), including that the relevant portion of the Transactions qualify for its respective portion of the Intended Tax Treatment. Neither this Section 6.10 nor any other provision in this Agreement shall require or be deemed to require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(d) Each of MergerCo, New BC Sub, StudioCo, Studio HoldCo and SEAC Merger Surviving Company shall file an IRS Form 8832 electing to be classified as a disregarded entity for U.S. federal income tax purposes effective as of the date of its formation (or in the case of SEAC Merger Surviving Company, effective as of the MergerCo Conversion).

Section 6.11 Delivery of Certain Financial Statements. As promptly as practicable following the date of this Agreement, LG Parent shall deliver to SEAC the unaudited combined balance sheet of the Studio Business as of September 30, 2023, and the related unaudited combined statements of operations and cash flows of the Studio Business for the six-month period then ended and ended September 30, 2022 (the “Interim Financial Statements”). As soon as reasonably practicable following the date of this Agreement, but in any event no later than March 8, 2024, LG Parent shall deliver to SEAC (i) the audited consolidated financial statements of eOne as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations and cash flows of eOne for the years then ended, each audited in accordance with the accounting standards of the American Institute of Certified Public Accountants and (ii) the unaudited consolidated balance sheets of eOne as of September 30, 2023 and the related unaudited combined statements of operations and cash flows of eOne for the nine-month period then ended and ended September 30, 2022 (the financial statements referred to in clauses (i) and (ii), the “eOne Financial Statements”). As promptly as practicable following the end of each subsequent or other applicable financial statement quarter end, but in any event no later than 60 days after the end of any such fiscal quarter (or, with respect to the fourth fiscal quarter, no later than 90 days after the end of such fiscal quarter), LG Parent shall deliver to SEAC any other audited or unaudited and reviewed financial statements of the Studio Business, eOne and any other company or other business unit acquired, including by way of the acquisition of an interest in a business that is accounted for under the equity method, by the Studio Entities, as applicable, in each case, that are required by applicable Law to be included in the Registration Statement/Proxy Statement or the Closing Form 8-K (including pro forma financial information) (such financial statements of the Studio Business, together with the Financial Statements and the Interim Financial Statements, the “Updated Financial Statements”); provided, that, upon delivery of such Updated Financial Statements as and when such Updated Financial Statements have been signed or otherwise approved for filing by LG Parent’s independent auditors in connection with the filing of the Registration Statement/Proxy Statement, the representations and warranties set forth in Section 3.07(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided, that, in the case of any reviewed financial statements provided pursuant to this Section 6.11, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect). As soon as reasonably practicable and as and when required to be included in the Registration Statement/Proxy Statement, LG Parent shall (i) deliver to SEAC management’s discussion and analysis of financial condition and results of operations of the Studio Business prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in this Section 6.11, as necessary for inclusion in the Registration Statement/Proxy Statement and Closing Form 8-K and

(iii) use reasonable best efforts to deliver to SEAC the consents of the auditors of StudioCo, eOne and any other entities described in this Section 6.11, in each case, as necessary for inclusion in the Registration Statement/Proxy Statement.

Section 6.12 Post-Closing Officers and Directors.

(a) The size and composition of the PubCo Board immediately after the Closing shall be determined by LG Parent as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement/Proxy Statement with the SEC) and shall be substantially the same as the size and composition of the LG Parent Board in existence as of the date hereof; provided, that, at such time as Mr. Harry Sloan shall cease to serve as a director of LG Parent, the Sponsor shall be entitled to determine one (1) director to the PubCo Board to replace Mr. Sloan, subject to mutual agreement with LG Parent. At least a majority of the PubCo Board shall qualify as independent directors under the Securities Act and the rules and regulations of Nasdaq. The Plan of Arrangement operates at Law to appoint the Post-Closing Directors at the time of the StudioCo Amalgamation and, subsequent to LG Parent making the determinations required by this Section 6.12, the form of the Plan of Arrangement included as an Exhibit to this Agreement will be amended accordingly.

(b) Subject to applicable rules and regulations of the SEC and Nasdaq regarding independent directors (and taking into account the controlled company exemption, if available), the committees and subcommittees of the PubCo Board and their membership shall be determined by LG Parent; provided, that, each of the directors serving on the PubCo Board’s compensation committee must be “independent” for purposes of complying with rules and regulations of Nasdaq (without taking into account the controlled company exemption, even if available).

(c) The terms of the Plan of Arrangement will specify that the officers and directors of New SEAC immediately prior to the StudioCo Amalgamation will resign effective as of the Closing and be replaced by the Post-Closing Officers and Directors. The Plan of Arrangement operates at Law to appoint the Post-Closing Officers and Directors to PubCo at the time of the StudioCo Amalgamation and, subsequent to LG Parent making the determinations required by this Section 6.12 and informing SEAC of the officers to be appointed to PubCo, the form of the Plan of Arrangement included as an Exhibit to this Agreement will be amended accordingly.

Section 6.13 SEAC Entities Shareholder Approvals. Promptly following the execution of this Agreement, and in any event no later than one (1) Business Day after the date hereof, SEAC or New SEAC, as applicable, shall deliver the SEAC Entities Shareholder Approval as the sole shareholder of the applicable SEAC Entities.

Section 6.14 StudioCo Shareholder Approvals. Promptly following the execution of this Agreement, and in any event no later than one (1) Business Day after the date hereof, LG Parent or StudioCo HoldCo, as applicable, shall deliver the StudioCo shareholder approvals as the sole shareholder of StudioCo (the “StudioCo Shareholder Approvals”).

Section 6.15 Transferred Information.

(a) Each Disclosing Party shall ensure that any Transferred Information with respect to which it is responsible for disclosing to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the Transactions, and if the determination is made to proceed with such Transactions, to complete them.

(b) Prior to the completion of the Transactions, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining whether to complete such Transactions; (ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and (iii) if the Transactions do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party’s election, within a reasonable time.

(c) After the completion of the Transactions, the Recipient agrees to: (i) use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless: (A) the Disclosing Party or Recipient has first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; (ii) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and (iii) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

(d) Where required by applicable Law, LG Parent further agrees to promptly notify the individuals about whom the Transferred Information relates that Transactions have taken place and that their Transferred Information has been disclosed.

Section 6.16 Pre-Closing Restructuring. Prior to the consummation of the SEAC Pre-Arrangement Steps, LG Parent, Studio HoldCo, StudioCo and the other applicable Subsidiaries of LG Parent (if any) shall enter into a separation agreement and related ancillary agreements (the “Separation Agreement”) and pursuant thereto shall consummate the transactions as described therein, in such form and with such changes as are determined by LG Parent, Studio HoldCo and StudioCo to be reasonably necessary or appropriate to effect the separation of the Studio Business from the Starz Business (with SEAC having a reasonable opportunity to comment, which comments LG Parent, Studio HoldCo and StudioCo shall take into account in good faith); provided, that solely to the extent such terms or changes are or would reasonably be expected to (i) adversely affect the Intended Tax Treatment or (ii) be material and adverse to the Studio Business, StudioCo, any of the Studio Entities, SEAC, any shareholder of SEAC or any shareholder of PubCo (other than LG Parent), SEAC’s prior written consent shall be required

(such consent not to be unreasonably withheld, conditioned or delayed) (such actions taken pursuant to the Separation Agreement and in accordance with this Section 6.16, the “Pre-Closing Restructuring”). LG Parent, Studio HoldCo and StudioCo shall keep SEAC reasonably informed regarding the status of the Pre-Closing Restructuring and shall provide to SEAC copies of any material, definitive written documentation set forth in, or contemplated by, the Separation Agreement reasonably in advance of the entering into of such material, definitive written documentation and shall consider in good faith any reasonable comments thereon provided by SEAC or its Representatives that relate to the Intended Tax Treatment or matters that are material and adverse to the Studio Business, StudioCo, any of the Studio Entities, SEAC, any shareholder of SEAC or any shareholder of PubCo (other than LG Parent). Upon SEAC’s request, LG Parent, Studio HoldCo and StudioCo shall as soon as reasonably practicable deliver to SEAC executed copies of any such material, definitive written documentation entered into by LG Parent, Studio HoldCo, StudioCo or the other applicable Subsidiaries of LG Parent (if any).

Section 6.17 PIPE Investment. From the date of this Agreement until the earlier of the termination of this Agreement and the Arrangement Effective Time, SEAC shall use its reasonable best efforts, and LG Parent and StudioCo shall fully cooperate with it in such efforts (a) to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements (including maintaining in effect such Subscription Agreements) and (b) to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to PubCo in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that are waived by PubCo or those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, SEAC and, if applicable, LG Parent shall give the other Parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to it; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if such Party does not expect New SEAC (or its successor) to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements. The Parties agree that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, New SEAC may execute Discounted Non-Redemption Agreements or additional Subscription Agreements with equity investors as mutually agreed to by LG Parent and SEAC (each acting in its sole discretion).

Section 6.18 Non-Redemption Agreements. Prior to the Closing, SEAC may enter into Non-Redemption Agreements with the Non-Redemption Shareholders, true and correct copies of which will be provided to LG Parent on the date of execution thereof, pursuant to which, and on the terms and subject to the conditions of which, such Non-Redemption Shareholders have agreed, in connection with the transactions contemplated hereby, to redeem or transfer the Non-Redemption Shares; provided, that, SEAC shall not enter into any Non-Redemption Agreement that would cause the number of shares eligible to be Non-Redemption Shares to exceed an amount equal to the Maximum Trust Proceeds divided by the Closing Share Price (the “Maximum Non-Redemption Agreement Shares”) without LG Parent’s prior written consent (in its sole discretion). From the date of this Agreement until the earlier of the termination of this Agreement and the SEAC Merger Effective Time, SEAC shall use its reasonable best efforts, and LG Parent and StudioCo shall fully cooperate with it in such efforts (a) to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Non-Redemption Agreements and the Discounted Non-Redemption Agreements (including maintaining in effect such Non-Redemption Agreements or Discounted Non-Redemption Agreements, as applicable) and (b) to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to SEAC in such Non-Redemption Agreements and Discounted Non-Redemption Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Non-Redemption Agreement and Discounted Non-Redemption Agreements (other than conditions that are waived by New SEAC or those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such Non-Redemption Agreement and Discounted Non-Redemption Agreements at or prior to Closing. Without limiting the generality of the foregoing, SEAC and, if applicable, LG Parent shall give the other Parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Non-Redemption Agreement or Discounted Non-Redemption Agreement known to it and (B) of the receipt of any written notice or other written communication from any party to any Non-Redemption Agreement or Discounted Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Non-Redemption Agreement or Discounted Non-Redemption Agreement or any provisions of any Non-Redemption Agreement or Discounted Non-Redemption Agreement. For the avoidance of doubt, no SEAC Ordinary Shares purchased, acquired, received or held by a PIPE Investor shall be Non-Redemption Agreement Shares or Discounted Non-Redemption Agreement Shares.

Section 6.19 Certain Indebtedness.

(a) On or prior to the Closing, SEAC and PubCo shall, or shall cause their respective Subsidiaries to, as applicable, enter into definitive documentation for intercompany Indebtedness by and among LG Parent and any LG Parent Subsidiaries, on the one hand, and StudioCo and any of its Subsidiaries, on the other hand, on terms and conditions materially consistent with Section 6.19(a) of the LG Parent Disclosure Schedule and other such terms as reasonably determined by LG Parent (with SEAC having a reasonable opportunity to comment, which comments LG Parent shall take into account in good faith) (the “Intercompany Financing Arrangement”); and

(b) It being understood and agreed that the Subsidiaries of LG Parent that guarantee or grant liens to support the LG Credit Agreement or notes issued under the LG Indenture, as applicable, prior to the Arrangement Effective Time shall continue to do so upon and immediately following the Arrangement Effective Time and together with PubCo and its Subsidiaries, execute and deliver any pledge and security documents, supplemental indentures, definitive financing documents, or other certificates or similar documents to (x) provide or assume the guarantee of the obligations under, (y) pledge or reaffirm the pledge of collateral to the applicable agent under and (z) grant or reaffirm the grant of security interests in respect of the LG Credit Agreement or LG Indenture, as applicable, to the extent and within the time periods required thereby; provided, that the effectiveness of any such documents or actions with respect to SEAC or the SEAC Entities shall only become effective upon the occurrence of the Closing.

Section 6.20 No SEAC Ordinary Shares Transaction. From and after the date of this Agreement until the Closing, except as otherwise expressly contemplated by this Agreement, LG Parent, Studio HoldCo and StudioCo shall not, and shall cause their Subsidiaries not to, engage in any transactions involving the securities of SEAC (or its successors) without the prior written consent of SEAC (or its relevant successor) if LG Parent, Studio HoldCo, StudioCo or any of their Subsidiaries possesses material nonpublic information of SEAC (or its relevant successor).

Section 6.21 No LG Common Shares Transactions. From and after the date of this Agreement until the Closing, except as otherwise expressly contemplated by this Agreement, the SEAC Entities shall not, and shall cause their Affiliates not to, engage in any transactions involving the securities of LG Parent or any of its Subsidiaries (or their respective successors) without the prior written consent of LG Parent if any SEAC Entity or its Affiliate possesses material nonpublic information of LG Parent (or its relevant successor) or such Subsidiary.

Section 6.22 Warrant Support Agreements. From the date of this Agreement until the earlier of the termination of this Agreement and the Arrangement Effective Time, each of LG Parent, Studio HoldCo and StudioCo shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Warrant Support Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights and the provisions under the Warrant Support Agreements.

Section 6.23 Shared Services/Overhead Sharing Agreement. Prior to the consummation of the SEAC Pre-Arrangement Steps, LG Parent and StudioCo (or such other Affiliates of LG Parent, as applicable) shall enter into a shared services and overhead sharing agreement to take effect at the Arrangement Effective Time, the form and substance of which agreement shall be reasonably satisfactory to SEAC, acting in good faith, and which agreement shall facilitate the allocation to PubCo of all corporate general and administrative expenses (including all stock-based compensation) of LG Parent, except for an amount of $10 million to be allocated annually to, and, if applicable, reimbursed to PubCo by, LG Parent or one of its Subsidiaries (such agreement, the “Shared Services/Overhead Sharing Agreement”).

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

Section 7.01 Conditions to the Obligations of Each Party. The obligations of LG Parent, SEAC, Studio HoldCo, StudioCo and each of the SEAC Entities to consummate the Transactions are subject to the satisfaction or waiver (where permissible) of the following conditions at or prior to the consummation of the SEAC Pre-Arrangement Steps (or, with respect to the condition in Section 7.01(d), at or prior to Arrangement Effective Time):

(a) SEAC Shareholder Approvals. The SEAC Shareholder Approvals shall have been obtained.

(b) Final Order. The Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(c) Regulatory Approval. Any waiting period (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated.

(d) No Order. No Governmental Authority having competent jurisdiction over the Parties with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case, which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(e) Stock Exchange Listing. The PubCo Common Shares to be issued in connection with the Transactions shall have been accepted for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date, subject to notice of issuance.

(f) Registration Statement/Proxy Statement. The Registration Statement/Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement/Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement/Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(g) PIPE Investment. The Subscription Agreements shall not have been terminated, all closing conditions to the PIPE Investment shall have been satisfied or waived and the PIPE Investment Amount shall have been received (or deemed received (including upon the initiation by the applicable PIPE Investor of a cash wire transfer to the account specified in the Closing Notice (as defined in the PIPE Subscription Agreement))) by SEAC or NewCo (or their applicable successor) in accordance with the Subscription Agreements in each case as of the Arrangement Effective Time.

(h) Interim Order. That the required approvals for the Arrangement Resolution as set forth in the Interim Order shall not have been modified or repealed.

Section 7.02 Conditions to the Obligations of SEAC and the SEAC Entities. The obligations of SEAC and the SEAC Entities to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the consummation of the SEAC Pre-

Arrangement Steps or the Arrangement Effective Time, as applicable, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of LG Parent contained in (x) the first sentence of each of Section 3.01(a) and (b), Section 3.02(a), Section 3.03(b), Section 3.04, Section 3.08 and Section 3.20 shall each be true and correct (without giving effect to any “materiality,” “Studio Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, other than in 1)a)iii)) in all material respects as of the date hereof and at the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date and time (without giving effect to the eOne Acquisition and except to the extent of any changes that reflect actions expressly permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality,” “Studio Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects as of such specified date), (y) Sections 3.03(a) and 3.03(c) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date and time (without giving effect to the eOne Acquisition and except to the extent of any changes that reflect actions expressly permitted in accordance with Section 5.01 of this Agreement and except to the extent such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Studio Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date (without giving effect to the eOne Acquisition and except to the extent of any changes that reflect actions expressly permitted in accordance with Section 5.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any “materiality,” “Studio Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of such earlier date), except in the case of this clause (z) where the failures of any such representations and warranties to be so true and correct in all respects (without giving effect to any “materiality,” “Studio Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Studio Material Adverse Effect.

(b) Agreements and Covenants.

(i) LG Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the SEAC Pre-Arrangement Steps or the Arrangement Effective Time, as applicable; provided, that, for the purposes of this Section 7.02(b)(i), a covenant of LG Parent shall only be deemed to have not been performed if LG Parent has materially breached such covenant and failed to cure within 30 days after written notice of such breach has been delivered to LG Parent (or if earlier, the Outside Date).

(ii) StudioCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the SEAC Pre-Arrangement Steps or the Arrangement Effective Time, as applicable; provided, that, for purposes of this Section 7.02(b)(ii), a covenant of StudioCo shall only be deemed to have not been performed if StudioCo has materially breached such covenant and failed to cure within 30 days after written notice of such breach has been delivered to StudioCo (or if earlier, the Outside Date).

(iii) Studio HoldCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the SEAC Pre-Arrangement Steps; provided, that, for purposes of this Section 7.02(b)(ii), a covenant of Studio HoldCo shall only be deemed to have not been performed if Studio HoldCo has materially breached such covenant and failed to cure within 30 days after written notice of such breach has been delivered to Studio HoldCo (or if earlier, the Outside Date).

(iv) LG Parent, Studio HoldCo or StudioCo, as applicable, shall have delivered to SEAC executed counterparts of each Transaction Document to which LG Parent, Studio HoldCo or StudioCo is a party.

(c) Officer Certificate. LG Parent shall have delivered to SEAC a certificate, dated the Closing Date, signed by an officer of LG Parent, certifying (on LG Parent’s, Studio HoldCo’s and StudioCo’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(d).

(d) No Studio Material Adverse Effect. No Studio Material Adverse Effect shall have occurred between the date of this Agreement and the consummation of the SEAC Pre-Arrangement Steps that is continuing.

(e) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have occurred prior to the consummation of the SEAC Pre-Arrangement Steps in all material respects in accordance with Section 6.16.

(f) eOne Closing. The closing of the eOne Acquisition shall have occurred prior to the consummation of the SEAC Pre-Arrangement Steps in accordance with the terms and conditions of the eOne EPA (subject to any waivers issued in accordance therewith).

Section 7.03 Conditions to the Obligations of LG Parent, Studio HoldCo and StudioCo. The obligations of LG Parent, Studio HoldCo and StudioCo to consummate the Arrangement are subject to the satisfaction or waiver (where permissible) at or prior to the consummation of the SEAC Pre-Arrangement Steps or the Arrangement Effective Time, as applicable, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SEAC contained in (x) Section 4.01, Section 4.02, Section 4.03(d), Section 4.04, Section 4.08(b)(i), Section 4.10 and Section 4.11 shall each be true and correct (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) in all material respects as of the date hereof and as of the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date and time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03(a), Section 4.03(b), Section 4.03(c), Section 4.08(a) and Section 4.08(b)(ii) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date and time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 5.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the consummation of the SEAC Pre-Arrangement Steps as though made on and as of such date and time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of such earlier date), except in the case of this clause (z) where the failures of any such representations and warranties to be so true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of SEAC or the SEAC Entities to consummate the Transactions.

(b) Agreements and Covenants.

(i) SEAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the SEAC Pre-Arrangement Steps or the Arrangement Effective Time, as applicable; provided, that for the purposes of this Section 7.03(b)(i), a covenant of SEAC shall only be deemed to have not been performed if SEAC has materially breached such covenant and failed to cure within 30 days after written notice of such breach has been delivered to SEAC (or if earlier, the Outside Date).

(ii) Each of the SEAC Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the SEAC Pre-Arrangement Steps or the Arrangement Effective Time, as applicable; provided, that for purposes of this Section 7.03(b)(ii), a covenant of any of the SEAC Entities shall only be deemed to have not been performed if such SEAC Entity has materially breached such covenant and failed to cure within 30 days after written notice of such breach has been delivered to SEAC (or if earlier, the Outside Date).

(iii) The SEAC Pre-Arrangement Steps shall have been completed in all material respects (provided, that the SEAC Public Warrant Exchange shall not be deemed completed in all material respects if any SEAC Public Warrants remain issued or outstanding and the Sponsor Repurchase shall not be deemed completed in all material respects if any SEAC Class B Ordinary Shares above 2,010,000 remain issued or outstanding) in accordance with this Agreement and the other Transaction Documents prior to the Arrangement Effective Time; provided, that for the avoidance of doubt, for purposes of this Section 7.03(b)(iii), a delay in receiving a certificate, instrument or other document from a Governmental Authority (including the Registrar or the Registrar of Companies in the Cayman Islands) shall not be deemed to be a failure of this closing condition.

(iv) Each of SEAC and the SEAC Entities, as applicable, shall have delivered to LG Parent executed counterparts of each Transaction Document to which SEAC or any of the SEAC Entities is a party.

(c) Officer Certificate. SEAC shall have delivered to LG Parent a certificate, dated the Closing Date, signed by an officer of SEAC, certifying (on SEAC’s behalf and without personal liability) as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b), and Section 7.03(e) through Section 7.03(f).

(d) Director and Officer Resignations. The officers and directors of SEAC Amalco immediately prior to the StudioCo Amalgamation shall have delivered irrevocable resignations effective as of or prior to the StudioCo Amalgamation Effective Time.

(e) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds (for the avoidance of doubt, before payment of Transaction Expenses or any amounts payable pursuant to the SEAC Public Warrant Exchange) shall be equal to $350,000,000 or a greater amount as approved by each of SEAC and LG Parent, with at least $175,000,000 of which being held in the Trust Account (such $175,000,000 requirement to be reduced dollar for dollar for any additional PIPE Investment Amount received (or deemed received (including upon the initiation by the applicable PIPE Investor of a cash wire transfer to the account specified in the Closing Notice (as defined in the PIPE Subscription Agreement)) pursuant to any additional Subscription Agreements entered into from the date of this Agreement and the Closing in accordance with Section 6.17) (such $175,000,000 amount, as adjusted pursuant to the immediately preceding parenthetical, or such greater amount as approved by each of SEAC and LG Parent (in each of their sole discretion) the “Maximum Trust Proceeds”); provided, that, for purposes of this Section 7.03(e), any Discounted Non-Redemption Proceeds shall be counted towards the Aggregate Closing Financing Proceeds as opposed to amounts being held in the Trust Account.

(f) SEAC Warrant Agreement Amendment. Subject to LG Parent’s, Studio HoldCo’s and StudioCo’s compliance in all material respects with the covenant set forth in Section 6.22, the SEAC Warrant Agreement Amendment shall not have been terminated.

(g) Sponsor Support Agreement. The Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Support Agreement at or prior to the Arrangement Effective Time and the Sponsor Support Agreement shall not have been terminated.

Section 7.04 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the SEAC Pre-Arrangement Steps (or, in the case of clause (a) or (c) below, at any time prior to the Arrangement Effective Time), notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SEAC, as follows:

(a) by mutual written consent of SEAC and LG Parent;

(b) by either SEAC or LG Parent if the Arrangement Effective Time has not occurred prior to June 15, 2024 (the “Outside Date”); provided, that, (x) if on June 15, 2024 the conditions set forth in Section 7.01(c) shall not have been fulfilled, then SEAC or LG Parent may, by written notice to the other, extend the Outside Date from such date to July 31, 2024, which shall then be the Outside Date for all purposes under this Agreement; provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date;

(c) by either SEAC or LG Parent if any Governmental Authority having competent jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(d) by either SEAC or LG Parent if the SEAC Shareholder Approvals are not obtained at the SEAC Shareholders Meeting (subject to any adjournment or postponement thereof in accordance with the terms and conditions herein), except that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the SEAC Shareholder Approvals;

(e) by SEAC upon a breach of any representation, warranty, covenant or agreement on the part of LG Parent, Studio HoldCo or StudioCo set forth in this Agreement, or if any representation or warranty of LG Parent, Studio HoldCo or StudioCo shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.02 would not be satisfied

(“Terminating LG Breach”); provided, that SEAC has not waived such Terminating LG Breach and SEAC or the SEAC Entities is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating LG Breach is curable by LG Parent, Studio HoldCo or StudioCo, SEAC may not terminate this Agreement under this Section 8.01(e) for so long as LG Parent, Studio HoldCo or StudioCo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SEAC to LG Parent and the Outside Date;

(f) by LG Parent upon a breach of any representation, warranty, covenant or agreement on the part of SEAC or the SEAC Entities set forth in this Agreement, or if any representation or warranty of SEAC or the SEAC Entities shall have become untrue, in either case such that the conditions set forth in Sections 7.01 and 7.03 would not be satisfied (“Terminating SEAC Breach”); provided, that LG Parent has not waived such Terminating SEAC Breach and LG Parent, Studio HoldCo and StudioCo are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SEAC Breach is curable by SEAC or the SEAC Entities, LG Parent may not terminate this Agreement under this Section 8.01(f) for so long as SEAC or the SEAC Entities continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by LG Parent to SEAC and the Outside Date; and

(g) by LG Parent, at any time prior to SEAC’s receipt of the SEAC Shareholder Approvals, if SEAC or the SEAC Board effects a Change in Recommendation.

Section 8.02 Notice of Termination; Effect of Termination. Any termination of this Agreement in accordance with Section 8.01 will be effective immediately upon the delivery of a written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except (i) in the case of a Willful Breach of this Agreement by a Party occurring prior to such termination or (ii) in the case of Fraud, except that the provisions of (a) this Section 8.02, (b) Article IX (other than Section 9.10), (c) Section 5.04, and (d) the last sentence of Section 6.01(b), and any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to this Section 8.02, Article IX (other than Section 9.10), Section 5.04 and the last sentence of Section 6.01(b) (e.g., definitions), shall survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

if to SEAC:

Screaming Eagle Acquisition Corp.

21600 W Oxnard St.

Woodland Hills, CA 91367

Attn: Gerry Hribal

Email: roconnor@eaglesinvest.com

with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:     Joel Rubinstein

Jonathan Rochwarger

Morton Pierce

Neeta Sahadev

Email:	joel.rubinstein@whitecase.com

jonathan.rochwarger@whitecase.com

morton.pierce@whitecase.com

neeta.sahadev@whitecase.com

if to LG Parent, Studio HoldCo or StudioCo:

c/o Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

Attention: Bruce Tobey

Adrian Kuzycz

Email:       btobey@lionsgate.com

akuzycz@lionsgate.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David E. Shapiro

Helen A. Diagama

Email:          DEShapiro@wlrk.com

HADiagama@wlrk.com

Section 9.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

Section 9.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamations) without the prior express written consent of the other Parties, and any such assignment, grant or transfer, or attempted assignment, grant or transfer, in violation of this Section 9.04 shall be null and void ab initio; provided, that, LG Parent may assign this Agreement without such consent in connection with a transaction that is expressly permitted under Section 6.02 subject to the last three sentences of this Section 9.04. Without any prejudice to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective permitted successors and assigns. No assignment (whether pursuant to a merger, by operation of Law, change of control or otherwise) will relieve the assigning Party of any of its obligations hereunder. For the avoidance of doubt, any transaction or occurrence in respect of LG Parent which results, directly or indirectly, in a change of control of LG Parent (including through the sale of all or substantially all of the assets of LG Parent) will not relieve LG Parent or any of its Subsidiaries, or any of their successors and permitted assigns, of any of their obligations under any of the Transaction Documents.

Section 9.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as expressly set forth herein, including in Section 2.10, Section 6.04, Section 6.05, Section 6.06, Section 6.10, Section 6.13 and Section 9.11 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Companies Act shall also apply to the SEAC Pre-Arrangement Steps). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that, if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

Section 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days or (B) such other time period established by the court presiding over such Action.

Section 9.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to Willful Breach or Fraud against the Person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to Willful Breach or Fraud against the Person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law.

Section 9.12 Schedules and Exhibits. The Disclosure Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes.

Section 9.13 Expenses. Except as expressly set forth in this Agreement, including this Section 9.13, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, each Party shall only be obligated to pay fifty percent (50%) of all fees for filing under applicable securities Laws (including, for the avoidance of doubt, any filing fees in connection with the filing of the Registration Statement/Proxy Statement) and under the HSR Act. At Closing, subject to the preceding sentence, all Transaction Expenses shall be paid and/or reimbursed, by wire transfer of immediately available funds, from Aggregate Transaction Proceeds concurrently with the Closing.

Section 9.14 Amendment. Subject to the Interim Order, the Final Order and applicable Law, this Agreement and the Plan of Arrangement may be amended in writing by the Parties at any time prior to the Arrangement Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.15 Waiver. At any time prior to the Arrangement Effective Time, (a) SEAC may (i) extend the time for the performance of any obligation or other act of LG Parent, Studio HoldCo or StudioCo, (ii) waive any inaccuracy in the representations and warranties of LG Parent, Studio HoldCo or StudioCo contained herein or in any document delivered by LG Parent, Studio HoldCo or StudioCo pursuant hereto or (iii) waive compliance with any agreement of LG Parent, Studio HoldCo or StudioCo or any condition to its own obligations contained herein and (b) LG Parent may (i) extend the time for the performance of any obligation or other act of SEAC or the SEAC Entities, (ii) waive any inaccuracy in the representations and warranties of SEAC or the SEAC Entities contained herein or in any document delivered by SEAC or the

SEAC Entities pursuant hereto and (iii) waive compliance with any agreement of SEAC or the SEAC Entities or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at Law or in equity.

Section 9.16 Conflicts and Privilege.

(a) Each of the Parties, on its own behalf and on behalf of its Affiliates from time to time, hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Interests of SEAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SEAC Group”), on the one hand, and (y) LG Parent, PubCo or any Studio Entities, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented SEAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SEAC Group in such dispute even though the interests of such Persons may be directly adverse to LG Parent, PubCo or the Studio Entities, and even though such counsel may have represented the SEAC Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Studio Entities and/or the Sponsor. SEAC and LG Parent, on behalf of their respective successors and assigns (including, after the Closing, PubCo), and in the case of LG Parent, the Studio Entities, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among SEAC, the Sponsor and/or any other member of the SEAC Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the SEAC Group after the Closing, and shall not pass to or be claimed or controlled by PubCo, LG Parent or the Studio Entities. Notwithstanding the foregoing, any privileged communications or information shared by LG Parent prior to the Closing with SEAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of LG Parent.

(b) SEAC and LG Parent, on behalf of their respective successors and assigns (including, after the Closing, PubCo), and in the case of LG Parent, the Studio Entities, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Studio Entities and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “LG Group”), on the one hand, and (y) any member of the SEAC Group, on the other hand, any legal counsel, including Wachtell, Lipton,

Rosen & Katz (“Wachtell”) and Dentons Canada LLP (“Dentons”) that represented LG Parent prior to the Closing may represent any member of the LG Group in such dispute even though the interests of such Persons may be directly adverse to the SEAC Group, and even though such counsel may have represented SEAC and/or the Studio Entities in a matter substantially related to such dispute, or may be handling ongoing matters for the Studio Entities, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among any member of the LG Group, on the one hand, and Wachtell or Dentons, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to LG Parent after the Closing, and shall not pass to or be claimed or controlled by the PubCo. Notwithstanding the foregoing, any privileged communications or information shared by SEAC prior to the Closing with LG Parent under a common interest agreement shall remain the privileged communications or information of SEAC.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SCREAMING EAGLE ACQUISITION CORP.

By:	/s/ Eli Baker
Name: Eli Baker
Title: Chief Executive Officer and Director

SEAC II CORP.

By:	/s/ Eli Baker
Name: Eli Baker
Title: Director

SEAC MERGERCO

By:	/s/ Eli Baker
Name: Eli Baker
Title: Director

1455941 B.C. Unlimited Liability Company

By:	/s/ Eli Baker
Name: Eli Baker
Title: Director

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

LG SIRIUS HOLDINGS ULC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President

LG ORION HOLDINGS ULC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President

EXHIBIT A Form of Subscription Agreement

[Filed Separately]

EXHIBIT B Form of PubCo Closing Articles

[PUBCO]

Amalgamation Number: [●]

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

TABLE OF CONTENTS

1.	Interpretation		1
	1.1	Definitions	1
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1

2.	Shares and Share Certificates		2
	2.1	Authorized Share Structure	2
	2.2	Form of Share Certificate	2
	2.3	Shareholder Entitled to Certificate or Acknowledgment	2
	2.4	Delivery by Mail	2
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgment	2
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment	2
	2.7	Splitting Share Certificates	3
	2.8	Certificate Fee	3
	2.9	Recognition of Trusts	3

3.	Issue of Shares		3
	3.1	Directors Authorized	3
	3.2	Commissions and Discounts	3
	3.3	Brokerage	3
	3.4	Conditions of Issue	4
	3.5	Share Purchase Warrants and Rights	4

4.	Share Registers		4
	4.1	Central Securities Register	4
	4.2	Closing Register	4

5.	Share Transfers		4
	5.1	Registering Transfers	4
	5.2	Form of Instrument of Transfer	5
	5.3	Transferor Remains Shareholder	5
	5.4	Signing of Instrument of Transfer	5

	5.5	Enquiry as to Title Not Required	5
	5.6	Transfer Fee	5

6.	Transmission Of Shares		6
	6.1	Legal Personal Representative Recognized on Death	6
	6.2	Rights of Legal Personal Representative	6

7.	Purchase Of Shares		6
	7.1	Company Authorized to Purchase Shares	6
	7.2	Purchase When Insolvent	6
	7.3	Sale and Voting of Purchased Shares	6

8.	Borrowing Powers		7
	8.1	General Powers	7
	8.2	Terms of Debt Obligations	7
	8.3	Powers of Directors	7

9.	Alterations		7
	9.1	Alteration of Authorized Share Structure	7
	9.2	Special Rights and Restrictions	8
	9.3	Change of Name	8
	9.4	Other Alterations	8

10.	Meetings Of Shareholders		8
	10.1	Annual General Meetings	8
	10.2	Resolution Instead of Annual General Meeting	9
	10.3	Calling of Meetings of Shareholders	9
	10.4	Notice for Meetings of Shareholders	9
	10.5	Record Date for Notice	9
	10.6	Record Date for Voting	9
	10.7	Failure to Give Notice and Waiver of Notice	10
	10.8	Notice of Special Business at Meetings of Shareholders	10
	10.9	Advance Notice for Nomination of Directors	10

11.	Proceedings At Meetings Of Shareholders		15
	11.1	Special Business	15
	11.2	Special Majority	15
	11.3	Quorum	16
	11.4	One Shareholder May Constitute Quorum	16
	11.5	Other Persons May Attend	16
	11.6	Requirement of Quorum	16
	11.7	Lack of Quorum	16
	11.8	Lack of Quorum at Succeeding Meeting	16
	11.9	Chair	17
	11.10	Selection of Alternate Chair	17
	11.11	Adjournments	17
	11.12	Notice of Adjourned Meeting	17

	11.13	Decisions by Show of Hands or Poll	17
	11.14	Declaration of Result	18
	11.15	Motion Need Not be Seconded	18
	11.16	Casting Vote	18
	11.17	Manner of Taking Poll	18
	11.18	Demand for Poll on Adjournment	18
	11.19	Chair Must Resolve Dispute	18
	11.20	Casting of Votes	19
	11.21	Demand for Poll	19
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	19
	11.23	Retention of Ballots and Proxies	19

12.	Votes Of Shareholders		19
	12.1	Number of Votes by Shareholder or by Shares	19
	12.2	Votes of Persons in Representative Capacity	19
	12.3	Votes by Joint Holders	19
	12.4	Legal Personal Representatives as Joint Shareholders	20
	12.5	Representative of a Corporate Shareholder	20
	12.6	When Proxy Provisions Do Not Apply to the Company	20
	12.7	Appointment of Proxy Holders	20
	12.8	Alternate Proxy Holders	21
	12.9	When Proxy Holder Need Not Be Shareholder	21
	12.10	Deposit of Proxy	21
	12.11	Validity of Proxy Vote	21
	12.12	Form of Proxy	22
	12.13	Revocation of Proxy	22
	12.14	Revocation of Proxy Must Be Signed	22
	12.15	Production of Evidence of Authority to Vote	23

13.	Directors		23
	13.1	First Directors; Number of Directors	23
	13.2	Change in Number of Directors	23
	13.3	Directors’ Acts Valid Despite Vacancy	23
	13.4	Qualifications of Directors	24
	13.5	Remuneration of Directors	24
	13.6	Reimbursement of Expenses of Directors	24
	13.7	Special Remuneration for Directors	24
	13.8	Gratuity, Pension or Allowance on Retirement of Director	24

14.	Election and Removal of Directors		24
	14.1	Election at Annual General Meeting	24
	14.2	Consent to be a Director	24
	14.3	Failure to Elect or Appoint Directors	25
	14.4	Places of Retiring Directors Not Filled	25
	14.5	Directors May Fill Casual Vacancies	25
	14.6	Remaining Directors Power to Act	25
	14.7	Shareholders May Fill Vacancies	26

	14.8	Additional Directors	26
	14.9	Ceasing to be a Director	26
	14.10	Removal of Director by Shareholders	26
	14.11	Removal of Director by Directors	26

15.	Powers and Duties of Directors		27
	15.1	Powers of Management	27
	15.2	Appointment of Attorney of Company	27

16.	Disclosure of Interest of Directors		27
	16.1	Obligation to Account for Profits	27
	16.2	Restrictions on Voting by Reason of Interest	27
	16.3	Interested Director Counted in Quorum	27
	16.4	Disclosure of Conflict of Interest or Property	28
	16.5	Director Holding Other Office in the Company	28
	16.6	No Disqualification	28
	16.7	Professional Services by Director or Officer	28
	16.8	Director or Officer in Other Corporations	28

17.	Proceedings of Directors		28
	17.1	Meetings of Directors	28
	17.2	Voting at Meetings	28
	17.3	Chair of Meetings	28
	17.4	Meetings by Telephone or Other Communications Medium	29
	17.5	Calling of Meetings	29
	17.6	Notice of Meetings	29
	17.7	When Notice Not Required	29
	17.8	Meeting Valid Despite Failure to Give Notice	30
	17.9	Waiver of Notice of Meetings	30
	17.10	Quorum	30
	17.11	Validity of Acts Where Appointment Defective	30
	17.12	Consent Resolutions in Writing	30

18.	Executive and Other Committees		30
	18.1	Appointment and Powers of Executive Committee	30
	18.2	Appointment and Powers of Other Committees	31
	18.3	Obligations of Committees	31
	18.4	Powers of Board	31
	18.5	Committee Meetings	32

19.	Officers		32
	19.1	Directors May Appoint Officers	32
	19.2	Functions, Duties and Powers of Officers	32
	19.3	Qualifications	32
	19.4	Remuneration and Terms of Appointment	33

20.	Indemnification		33
	20.1	Definitions	33
	20.2	Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors	33
	20.3	Indemnification of Other Persons	33
	20.4	Non-Compliance with Business Corporations Act	34
	20.5	Company May Purchase Insurance	34

21.	Dividends		34
	21.1	Payment of Dividends Subject to Special Rights and Restrictions	34
	21.2	Declaration of Dividends	35
	21.3	No Notice Required	35
	21.4	Record Date	35
	21.5	Manner of Paying Dividend	35
	21.6	Settlement of Difficulties	35
	21.7	When Dividend Payable	35
	21.8	Dividends to be Paid in Accordance with Number of Shares	35
	21.9	Receipt by Joint Shareholders	35
	21.10	Dividend Bears No Interest	36
	21.11	Fractional Dividends	36
	21.12	Payment of Dividends	36
	21.13	Capitalization of Surplus	36

22.	DOCUMENTS, RECORDS AND REPORTS		36
	22.1	Recording of Financial Affairs	36
	22.2	Inspection of Accounting Records	36
	22.3	Remuneration of Auditor	36
	23.	Notices	36
	23.1	Method of Giving Notice	36
	23.2	Deemed Receipt of Mailing	37
	23.3	Certificate of Sending	37
	23.4	Notice to Joint Shareholders	37
	23.5	Notice to Trustees	38

24.	Seal		38
	24.1	Who May Attest Seal	38
	24.2	Sealing Copies	38
	24.3	Mechanical Reproduction of Seal	38

[PUBCO]

Amalgamation Number: [●]

Translation of the company name that the company intends to use outside of Canada: N/A

(the “Company”)

ARTICLES

The Company has as its articles the following articles:

1. Interpretation

1.1 Definitions

In these Articles, unless the context otherwise requires:

(a) “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b) “Business Corporations Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder;

(c) “Interpretation Act” means the Interpretation Act, R.S.B.C. 1996, c. 238, as amended from time to time, as well as any successor legislation, and includes any regulations made thereunder.

(d) “legal personal representative” means the personal or other legal representative of the shareholder;

(e) “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f) “seal” means the seal of the Company, if any.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

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2. Shares and Share Certificates

2.1 Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2 Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Certificate or Acknowledgment

Unless the shares are uncertificated shares within the meaning of the Business Corporations Act, each shareholder is entitled, without charge, to: (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name; or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate; provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment and delivery of a share certificate or acknowledgment to one of several joint shareholders or to a duly authorized agent or one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4 Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgment is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgment

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(a) order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(b) issue a replacement share certificate or acknowledgment, as the case may be.

2.6 Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

2

(a) proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(b) any indemnity the directors consider adequate.

2.7 Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8 Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3. Issue of Shares

3.1 Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3

3.4 Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a) consideration is provided to the Company for the issue of the share by one or more of the following:

(i) past services performed for the Company;

(ii) property;

(iii) money; and

(b) the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4. Share Registers

4.1 Central Securities Register

As required by and subject to the Business Corporations Act, the Company may maintain its central securities register at any location designated by the directors, and may maintain its central securities register in electronic form, and may maintain branch securities registers at locations designated by the directors. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2 Closing Register

The Company must not at any time close its central securities register.

5. Share Transfers

5.1 Registering Transfers

A transfer of a share of the Company must not be registered unless:

4

(a) a duly signed instrument of transfer in respect of the share has been received by the Company;

(b) if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c) if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2 Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3 Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4 Signing of Instrument of Transfer

If a shareholder, or their duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(a) in the name of the person named as transferee in that instrument of transfer; or

(b) if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5 Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6 Transfer Fee

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There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6. Transmission Of Shares

6.1 Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7. Purchase Of Shares

7.1 Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2 Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a) the Company is insolvent; or

(b) making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a) is not entitled to vote the share at a meeting of its shareholders;

(b) must not pay a dividend in respect of the share; and

(c) must not make any other distribution in respect of the share.

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8. Borrowing Powers

8.1 General Powers

The Company, if authorized by the directors, may:

(a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2 Terms of Debt Obligations

Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company and appointment of the directors or otherwise all as the directors may determine. The directors may make any bonds, debentures or other debt obligations issued by the Company by their terms assignable free from any equities between the Company and the person to whom they may be issued or any other person who lawfully acquires them by assignment, purchase or otherwise.

8.3 Powers of Directors

For greater certainty, the powers of the directors under this Part 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

9. Alterations

9.1 Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

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(c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d) if the Company is authorized to issue shares of a class of shares with par value:

(i) decrease the par value of those shares; or

(ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f) alter the identifying name of any of its shares; or

(g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2 Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(a) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3 Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4 Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles or the Notice of Articles.

10. Meetings Of Shareholders

10.1 Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and location, within or outside of British Columbia, and as an electronic meeting or otherwise, as may be

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determined by a resolution of the directors. Any shareholders’ meeting held as a fully electronic meeting without a physical location or place, shall, if required by the Business Corporations Act or applicable law and not otherwise determined by a resolution of the directors in connection with the meeting, be deemed to have the physical location or place of the meeting at the Company’s registered office in British Columbia.

10.2 Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4 Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a) if and for so long as the Company is a public company, 21 days;

(b) otherwise, 10 days.

10.5 Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a) if and for so long as the Company is a public company, 21 days;

(b) otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6 Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be

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held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7 Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8 Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a) state the general nature of the special business; and

(b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i) at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii) during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9 Advance Notice for Nomination of Directors

(a) If and for so long as the Company is a public company, subject only to the Business Corporations Act, Applicable Securities Laws (defined in Article 10.9(f)), any rules of a stock exchange on which securities of the Company are listed and these Articles, only persons who are nominated in accordance with the procedures in this Article 10.9 will be eligible for election as directors of the Company. Nominations of persons for election to the board of directors may be made at any annual general meeting of shareholders or at any special meeting of shareholders if one of the purposes for which the special meeting is called is for the election of directors:

(i) by or at the direction of the board of directors, including pursuant to a notice of meeting;

(ii) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

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(iii) by any shareholder of the Company (a “Nominating Shareholder”) who:

(A)

at the close of business on the date of the giving of the notice provided for in this Article 10.9 and on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting on the election of directors; and

(B)	who complies with the notice procedures set forth in this Article 10.9.

(b) In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Company in accordance with the provisions of this Article 10.9.

(c) To be timely, a Nominating Shareholder’s notice must be received by the secretary of the Company:

(i) in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first Public Announcement (defined in Article 10.9(f)) of the date of the annual general meeting is made (the “Meeting Notice Date”), the Nominating Shareholder’s notice must be received not later than the close of business on the tenth day after the Meeting Notice Date; and

(ii) in the case of a special meeting of shareholders (which is not also an annual general meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth day following the day on which the first Public Announcement of the date of the special meeting is made.

(d) Notwithstanding the provisions of this Article 10.9, in no event will any Public Announcement or any adjournment or postponement of an annual general meeting or special meeting (or the announcement thereof) commence a new time period for giving a Nominating Shareholder’s notice as described in this Article 10.9.

(e) To be in proper written form, a Nominating Shareholder’s notice to the secretary of the Company must set forth:

(i) as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(A)	the name, age, business address and residential address of the person;

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(B)	the principal occupation or employment of the person;

(C)	the class or series and number of shares of the Company that are owned beneficially or of record by the person, if any;

(D)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed; and

(ii) as to the Nominating Shareholder giving the notice:

(A)

the class or series and number of shares of the Company which are owned beneficially or of record by the Nominating Shareholder as of the record date for the meeting (if such date has made publicly available and will have occurred);

(B)

full particulars of any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder, or any of its Affiliates or Associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the right to vote or direct the voting of any shares of the Company;

(C)	be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and

(D)

any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed.

The Company may require any proposed nominee for election as a director to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company in accordance with the Business Corporations Act, Applicable Securities Laws and any rules of a stock exchange on which securities of the Company are listed or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(f) No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 10.9; provided, however, that nothing in this Article 10.9 will be deemed to preclude discussion by a shareholder or proxy holder (as distinct from nominating directors) at a meeting of shareholders any matter in respect of which the shareholder would have been entitled to submit a proposal pursuant to the

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provisions of the Business Corporations Act or at the discretion of the chair of the meeting. The chair of the meeting will have the power and duty to determine whether a nomination was made in accordance with the provisions of this Article 10.9 and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination will be disregarded.

(g) For purposes of this Article 10.9:

(i) “Affiliate”, when used to indicate a relationship with a specific person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii) “Applicable Securities Laws” means the applicable securities legislation in the United States and each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of the United States and each province and territory of Canada;

(iii) “Associate”, when used to indicate a relationship with a specified person, shall mean (i) any body corporate or trust of which such person beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such body corporate or trust for the time being outstanding, (ii) any partner of that person, (iii) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (iv) a spouse of such specified person, (v) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (vi) any relative of such specified person or of a person mentioned in clauses (iv) or (v) of this definition if that relative has the same residence as the specified person;

(iv) “beneficially owns” or “beneficially owned” means, in connection with the ownership of shares in the capital of the Company by a person, (i) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (ii) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (iii) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person beneficially owns pursuant to this clause (iii) in connection with a

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particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (iv) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities;

(v) “close of business” means 5:00 p.m. (Vancouver time) on a business day in British Columbia, Canada;

(vi) “Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract; for the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts; and

(vii) “Public Announcement” means disclosure in a press release disseminated by a nationally recognized news service in Canada or in a document publicly filed by the Company with the US Securities and Exchange Commission or under its profile on the System of Electronic Document Analysis and Retrieval at www.sedarplus.com.

(h) Notwithstanding any other provision of these Articles, notice given to the secretary of the Company pursuant to this Article 10.9 may only be given by personal delivery, facsimile transmission or by email to the Company’s principal executive officers as set forth in the Company’s filings with the US Securities and Exchange Commission, and will be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Company at the registered office of the Company, sent by email (to the address above-mentioned) or sent by facsimile transmission (provided the receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is not a business day or after the close of business on a day which is a business day, then such delivery or electronic communication will be deemed to have been on the subsequent day that is a business day.

(i) All information to be provided in a timely notice pursuant to this Article 10.9 shall be provided as of the record date for determining shareholders entitled to vote at the

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meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information to the extent necessary so that it is true and correct as of the date that is 10 business days prior to the date of the meeting, or any adjournment or postponement thereof.

(j) For the avoidance of doubt, this Article 10.9 shall be the exclusive means for any person to bring nominations for election to the board at or in connection with any annual general or special meeting of the shareholders of the Company.

(k) Notwithstanding the provisions of this Article 10.9, the board may, in its sole discretion, waive any requirement in this Article 10.9.

11. Proceedings At Meetings Of Shareholders

11.1 Special Business

At a meeting of shareholders, the following business is special business:

(a) at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b) at an annual general meeting, all business is special business except for the following:

(i) business relating to the conduct of or voting at the meeting;

(ii) consideration of any financial statements of the Company presented to the meeting;

(iii) consideration of any reports of the directors or auditor;

(iv) the setting or changing of the number of directors;

(v) the election or appointment of directors;

(vi) the appointment of an auditor;

(vii) the setting of the remuneration of an auditor;

(viii) business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix) any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2 Special Majority

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The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 10% of the issued shares entitled to be voted at the meeting.

11.4 One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a) the quorum is one person who is, or who represents by proxy, that shareholder; and

(b) that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6 Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7 Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present

(a) in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8 Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and

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being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9 Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a) the chair of the board, if any;

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c) if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d) if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e) if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any.

11.10 Selection of Alternate Chair

If, at any meeting of shareholders, there is no individual present within 15 minutes after the time set for holding the meeting that is entitled, under Article 11.9, to act as chair of the meeting, or if all of the eligible individuals present are unwilling to act as chair of the meeting, the directors present may choose one of their number to be chair of the meeting, or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any individual present at the meeting to chair the meeting.

11.11 Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12 Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13 Decisions by Show of Hands or Poll

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Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14 Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15 Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16 Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17 Manner of Taking Poll

Subject to Article 11.8, if a poll is duly demanded at a meeting of shareholders:

(a) the poll must be taken:

(i) at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii) in the manner, at the time and at the place that the chair of the meeting directs;

(b) the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c) the demand for the poll may be withdrawn by the person who demanded it.

11.18 Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19 Chair Must Resolve Dispute

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In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and their determination made in good faith is final and conclusive.

11.20 Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21 Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22 Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23 Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12. Votes Of Shareholders

12.1 Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a) on a vote by show of hands every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b) on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

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(a) any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b) if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a) for that purpose, the instrument appointing a representative must:

(i) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii) be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting;

(b) if a representative is appointed under this Article 12.5:

(i) the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii) the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company, Articles 12.7 to 12.15 apply only insofar as they are not inconsistent with the Business Corporations Act, Applicable Securities Laws, or any rules of an exchange on which securities of the Company are listed.

12.7 Appointment of Proxy Holders

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Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8 Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9 When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a) the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b) the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c) the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10 Deposit of Proxy

A proxy for a meeting of shareholders must:

(a) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b) unless the notice provides otherwise, be provided at the meeting to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11 Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a) at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

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(b) by the chair of the meeting, before the vote is taken.

12.12 Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

(NAME OF COMPANY)

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [ name ] or, failing that person, [ name ], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [ month, day, year ] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): ___________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13 Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a) received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b) provided, at the meeting, to the chair of the meeting.

12.14 Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or their legal personal representative or trustee in bankruptcy; or

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(b) if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15 Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13. Directors

13.1 First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a) subject to Articles 13.1(b) and 13.1(c), the number of directors that is equal to the number of the Company’s first directors;

(b) if the Company is a public company, the greater of three and the most recently set of:

(i) the number of directors set by directors’ resolution;

(ii) the number of directors set under Article 14.4; and

(c) if the Company is not a public company, the greater of one and the most recently set of:

(i) the number of directors set by directors’ resolution; and

(ii) the number of directors set under Article 14.4.

13.2 Change in Number of Directors

If the number of directors is set under Article 13.1(b)(i) or 13.1(c)(i):

(a) the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; and

(b) if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3 Directors’ Acts Valid Despite Vacancy

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An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Qualifications of Directors

A director is not required to hold a share of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5 Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director,

13.6 Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that they may incur in and about the business of the Company.

13.7 Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, they may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that they may be entitled to receive.

13.8 Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to their spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14. Election and Removal of Directors

14.1 Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a) the shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b) all the directors cease to hold office immediately before the election or appointment of directors under Article 14.1(b), but are eligible for re-election or re-appointment.

14.2 Consent to be a Director

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No election, appointment or designation of an individual as a director is valid unless:

(a) that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b) that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c) with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3 Failure to Elect or Appoint Directors

If:

(a) the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b) the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c) the date on which their successor is elected or appointed; and

(d) the date on which they otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4 Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5 Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6 Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors

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may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7 Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8 Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9 Ceasing to be a Director

A director ceases to be a director when:

(a) the term of office of the director expires;

(b) the director dies;

(c) the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d) the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10 Removal of Director by Shareholders

The Company may remove any director before the expiration of their term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11 Removal of Director by Directors

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The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15. Powers and Duties of Directors

15.1 Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16. Disclosure of Interest of Directors

16.1 Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

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16.4 Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification

No director or intended director is disqualified by their office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from their interest in, such other person.

17. Proceedings of Directors

17.1 Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings

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The following individual is entitled to preside as chair at a meeting of directors if such individual is a duly appointed or elected director of the Company:

(a) the chair of the board, if any;

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the Vice-Chair of the Company, if any;

(c) if the chair of the board and the Vice Chair of the Company, if any, are both absent or unwilling to act as chair of the meeting, the Chief Executive Officer of the Company, if any;

(d) if the chair of the board, the Vice Chair of the Company, and the Chief Executive Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the Chief Financial Officer of the Company, if any;

(e) if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, and the Chief Financial Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, the General Counsel or Chief Legal Officer of the Company, if any;

(f) if the chair of the board, the Vice Chair of the Company, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the General Counsel or Chief Legal Officer of the Company, if any, are all absent or unwilling to act as chair of the meeting, any other director chosen by the directors present.

17.4 Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Meetings of the board of directors may be held as electronic meetings.

17.5 Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 24.1 or orally or by telephone.

17.7 When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

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(a) the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b) the director, as the case may be, has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10 Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the board of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18. Executive and Other Committees

18.1 Appointment and Powers of Executive Committee

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The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a) the power to fill vacancies in the board of directors;

(b) the power to remove a director;

(c) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d) such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees

The directors may, by resolution:

(a) appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b) delegate to a committee appointed under Article 18.2(a) any of the directors’ powers, except:

(i) the power to fill vacancies in the board of directors;

(ii) the power to remove a director;

(iii) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv) the power to appoint or remove officers appointed by the directors; and

(c) make any delegation referred to in Article 18.2(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a) conform to any rules that may from time to time be imposed on it by the directors; and

(b) report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

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(a) revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b) terminate the appointment of, or change the membership of, the committee; and

(c) fill vacancies in the committee.

18.5 Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a) the committee may meet and adjourn as it thinks proper;

(b) the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c) a majority of the members of the committee constitutes a quorum of the committee; and

(d) questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19. Officers

19.1 Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers

The directors may, for each officer:

(a) determine the functions and duties of the officer;

(b) entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c) revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications

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No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after they cease to hold such office or leave the employment of the Company, a pension or gratuity.

20. Indemnification

20.1 Definitions

In this Article 20:

(a) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b) “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Company:

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c) “expenses” has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Directors, Officers, Former Officers and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, officer, former director and former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

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20.4 Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a) is or was a director, officer, employee or agent of the Company;

(b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an Affiliate of the Company;

(c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

20.6 Transitionary requirement to advance expenses

(a) This Article 20.6 will apply for six (6) years from the date the Company first adopts this Article 20.6 in its Articles, and will expire and cease to be of force or effect as a term of the Company’s Articles on the day following the six (6) year anniversary of the date the Company first adopts this Article 20.6 in its Articles.

(b) Subject to the Business Corporations Act, the Company must pay, as they are incurred in advance of a final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party for whom the Company is obligated or has elected to indemnify pursuant to these Articles in respect of that proceeding if the Company has first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act, the eligible party will repay the amounts advanced.

(c) Neither any amendment nor repeal of this Article 20.6, nor the adoption by amendment of these Articles of any provision inconsistent with this Article 20.6, will eliminate or reduce the effect of this Article 20.6 in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment or repeal or adoption of an inconsistent provision.

21. Dividends

21.1 Payment of Dividends Subject to Special Rights and Restrictions

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The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3 No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6 Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a) set the value for distribution of specific assets;

(b) determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c) vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders

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If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest

No dividend bears interest against the Company.

21.11 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22. DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3 Remuneration of Auditor

The directors may set the remuneration of the Company’s auditor (if any).

23. Notices

23.1 Method of Giving Notice

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Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a) mail addressed to the person at the applicable address for that person as follows:

(i) for a record mailed to a shareholder, the shareholder’s registered address;

(ii) for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class; and

(iii) in any other case, the mailing address of the intended recipient;

(b) delivery at the applicable address for that person as follows, addressed to the person:

(i) for a record delivered to a shareholder, the shareholder’s registered address;

(ii) for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class; and

(iii) in any other case, the delivery address of the intended recipient;

(c) sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d) sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class; or

(e) physical delivery to the intended recipient.

23.2 Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3 Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders

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A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a) mailing the record, addressed to them:

(i) by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii) at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b) if an address referred to in Article 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24. Seal

24.1 Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a) any two directors;

(b) any officer, together with any director;

(c) if the Company only has one director, that director; or

(d) any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3 Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the

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Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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EXHIBIT C Form of Lock-Up Agreement

[Filed Separately]

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EXHIBIT D Form of Registration Rights Agreement

[Filed Separately]

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EXHIBIT E Form of Plan of Arrangement

PLAN OF ARRANGEMENT

UNDER PART 9 DIVISION 5

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1

Capitalized term used in this Plan of Arrangement and not defined in this Section 1.1.1 have the meaning given in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement have the following meanings:

“Affected Person” has the meaning ascribed thereto in Section 6.1.1.

“Arrangement” means the arrangement proposed by New BC Sub under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the provisions of this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the prior written consent of SEAC and LG Parent, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” means the time on the Closing Date at which the Form 14 for the MergerCo Amalgamation is filed with the Registrar, or such other time on the Closing Date as LG Parent and New SEAC agree to in writing, provided that under no circumstances shall the Arrangement Effective Time occur until after the completion of the SEAC Pre-Arrangement Steps.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Broker” has the meaning ascribed thereto in Section 6.1.2(a).

“Business Combination Agreement” means the business combination agreement dated as of December 21, 2023 by and among SEAC, New SEAC, MergerCo, New BC Sub, LG Parent, Studio Holdco, and StudioCo, together with the Exhibits and Schedules attached to it.

“Depositary” means such Person, if any, as SEAC and and LG Parent may select to be appointed to act as depositary for the PubCo Common Shares in relation to the Arrangement.

“MergerCo Amalgamation” means the amalgamation of New SEAC and MergerCo Amalco in accordance with Section 3.1.2(a).

“MergerCo Amalco Class A Common Shares” means the Class A Common shares without par value in the capital of MergerCo Amalco.

“MergerCo Amalco Shareholders” means the registered or beneficial holders of MergerCo Amalco Class A Common Shares, as the context requires.

“New BC Sub” means 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company.

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“New SEAC”, means SEAC II Corp., which, prior to the New SEAC Domestication, shall be a Cayman Islands exempted company, and, following the New SEAC Domestication, shall be a British Columbia company.

“Parties” means New SEAC, New BC Sub, SEAC Merger Surviving Company, MergerCo Amalco (upon and following the MergerCo Amalgamation), SEAC Amalco (upon and following the SEAC Amalgamation), StudioCo, and PubCo (upon and following the StudioCo Amalgamation) and “Party” means any of them, as the context requires.

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations hereto made in accordance with section 9.14 of the Business Combination Agreement and Section 5.1 hereto or made at the direction of the Court in the Final Order with the prior written consent of LG Parent and SEAC, each acting reasonably.

“PubCo” has the meaning ascribed thereto in Section 3.1.2(c).

“PubCo Common Shares” means the common shares without par value in the capital of PubCo.

“PubCo Shareholders” means the registered or beneficial holders of PubCo Common Shares, as the context requires.

“SEAC Amalco” has the meaning ascribed thereto in Section 3.1.2(a).

“SEAC Amalco Class A Common Shares” means the Class A Common shares without par value in the capital of SEAC Amalco.

“SEAC Amalco Shareholders” means the registered or beneficial holders of SEAC Amalco Class A Common Shares, as the context requires.

“SEAC Amalgamation” means the amalgamation of New SEAC and MergerCo Amalco in accordance with Section 3.1.2(b).

“SEAC Merger Surviving Company” means MergerCo, as the entity surviving the SEAC Merger as a direct wholly owned Subsidiary of New SEAC.

“SEAC Shareholder” means, at the time the respective shares are issued and outstanding under applicable Law, each of (i) prior to the SEAC Merger, the registered holders of SEAC Class A Ordinary Shares (including through the SEAC Units) and SEAC Class B Ordinary Shares, (ii) following the SEAC Merger, the registered holders of New SEAC Class A Ordinary Shares, and (iii) following the Domestication, the registered holders of New SEAC Class A Common Shares.

“StudioCo” means LG Orion Holdings ULC, a British Columbia unlimited liability company.

“StudioCo Amalgamation” means the amalgamation of StudioCo and SEAC Amalco in accordance with Section 3.1.2(c).

“StudioCo Common Shares” means the common shares without par value in the capital of StudioCo.

“Studio Holdco” means LG Sirius Holdings ULC, a British Columbia unlimited liability company.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended .

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

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“Withholding Obligation” has the meaning ascribed thereto in Section 6.1.1.

1.2	Interpretation Not Affected by Headings

The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or Subsection hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Date for any Action

Whenever this Plan of Arrangement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

1.4	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders and neuter.

1.5	References to Persons and Statutes

A reference to a Person includes any successor to that Person. Any reference to a statute or to a rule of a self-regulatory organization, including any stock exchange, refers to such statute or rule, and all rules and regulations, administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6	Currency

Unless otherwise stated in this Plan of Arrangement, all references herein to “dollars” or “$” are references to Canadian dollars and all references herein to “U.S. dollars” or “US$” are references to United States dollars.

1.7	Time References

Time shall be of the essence in every matter or action contemplated hereunder. References to time are references to local time in Vancouver, British Columbia.

1.8	Including

The word “including” means “including, without limiting the generality of the foregoing”.

ARTICLE 2

BUSINESS COMBINATION AGREEMENT; EFFECTIVENESS

2.1	Effectiveness

2.1.1

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement, except in respect of the order and sequence of the steps comprising the Arrangement, which shall occur in the order and sequence set forth in Section 3.1.2. This Plan of

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Arrangement constitutes an arrangement as referred to in Part 9, Division 5 of the BCBCA for SEAC.

2.1.2

This Plan of Arrangement will become effective as at the Arrangement Effective Time and will be binding (without any further authorization, act or formality on the part of the Court, the Registrar or any other Person) from and after the Arrangement Effective Time on: New SEAC, New BC Sub, SEAC Merger Surviving Company, MergerCo Amalco (upon and following the MergerCo Amalgamation), SEAC Amalco (upon and following the SEAC Amalgamation), StudioCo, PubCo (upon and following the StudioCo Amalgamation), the New SEAC Shareholders, the SEAC Amalco Shareholders, the PubCo Shareholders, Studio Holdco and any Depositary.

2.1.3

The transfers, exchanges, issuances, cancellations, amalgamations, dissolutions and other transactions provided for in Section 3.1.2 shall occur, and shall be deemed to occur, at the time and in the order and sequence specified in Section 3.1.2, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

ARTICLE 3

THE ARRANGEMENT

3.1	Arrangement

3.1.1	The SEAC Pre-Arrangement Steps will occur prior to, and the completion of the SEAC Pre-Arrangement Steps will be conditions precedent to, the implementation of the Arrangement.

3.1.2

Commencing at the Arrangement Effective Time, unless otherwise specifically provided in this Section 3.1.2, the following transactions and events in subsections 3.1.2(a), 3.1.2(b) and 3.1.2(c) will occur and will be deemed to occur (without any further authorization, act or formality on the part of the Court, the Registrar or any other Person) sequentially as set out below without any further authorization, act or formality, in each case effective as at, and occurring within, 30 minute intervals following the immediately preceding transaction or event:

Amalgamation of SEAC Merger Surviving Company and New BC Sub – the MergerCo Amalgamation

(a)

At the Arrangement Effective Time, SEAC Merger Surviving Company and New BC Sub will amalgamate (the “MergerCo Amalgamation”) to form one company (“MergerCo Amalco”) with the same effect as if they had amalgamated under Section 273 of the BCBCA and with the consequences set forth in Section 282(1) of the BCBCA (and for the avoidance of doubt, the MergerCo Amalgamation is intended to qualify as an amalgamation for the purposes of subsections 87(1) and 87(11) of the Tax Act), including:

(i)

at the time of the MergerCo Amalgamation, SEAC Merger Surviving Company and New BC Sub continue as one company, and the legal existence of SEAC Merger Surviving Company will not be extinguished and SEAC Merger Surviving Company will survive the MergerCo Amalgamation and continue as MergerCo Amalco, notwithstanding the issuance by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to MergerCo Amalco and, all property, rights, and interests of SEAC Merger Surviving Company shall become the property, rights, and interests of MergerCo Amalco;

(ii)

New BC Sub will cease to exist as a separate legal entity (without being liquidated or wound-up) and all property, rights, and interests of New BC Sub shall become the property, the property, rights, and interests of MergerCo Amalco;

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(iii)

each of the [Class A] common shares in the capital of SEAC Merger Surviving Company outstanding immediately prior to the MergerCo Amalgamation will remain outstanding as MergerCo Amalco Class A Common Shares;

(iv)

each common share in the capital of New BC Sub outstanding immediately prior to the MergerCo Amalgamation will be, and will be deemed to be, cancelled without any repayment of capital in respect of those shares;

(v)	the name of MergerCo Amalco will be “[• ULC]”;

(vi)

MergerCo Amalco will have, as its notice of articles and articles, the notice of articles and articles of SEAC Merger Surviving Company, and MergerCo Amalco will be authorized to issue an unlimited number of Class A Common Shares without par value;

(vii)	the first directors of MergerCo Amalco following the MergerCo Amalgamation will be the SEAC Merger Surviving Company directors;

(viii)

the MergerCo Amalgamation will not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of SEAC Merger Surviving Company or New BC Sub to MergerCo Amalco;

(ix)	MergerCo Amalco will be liable for all of the liabilities and obligations of SEAC Merger Surviving Company and New BC Sub;

(x)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xi)

a legal proceeding being prosecuted or pending by or against either of SEAC Merger Surviving Company or New BC Sub may be prosecuted or its prosecution may be continued, as the case may be, by or against Merger Amalco;

(xii)	a conviction against, or ruling, order or judgment in favour of or against either of SEAC Merger Surviving Company and New BC Sub may be enforced by or against MergerCo Amalco; and,

(xiii)	the capital of MergerCo Amalco will be equal to the capital of SEAC Merger Surviving Company immediately prior to the MergerCo Amalgamation.

Amalgamation of MergerCo Amalco and New SEAC—the SEAC Amalgamation

(b)

30 minutes after the MergerCo Amalgamation, the capital of MergerCo Amalco will be reduced to one dollar ($1.00) without any distribution thereon and then MergerCo Amalco and New SEAC will amalgamate (the “SEAC Amalgamation”) to form one company (“SEAC Amalco”) with the same effect as if they had amalgamated under Section 273 of the BCBCA and with the consequences set forth in Section 282(1) of the BCBCA (and for the avoidance of doubt, the SEAC Amalgamation intends to qualify as an amalgamation for the purposes of subsections 87(1) and 87(11) of the Tax Act), including:

(i)

at the time of the SEAC Amalgamation, MergerCo Amalco and New SEAC continue as one company, and the legal existence of New SEAC will not be extinguished and New SEAC will survive the SEAC Amalgamation and continue as SEAC Amalco, notwithstanding the issuance by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to SEAC Amalco and, all property, rights, and interests of New SEAC shall become the property, rights, and interests of SEAC Amalco;

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(ii)

MergerCo Amalco will cease to exist as a separate legal entity (without being liquidated or wound-up) and all property, rights, and interests of MergerCo Amalco shall become the property, the property, rights, and interests of SEAC Amalco;

(iii)	each of the New SEAC [Class A] Common Shares outstanding immediately prior to the occurrence of the SEAC Amalgamation will remain outstanding as SEAC Amalco Class A Common Shares;

(iv)

each MergerCo Amalco Class A Common Share outstanding immediately prior to the occurrence of the SEAC Amalgamation will be, and will be deemed to be, cancelled without any repayment of capital in respect of those shares;

(v)	the name of SEAC Amalco will be “Lionsgate Studios Corp.”;

(vi)

SEAC Amalco will have, as its notice of articles and articles, the notice of articles and articles of New SEAC, and SEAC Amalco will be authorized to issue an unlimited number of SEAC Amalco Class A Common Shares without par value;

(vii)	the first directors of SEAC Amalco following the SEAC Amalgamation will be the New SEAC directors;

(viii)

the SEAC Amalgamation will not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of New SEAC or MergerCo Amalco to SEAC Amalco;

(ix)	SEAC Amalco will be liable for all of the liabilities and obligations of MergerCo Amalco and New SEAC;

(x)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xi)	a legal proceeding being prosecuted or pending by or against either of MergerCo Amalco or New SEAC may be prosecuted or its prosecution may be continued, as the case may be, by or against SEAC Amalco;

(xii)	a conviction against, or ruling, order or judgment in favour of or against either of MergerCo Amalco or New SEAC may be enforced by or against SEAC Amalco; and,

(xiii)	the capital of SEAC Amalco will be equal to the capital of New SEAC immediately prior to the SEAC Amalgamation.

Amalgamation of SEAC Amalco and StudioCo

(c)

30 minutes after the SEAC Amalgamation, SEAC Amalco and StudioCo will amalgamate (the “StudioCo Amalgamation”) to continue as one company (“PubCo”) with the same effect as if they had amalgamated under Section 269 of the BCBCA and, except as expressly provided for herein, with the consequences set forth in Section 282(1) of the BCBCA (and for the avoidance of doubt, the SEAC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act), including the following transactions and events, which will be deemed to occur sequentially as set out below:

(i)

at the time of the StudioCo Amalgamation, SEAC Amalco and StudioCo continue as one company, and the legal existence of SEAC Amalco will not be extinguished and SEAC Amalco will continue as Pubco, notwithstanding the issuance by the Registrar of a certificate of amalgamation and the assignment of a new

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incorporation number to Pubco, and, all property, rights, and interests of SEAC Amalco shall become the property, rights, and interests of PubCo;

(ii)

StudioCo will cease to exist as a separate legal entity (without being liquidated or wound-up) and all property, rights, and interests of StudioCo shall become the property, the property, rights, and interests of PubCo;

(iii)

each SEAC Amalco Class A Common Share outstanding immediately prior to the StudioCo Amalgamation will be, and will be deemed to be, cancelled, and in consideration therefor the holder of each such StudioCo Share will receive one fully paid and non-assessable PubCo Common Share;

(iv)

each StudioCo Common Share outstanding immediately prior to the occurrence of the StudioCo Amalgamation will be, and will be deemed to be, cancelled, and in consideration therefor each such shareholder will receive, for each such cancelled StudioCo Common Share, a number of PubCo Common Shares equal to the StudioCo Issuance Amount;

(v)	the name of PubCo will be “Lionsgate Studios Corp.”;

(vi)	the registered office and the records office of PubCo will be the registered office and the records office of StudioCo;

(vii)	the first directors of Pubco following the StudioCo Amalgamation will be: [●];

(viii)	PubCo will have the same share capital as SEAC Amalco, and will be authorized to issue an unlimited number of PubCo Common Shares;

(ix)

PubCo will have, as its notice of articles and articles, the notice of articles and the articles substantially identical to the notice of articles and the articles of SEAC Amalco and in the form attached as Exhibit B of the Business Combination Agreement;

(x)	the StudioCo Amalgamation will not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of any of SEAC Amalco or StudioCo to PubCo;

(xi)	PubCo will be liable for all of the liabilities and obligations of SEAC Amalco and StudioCo;

(xii)	any existing cause of action, claim or liability to prosecution will be unaffected;

(xiii)	a legal proceeding being prosecuted or pending by or against either of StudioCo or SEAC Amalco may be prosecuted or its prosecution may be continued, as the case may be, by or against PubCo;

(xiv)	a conviction against, or ruling, order or judgment in favour of or against either of StudioCo or SEAC Amalco may be enforced by or against PubCo; and

(xv)	the capital of PubCo will be equal to the aggregate of the capital of SEAC Amalco and StudioCo immediately prior to the StudioCo Amalgamation; and

(d)	At and from the Arrangement Effective Time, the transfers, assignments, alterations, exchanges, cancellations and other steps provided for in Section 3.1.2 will be deemed to

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occur on the Closing Date at the time specified by this Arrangement, notwithstanding that certain of the procedures related thereto are not completed until after the Closing Date.

3.2	U.S. Tax Treatment

StudioCo and New SEAC intend that, for U.S. federal, and applicable state and local, income Tax purposes, each of the MergerCo Amalgamation, the SEAC Amalgamation and the StudioCo Amalgamation will be treated in a manner consistent with its applicable Intended Tax Treatment set forth in the Business Combination Agreement.

3.3	Fully Paid and Non-Assessable Shares

All MergerCo Amalco Class A Common Shares issued by MergerCo Amalco, all New SEAC Class A Common Shares issued by SEAC Amalco, and all PubCo Common Shares issued by PubCo under the Arrangement will be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

3.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement will be free and clear of all Liens.

3.5	No Fractional Shares

No fractional shares will be issued to any Person pursuant to this Plan of Arrangement and the number of shares to be issued to any Person pursuant to this Plan of Arrangement will, without additional compensation, be rounded down to the nearest whole share.

ARTICLE 4

DELIVERY OF CONSIDERATION

4.1	Share Exchange Documents

4.1.1

All of the MergerCo Amalco Class A Common Shares following the MergerCo Amalgamation in Section 3.1.2 will be uncertificated pursuant to Section 107 of the BCBCA. MergerCo Amalco will not send each MergerCo Amalco Shareholder a written notice containing the information required by Section 107(6) the BCBCA.

4.1.2

All of the SEAC Amalco Class A Common Shares following the SEAC Amalgamation in Section 3.1.2 will be issued as uncertificated pursuant to Section 107 of the BCBCA. SEAC Amalco will not send each SEAC Amalco Shareholder a written notice containing the information required by Section 107(6) the BCBCA.

4.1.3	All of the PubCo Common Shares issued pursuant to the arrangement in Section 3.1.2 will be issued as uncertificated pursuant to Section 107 of the BCBCA.

4.2	Calculations

All calculations and determinations made by New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, StudioCo, SEAC Amalco, PubCo or any Depositary, as applicable, for the purposes of this Plan of Arrangement will be conclusive, final and binding.

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ARTICLE 5

AMENDMENT

5.1	Amendments to Plan of Arrangement

5.1.1

StudioCo and New SEAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by each of StudioCo and SEAC in writing (subject to the Business Combination Agreement) (iii) be filed with the Court and, if made following the SEAC Shareholders Meeting, approved by the Court, and (iv) communicated to SEAC Shareholders if and as required by the Court.

5.1.2

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by StudioCo or SEAC at any time prior to the SEAC Shareholders Meeting (provided that StudioCo or SEAC, as applicable, has also consented thereto) with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the SEAC Shareholders Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

5.1.3

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the SEAC Shareholders Meeting shall be effective only if (i) it is consented to in writing by StudioCo and SEAC, and (ii) if required by the Court, it is consented to by some or all of the SEAC Shareholders, as applicable, voting or consenting, as the case may be, in the manner directed by the Court.

5.1.4

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by PubCo, provided that it concerns a matter which, in the reasonable opinion of PubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former SEAC Amalco Shareholder or StudioCo Shareholder.

5.1.5	This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement.

ARTICLE 6

WITHHOLDING TAX

6.1	Withholding Tax

6.1.1

New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, SEAC Amalco, Studio Holdco, PubCo and any Depositary (each a “Withholding Agent”), as the case may be, shall be entitled to deduct or withhold from any amounts contemplated to be payable to any Person under this Plan of Arrangement (an “Affected Person”) such amounts as are reasonably determined to be required to be deducted or withheld with respect to such payment (a “Withholding Obligation”) under the Tax Act, the U.S. Tax Code or any other provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended, and shall remit or cause to be remitted the amount so deducted or withheld to the appropriate Governmental Authority. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the recipient of the payment in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted in accordance with applicable Law to the appropriate Governmental Authority.

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6.1.2	Each of New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, SEAC Amalco, Studio Holdco, PubCo and any Depositary will also have the right to:

(a)

deduct, withhold and sell, or direct New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, SEAC Amalco, Studio Holdco, PubCo and any Depositary to deduct, withhold and sell through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)

require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, SEAC Amalco, Studio Holdco, PubCo and any Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement solely to the extent necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations; provided, that with respect to any contemplated disposition of any PubCo Common Shares, the applicable Withholding Agent shall use commercially reasonable efforts to provide prior notice to such Affected Person (including the Sponsor, as applicable) of such intent to dispose or to require the disposition of such PubCo Common Shares and to reasonably cooperate with such Affected Person (including the Sponsor, as applicable) regarding alternatives to the contemplated disposition for purposes of satisfying such deduction and withholding requirement. Any such sale of PubCo Common Shares shall be effected as soon as reasonably and commercially practicable following the Closing Date. None of New SEAC, SEAC Merger Surviving Company, New BC Sub, MergerCo Amalco, SEAC Amalco, Studio Holdco, PubCo and any Depositary or the Broker will be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

ARTICLE 7

PARAMOUNTCY

7.1	Paramountcy

7.1.1	From and after the Arrangement Effective Time:

(a)

this Plan of Arrangement shall take precedence and priority over any and all rights related to New SEAC Class A Common Shares, SEAC Merger Surviving Company Class A Common Shares, New BC Sub Class A Common Shares, and StudioCo Common Shares outstanding immediately prior to the Arrangement Effective Time;

(b)

the rights and obligations of the Parties, the SEAC Shareholders, the MergerCo Amalco Shareholders, the SEAC Amalco Shareholders, the PubCo Shareholders, holders of StudioCo Common Shares, Studio Holdco and any Depositary or transfer agent, in respect of the SEAC Class A Ordinary Shares, the SEAC Class B Ordinary Shares, the New SEAC Class A Ordinary Shares, the New SEAC Class A Common Shares, the StudioCo Common Shares, the MergerCo Amalco Class A Common Shares, the SEAC Amalco Class A Common Shares, and the PubCo Common Shares, shall be solely as provided for in this Plan of Arrangement; and

(c)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to the New SEAC Class A Common Shares, MergerCo Amalco Class A Common Shares, SEAC Amalco Class A Common Shares, StudioCo Common Shares, and PubCo Common Shares shall be

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deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 8

FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

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EXHIBIT F Form of Sponsor Option Agreement

[Filed Separately]

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EXHIBIT G Form of Repurchase Agreement

Screaming Eagle Acquisition Corp.

(the “Company”)

Share Repurchase Agreement

Date: _____________________ 2024

The Company and Eagle Equity Partners V, LLC (the “Shareholder”) hereby agree that, on the date of this Agreement, the Company shall purchase [number] of Class B ordinary shares of a par value of US$0.0001 each in the capital of the Company which are held by the Shareholder for consideration of (A) $1.00 and (B) the entry by the Shareholder into a Sponsor Option Agreement between the Company and the Shareholder on or about the date of this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

For and on behalf of

Screaming Eagle Acquisition Corp.

By:

Name:

Title:

For and on behalf of

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Eagle Equity Partners V, LLC

By:

Name:

Title:

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SCHEDULE A LG Parent Knowledge Persons

[Omitted]

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SCHEDULE B SEAC Knowledge Persons

[Omitted]

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SCHEDULE C Studio Entities

[Omitted]

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SCHEDULE D Lock-Up Shareholders

[Omitted]

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SCHEDULE E Subsidiaries

[Omitted]

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